Form 10-K405, Exhibit 13
period 1997-02-01
TALBOTS INC
filed 1997-05-01
CIK 912263

                                                                   EXHIBIT 13.1

                          FIVE YEAR FINANCIAL SUMMARY

               Dollar amounts in thousands except per share data
================================================================================

The following selected financial data have been derived from the Company's consolidated financial statements.

The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.


                                                  ------------------------------------------------------------------
                                                                              Year Ended
                                                  ------------------------------------------------------------------
                                                  February 1,   February 3,   January 28,   January 29,   January 30,
                                                        1997          1996          1995          1994          1993
STATEMENT OF EARNINGS INFORMATION:                 (52 weeks)    (53 weeks)    (52 weeks)    (52 weeks)    (53 weeks)
--------------------------------------------------------------------------------------------------------------------
Net sales                                         $1,018,801      $981,042      $879,585      $736,738      $641,839
--------------------------------------------------------------------------------------------------------------------
Net income                                            63,621        62,600        54,457        35,153      $ 20,417
--------------------------------------------------------------------------------------------------------------------
Net income per share                              $     1.92      $   1.82      $   1.56      $   1.42      $   0.92
--------------------------------------------------------------------------------------------------------------------
Cash dividends per share                          $     0.34      $   0.26      $   0.18            --            --
--------------------------------------------------------------------------------------------------------------------
Weighted average number of shares of
--------------------------------------------------------------------------------------------------------------------
common stock outstanding (in thousands)               33,185        34,395        34,908        24,782        22,286
--------------------------------------------------------------------------------------------------------------------


BALANCE SHEET INFORMATION:
--------------------------------------------------------------------------------------------------------------------
Working capital                                   $  184,442      $161,361      $137,864      $ 89,462      $ 37,929
--------------------------------------------------------------------------------------------------------------------
Total assets                                         621,789       572,111       532,514       485,920       354,726
--------------------------------------------------------------------------------------------------------------------
Total long-term debt, including current portion       50,000        50,000        35,000        35,000       127,000
--------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                 431,459       398,039       385,594       336,719       108,069
--------------------------------------------------------------------------------------------------------------------




                                   ----------
                                       12

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes accompanying the financial statements. The 1996 fiscal year had fifty-two weeks and ended February 1, 1997. The 1995 fiscal year had fift y-three weeks and ended February 3, 1996. The 1994 fiscal year had fifty-two w eeks and ended January 28, 1995. When making 52 week comparisons between fisca l 1996 and fiscal 1995, the comparable fifty-two week period for fiscal 1995 e xcludes the first week of the fifty-three week year. When making 52 week comparisons between fiscal 1995 and fiscal 1994, the comparable fifty -two week period for fiscal 1995 excludes the fifty-third week of the fifty-th ree week year.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items in the Company's consolidated statements of earnings for the fiscal periods shown below:


                                                                  Year Ended
     --------------------------------------------------------------------------------------
                                                    February 1,   February 3,    January 28,
                                                       1997          1996           1995
     --------------------------------------------------------------------------------------
     Net sales                                        100.0%        100.0%         100.0%
     Cost of sales, buying and occupancy expenses      63.7%         62.7%          61.4%
     Selling, general and administrative expenses      25.6%         26.2%          28.0%
     Operating income                                  10.7%         11.1%          10.7%
     Interest expense, net                              0.5%          0.4%           0.3%
     Income before income taxes                        10.2%         10.6%          10.4%
     Income taxes                                       3.9%          4.3%           4.2%
     Net Income                                         6.2%          6.4%           6.2%



FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales increased by $37.8 million, to $1,018.8 million, or 3.9% over 1995. Operating income was $108.8 million in 1996 compared to $108.6 million in 1995.

     Retail store sales in 1996 increased by $39.3 million, to $839.0 million, or 4.9% over 1995. The retail store sales attributable to the extra week in 1995 were $9.6 million. The percentage of the Company's net sales derived from its retail stores increased to 82.4% in 1996 from 81.5% in 1995. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales and a decrease in catalog sales. The increase in retail store sales was attributable to the 75 new stores opened in 1996 and the first full year of operat ion of the 65 non-comparable stores that opened in 1995, and was partially offset by a $19.3 million, or a 3.1% decline in comparable store sales on a 52-week comparison basis, over the previous year. Comparable stores are those which were open for at least one full fiscal year. When a new Talbots Petites store or a new Talbots Accessories & Shoes store is opened adjacent to or in close proximity to an existing comparable Misses store, such Misses store is excluded from the computation of comparable store sales for a period of 13 months so that the performance of the full Misses assortment may be properly compared.

     Catalog sales in 1996 decreased by $1.5 million, to $179.8 million, or .8% less than 1995. The catalog sales attributable to the extra week in 1995 were $2.9 million. The percentage of the Company's total sales derived from its catalog decreased to 17.6% in 1996 from 18.5% in 1995. The decline in catalog sales was largely due to the planned reduction in catalog circulation intended to offset the increased cost of paper used to print the catalogs. The plan included a reduction in the number of catalogs mailed to less likely to buy customers and also an increase in the number of pages in individual catalogs mailed to the Company's best customers. Catalog circulation decreased to 49.7 million catalogs in 1996, from 53.3 million catalogs in 1995 on a comparable 52-week basis. Despite the decrease in catalog circulation, catalog productivity, as measured by sales per catalog on a comparable 52-week basis, increased 8.1% in 1996 to $3.62 from $3.35 in 1995.

     Cost of sales, buying and occupancy expenses increas ed as a percentage of net sales to 63.7% from 62.7% in 1995 due to higher stor e occupancy costs as a percentage of sales, which more than offset an improvement in merchandise margin.


                                   ----------
                                       13

                                 [TALBOTS LOGO]
                                 ==============


     Selling, general and administrative expenses decreas ed as a percentage of net sales to 25.6% in 1996 from 26.2% in 1995. The decre ase in selling, general and administrative expenses as a percentage of net sal es was due to continued tight control over corporate overhead expenses and an increase in finance charge income, related to higher customer account s receivable, which resulted from the reduction in minimum payment terms on th e Company's charge card. The increase in customer accounts receivable did not adversely impact the Company's bad debt expense ratio.

     Interest expense, net, increased by $1.1 million, to $5.3 million in 1996, due to higher average debt levels which more than offse t a decrease in interest rates. The average total debt, including short-term a nd long-term bank borrowings, was $109.3 million in 1996 compared to $80.0 mil lion in 1995. The increase in borrowings supported the build-up of inventories to support new stores and the Company's stock repurchase program. The average interest rate, including interest on short-term and long-term bank borrowings , was 6.07% in 1996 compared to 6.88% in 1995.

     The effective tax rate for the Company declined to 38.5% in 1996 from 40.0% in 1995 following the identification and implementation of several tax strategies at the federal, state and international level.

FISCAL 1995 COMPARED TO FISCAL 1994

     Net sales increased by $101.4 million, to $981.0 million, or 11.5% over 1994. Operating income was $108.6 million in 1995 compared to $94.0 million in 1994, an increase of 15.5%.

     Retail store sales in 1995 increased by $93.3 million, to $799.7 million, or 13.2% over 1994. The percentage of the Company's net sales derived from its retail stores increased to 81.5% in 1995 from 80.3% in 1994. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales. The increase in retail store sales was attributable to the 65 new stores opened in 1995, the first full year of operation of the 56 non-comparable stores that opened in 1994, $8.8 million of sales during the 53rd week of 1995 and an increase of $7.2 million in comparable store sales on a 52-week comparison basis, or 1.2% over the previous year.

     Catalog sales in 1995 increased by $8.1 million, to $181.3 million, or 4.7% over 1994. The sales attributable to 1995's 53rd week were $2.7 million. The percentage of the Company's total sales derived from its catalog decreased to 18.5% in 1995 from 19.7% in 1994. Catalog circulation decreased to 54.8 million catalogs in 1995, on a 52-week comparable basis, from 59.0 million catalogs in 1994. The reduction in catalog circulation continues a strategic initiative to better target the distribution of catalogs to known customers. Sales per catalog increased by 11.3% to $3.26 in 1995 from $2.93 in 1994.

     The percentage of cost of sales, buying and occupancy expenses to net sales increased due to higher markdowns and, with the overall comparable store sales increase lower than the previous year, higher occupancy costs as a percentage of sales. The increase of private label merchandise, which rose to 97% in 1995 from 95% in 1994, had a minimal effect on reducing cost of sales, buying and occupancy expenses as a percentage of net sales.

     Selling, general and administrative expenses decreased as a percentage of net sales to 26.2% in 1995 from 28.0% in 1994. The decrease in selling, general and administrative expenses as a percentage of net sales was due primarily to tighter than normal control of expenses, with some of the largest savings coming in discretionary types of spending, such as non-essential store maintenance-related expenses, marketing, professional services, travel, consulting and research projects. None of these expense controls, however, were noticeable to the customer or affected the level of service to the customer.

     Interest expense, net, increased by $1.4 million, to $4.2 million in 1995, due to higher debt levels and an increase in interest rates. The average total debt, including short-term and long-term bank borrowings, was $80.0 million in 1995 compared to $64.0 million in 1994. The increase in borrowings supported the build-up of inventories to support new stores and the initiation of the Company's stock repurchase program. The average interest rate, including interest on short-term and long-term bank borrowings, was 6.88% in 1995 compared to 5.59% in 1994.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The nature of the Company's business is to have two distinct selling seasons, spring and fall. The first and second quarters make up the spring season and the third and fourth quarters make up the fall season. Within the spring season, catalog sales are stronger in the first quarter while retail store sales are stronger in the second quarter. Within the fall seaso n, catalog sales and retail store sales are generally the strongest in the fourth quarter. Historically, catalog sales had been higher during the first and third quarters due to the timing of catalog circulation and the placement of customer orders early in the season. However, as shopping patterns have changed and customers are buying closer to



                                   ----------
                                       14

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


time of need, the difference in catalog sales between the third and fourth quarters has diminished. Retail store sales typically peak in the fourth quarter due to the holiday gift season and the impact of new stores opened during the year. From a total Company perspective, the highest sales are in the fourth quarter.

     The following table sets forth certain items in the Company's unaudited quarterly consolidated statement of earnings as a percentage of net sales. The information as to any one quarter is not necessarily indicative of results for any future period.

                                                                      Fiscal Quarter Ended
     ----------------------------------------------------------------------------------------------------
                                                        May 4,      August 3,    November 2,   February 1,
                                                         1996         1996          1996          1997
     ----------------------------------------------------------------------------------------------------
     Net sales                                          100.0%       100.0%        100.0%        100.0%
     Cost of sales, buying and occupancy expenses        56.5%        69.8%         58.9%         68.5%
     Selling, general and administrative expenses        28.4%        25.0%         27.3%         22.7%
     Operating income                                    15.1%         5.2%         13.7%          8.9%

     ----------------------------------------------------------------------------------------------------
                                                       April 29,     July 29,    October 28,   February 3,
                                                         1995          1995         1995          1996
     ----------------------------------------------------------------------------------------------------
     Net sales                                          100.0%        100.0%       100.0%        100.0%
     Cost of sales, buying and occupancy expenses        54.8%         68.2%        58.2%         68.1%
     Selling, general and administrative expenses        29.2%         25.4%        26.9%         24.1%
     Operating income                                    16.0%         6.4%         15.0%          7.9%


     The Company's merchandising strategy focuses on liquidating seasonal inventory at the end of each selling season. The Company achieves this goal by conducting major sale events at the end of the second and fourth quarters. These events produce an increase in sales volume; however, since marking down the value of inventory increases expenses, the Company's cost of sales, buying and occupancy expenses as a percentage of net sales is increased. Merchandise inventories typically reach their highest level in the third quarter.

     The Company's selling, general and administrative expenses are strongly affected by the seasonality of sales. The two key elements of this seasonality are (1) the catalog circulation strategy, which affects catalog sales volume and produces commensurately high catalog production costs and (2) the major semiannual sale events in the second quarter and the fourth quarter, which require additional store payroll and supplies. An additional factor is the aggressive store expansion program, which results in ha ving substantially more stores open in the fall than at the beginning of the year and therefore results in higher store payroll and operations-related expenses. Despite annual increases, selling, general and administrative expenses have been declining as a percentage of net sales.

     The combined effect of the patterns of net sales, cost of sales, buying and occupancy expenses and selling, general and administrative expenses, described above, has produced higher operating income margins in the first and third quarters.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of working capital are cash flows from operating activities and a line of credit facility from five banks, with maximum available short-term borrowings of $125.0 million. At February 1, 1997 and February 3, 1996, the Company had $24.0 million outstanding under the line of credit facility. Additionally, the Company has a revolving credit facility with maximum available borrowings of $50.0 million. At February 1, 1997 and February 3, 1996 the Company's outstanding borrowings under the revolving credit facility were $50.0 million. The revolving credit facility currently extends to January 28, 1999, subject to annual extensions. The Company's working capital needs are typically at their lowest during the spring season and peak during the fall selling season.

     Cash provided by operating activities totaled $75.2 million in 1996. Major changes include an increase in accounts payabl e due to the timing of merchandise receipts, a build up of inventories necessary to support a 15.6% increase in selling square footage from 1995 to 1996, and an increase in customer accounts receivable following a reduction in the minimum payment terms on the Company's charge card.

     Cash provided by operating activities totaled $46.5 million in 1995, primarily due to the timing of the fiscal year end, which occurred subsequent to the calendar month end. The prior year's month end fell into calendar January.





                                   ----------
                                       15

                                 [TALBOTS LOGO]
                                 ==============


     Cash used in investing activities for 1996 was $46.2 million. Of this amount, approximately $43.9 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores. Cash used in investing activities for 1995 was $40.5 million, including approximately $33.3 million used for new and existing stores and $4.4 million used for the expansion of the Company's Lakeville, Massachusetts distribution center.

     Capital expenditures for 1997 are currently expected to be $55.0 million. The Company currently plans to open approximately 70 new stores during 1997. Approximately $45.3 million is expected to be used for opening new stores and expanding, renovating and relocating existing stores. The actual amount of such capital expenditures will depend on the number and type of stores being opened, expanded, renovated and relocated, and the schedule for such activity during 1997.*

     Cash used in financing activities totaled $31.6 million in 1996. During fiscal 1996 the Company paid cash dividends of $0.34 per share and repurchased 738,835 shares of Company common stock at an average price per share of $27.88.

     Cash used in financing activities totaled $10.2 million in 1995. The Company paid cash dividends of $0.26 per share and repurchased 1,273,000 shares of Company common stock at an average price per share of $31.63. The payment of cash dividends and the purchase of treasury stock was largely funded by $39.0 million of additional borrowings under debt agreements.

     In 1996 and 1995 cash from operating activities was sufficient to meet capital expenditures and debt service requirements. During 1996 and 1995 the Company periodically refinanced amounts due under the line of credit facility. The Company's usage of the line of credit facility peaked at $85.0 million in 1996 and at $94.0 million in 1995. The Company's primary ongoing cash requirements will be to fund new stores and the expansions, renovations and relocations of existing stores, to finance working capital build-ups during peak selling seasons, to repurchase shares of the Company's common stock, and to pay cash dividends that may be declared from time to time.

     For the current fiscal year and the next fiscal year, the Company believes its cash flows from operating activities and funds available to it under the line of credit facility will be sufficient to meet its capital expenditure and working capital requirements, including its debt service payments.*

INFLATION AND CHANGING PRICES

     Because the Company sells a wide range of products which by their nature are subject to constantly changing business strategies and competitive positioning, it is not possible to attribute increases in retail sales or catalog sales to specific changes in prices, changes in volume or changes in product mix.

     The Company has not experienced any significant impact from inflationary factors. During 1996 and 1995 the Company did experience the effects from increases in the costs of postage and paper, which affected its catalog business. The Company developed and implemented a strategy to reduce the number of catalogs circulated to help offset the effect of these cost increases. The Company expects paper prices to stabilize in 1997 and is evaluating its catalog circulation plans accordingly.*

EXCHANGE RATES

     Most foreign purchase orders are denominated in U.S. dollars. Accordingly, the Company has not experienced any significant impact from changes in exchange rates.

NEW ACCOUNTING STANDARDS

     In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for fiscal years ending after December 15, 1997. The Company has not yet determined the impact that this statement may have on its net income per share calculation.


*The foregoing contains forward-looking information within the meaning of The
 Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks and uncertainties including levels of sales, store traffic and acceptance of Talbots fashion and, in each case, actual results may differ materially from such forward-looking information. Certain factors that may cause actual results to differ from such forward-looking statements are included in the Company's Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 617-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and you are urged to consider such factors. The Company assumes no obligation for updating any such forward-looking statements.




                                   ----------
                                       16

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


Consolidated Statements of Earnings
Dollar amounts in thousands except per share data

                                                         Year Ended
                                           --------------------------------------
                                            February 1,   February 3,  January 28,
                                               1997           1996         1995
                                            (52 Weeks)    (53 Weeks)    (52 Weeks)
                                           --------------------------------------

NET SALES                                  $1,018,801      $981,042      $879,585

COSTS AND EXPENSES:
  Cost of sales, buying and occupancy         648,710       615,268       539,652
  Selling, general and administrative         261,319       257,210       245,937
                                           --------------------------------------

OPERATING INCOME                              108,772       108,564        93,996

INTEREST EXPENSE, net                           5,324         4,231         2,763
                                           --------------------------------------

INCOME BEFORE TAXES                           103,448       104,333        91,233

INCOME TAXES                                   39,827        41,733        36,776
                                           --------------------------------------

NET INCOME                                 $   63,621      $ 62,600      $ 54,457
                                           ======================================




NET INCOME PER SHARE                       $     1.92      $   1.82      $   1.56
                                           ======================================

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING (in thousands)        33,185        34,395        34,908
                                           ======================================











                See notes to consolidated financial statements.



                                   ----------
                                       17

                                 [TALBOTS LOGO]
                                 ==============


CONSOLIDATED BALANCE SHEETS
Dollar amounts in thousands except per share data


                                                                February 1,   February 3,
                                                                   1997           1996
                                                               -------------------------
ASSETS
------
CURRENT ASSETS:
    Cash and cash equivalents                                   $ 12,348        $ 14,865
    Customer accounts receivable - net                            97,274          73,758
    Merchandise inventories                                      161,230         143,526
    Deferred catalog costs                                         9,566          12,757
    Due from affiliates                                            4,978           4,008
    Deferred income taxes                                          3,319           3,121
    Prepaid and other current assets                              23,088          23,250
                                                                ------------------------
       TOTAL CURRENT ASSETS                                      311,803         275,285

PROPERTY AND EQUIPMENT - net                                     170,805         154,160

GOODWILL - net                                                    42,233          43,577

INTANGIBLES - net                                                  1,789           4,189

TRADEMARKS - net                                                  87,805          90,189

DEFERRED INCOME TAXES                                              7,354           4,711
                                                                ------------------------

TOTAL ASSETS                                                    $621,789        $572,111
                                                                ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:

    Notes payable to banks                                      $ 24,000        $ 24,000
    Accounts payable                                              54,658          44,331
    Accrued liabilities                                           48,703          45,593
                                                                ------------------------
       TOTAL CURRENT LIABILITIES                                 127,361         113,924

LONG-TERM DEBT                                                    50,000          50,000

DEFERRED RENT UNDER LEASE COMMITMENTS                             12,969          10,148

COMMITMENTS

STOCKHOLDERS' EQUITY:
    Common stock, $0.01 par value; 40,000,000 authorized;
      34,928,092 shares and 34,910,826 shares issued,
      respectively, and 32,916,257 shares and
      33,637,826 shares outstanding, respectively                    349             349
    Additional paid-in capital                                   286,874         286,472
    Retained earnings                                            207,433         155,092
    Cumulative foreign currency translation adjustment            (1,154)         (1,337)
    Deferred pension cost                                           (470)
    Restricted stock award                                        (1,164)         (1,801)
    Treasury stock, at cost                                      (60,879)        (40,266)
                                                                ------------------------
       TOTAL STOCKHOLDERS' EQUITY                                431,459         398,039
                                                                ------------------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $621,789        $572,111
                                                                ========================



                See notes to consolidated financial statements.



                                   ----------
                                       18

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollar amounts in thousands

                                                                          Year Ended
                                                           ---------------------------------------
                                                           February 1,    February 3,   January 28,
                                                              1997           1996           1995
                                                           (52 Weeks)     (53 Weeks)     (52 Weeks)
                                                           ---------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                  $ 63,621       $ 62,600       $ 54,457
Adjustments to reconcile net income to net
cash provided by operating activities:
     Depreciation and amortization                            35,095         33,607         30,961
     Deferred rent                                             2,808          1,126          1,622
     Amortization of restricted stock award                      637            637            638
     Loss on disposal of property and equipment                  857          1,296          1,183
     Deferred income taxes                                    (2,835)           532           (144)
     Changes in current assets and liabilities:
        Customer accounts receivable                         (23,496)        (8,458)       (12,920)
        Merchandise inventories                              (17,556)       (19,878)       (11,304)
        Deferred catalog costs                                 3,191         (3,988)        (2,615)
        Due from affiliates                                     (970)        (1,437)           418
        Prepaid and other current assets                          63         (6,589)        (2,874)
        Accounts payable                                      10,290        (13,468)        15,832
        Accrued liabilities                                    3,522            929          5,781
        Income taxes payable                                                   (448)        (2,529)
                                                            --------------------------------------
      NET CASH PROVIDED BY OPERATING ACTIVITIES               75,227         46,461         78,506

CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment                          (47,539)       (40,478)       (34,483)
Proceeds from disposal of property and equipment               1,302             14             86
                                                            --------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES                  (46,237)       (40,464)       (34,397)

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings (payments) under notes payable to banks                           24,000        (23,000)
Borrowings of long-term debt                                                 15,000
Cash dividends                                               (11,280)        (8,946)        (6,283)
Proceeds from stock options exercised                            337             45             20
Purchase of treasury stock                                   (20,613)       (40,266)
                                                            --------------------------------------
      NET CASH USED IN FINANCING ACTIVITIES                  (31,556)       (10,167)       (29,263)

EFFECT OF EXCHANGE RATE CHANGES ON CASH                           49             42            (16)
                                                           ---------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS          (2,517)        (4,128)        14,830

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  14,865         18,993          4,163
                                                            --------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                      $ 12,348       $ 14,865       $ 18,993
                                                            ======================================



                See notes to consolidated financial statements.



                                   ----------
                                       19

                                 [TALBOTS LOGO]
                                 ==============


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollar amounts in thousands except share data

                                                                          Cumulative
                                                                            Foreign
                                    Common Stock      dditional            Currency    Deferred                          Total
                                                       Paid-in  Retained  Translation  Pension  Restricted  Treasury  Stockholders'
                                   Shares     Amount   Capital  Earnings   Adjustment    Cost   Stock Award   Stock      Equity
                                  ------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 29, 1994       34,907,494   $349   $286,387   $53,264      $167      ($372)     ($3,076)             $336,719

Net income                                                        54,457                                                  54,457

Cash dividends paid                                               (6,283)                                                 (6,283)

Amortization of restricted
  stock award                                                                                          638                   638

Stock options exercised,
  including tax benefit                1,000                22                                                                22

Other equity transactions                                                      168       (127)                                41
                                  ------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 28, 1995       34,908,494    349    286,409   101,438       335       (499)      (2,438)              385,594

Net income                                                        62,600                                                  62,600

Cash dividends paid                                               (8,946)                                                 (8,946)

Amortization of restricted
  stock award                                                                                          637                   637

Stock options exercised,
  including tax benefit                2,332                63                                                                63

Purchase of 1,273,000 shares of
  common stock                                                                                               ($40,266)   (40,266)

Other equity transactions                                                   (1,672)        29                             (1,643)
                                  ------------------------------------------------------------------------------------------------

BALANCE AT FEBRUARY 3, 1996       34,910,826    349    286,472   155,092    (1,337)      (470)      (1,801)   (40,266)   398,039

Net income                                                        63,621                                                  63,621

Cash dividends paid                                              (11,280)                                                (11,280)

Amortization of restricted
  stock award                                                                                          637                   637

Stock options exercised,
  including tax benefit               17,266    402                                                                          402

Purchase of 738,835 shares of
    common stock                                                                                              (20,613)   (20,613)

Other equity transactions                                                      183        470                                653
                                  ------------------------------------------------------------------------------------------------

BALANCE AT FEBRUARY 1, 1997       34,928,092   $349   $286,874  $207,433   ($1,154)        $0      ($1,164)  ($60,879)  $431,459
                                  ================================================================================================






                See notes to consolidated financial statements.





                                   ----------
                                       20

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Dollar amounts in thousands except per share data

1. DESCRIPTION OF BUSINESS

The Talbots, Inc. (together with its subsidiaries, the "Company") is a specialty retailer with a direct marketing catalog operation. On November 18, 1993, the Company effected an initial public offering of its common stock (the "Offering"), issuing 12,621,594 shares of common stock. Prior to the Offering, the Company was a wholly owned subsidiary of JUSCO (U.S.A.), Inc. ("JUSCO
(USA)"), which subsequent to the Offering, owns approximately 63.4% of the outstanding common stock of the Company. The Company had been acquired by JUSCO
(USA) in 1988 from General Mills, Inc. The acquisition was accounted for under the purchase method of accounting for business combinations.

The year ended February 1, 1997 was a fifty-two week reporting period, the year ended February 3, 1996 was a fifty-three week reporting period and the year ended January 28, 1995 was a fifty-two week reporting period. To conform with other industry retailers, during fiscal 1995 the Company adopted the National Retail Federation's (NRF) fiscal calendar.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included within the financial statements include sales return reserve, inventory reserve, allowance for doubtful accounts, and the economic life of intangible assets.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

CASH AND CASH EQUIVALENTS - For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents.

CUSTOMER ACCOUNTS RECEIVABLE - Customer accounts receivable are amounts due from customers on the Company's credit card, net of an allowance for doubtful accounts of $1,200 and $1,135 as of February 1, 1997 and February 3, 1996, respectively.

DEFERRED CATALOG COSTS - Catalog costs, including cost of production and mailing, are deferred and amortized over the estimated productive selling life of the catalog, generally three to five months.

MERCHANDISE INVENTORIES - Inventories are stated at the lower of average cost or market using the retail inventory method on a FIFO (first-in, first-out) basis.

PROPERTY AND EQUIPMENT - Property and equipment is recorded at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method:


  Description                                 Years
  ------------------------------------------------------------------------------
  Buildings ................................  15-50
  Fixtures and equipment ...................   2-10
  Software .................................   5
  Leasehold improvements ...................   5-15 or term of lease, if shorter
  Leasehold interests ......................   4-20






                                   ----------
                                       21

                                 [TALBOTS LOGO]
                                 ==============


Leasehold interests were established in June 1988 and represent the present value of the excess of market rental rates over actual rents payable over the remaining lives of certain leases.

Expenditures for new properties and improvements to existing facilities are capitalized, while the cost of maintenance is charged to expense. The cost of property retired, or otherwise disposed of, and the accumulated depreciation are eliminated from the related accounts, and the resulting gain or loss is reflected in earnings.

GOODWILL - The excess of purchase price over net assets acquired is being amortized over 40 years using the straight-line method. At February 1, 1997 and February 3, 1996 accumulated amortization on goodwill was $11,527 and $10,183, respectively.

INTANGIBLES - Intangibles consist of the fair market value of existing customer relationships established in June 1988 and are being amortized using a surviving curve lifing analysis, which approximates straight-line, over their lives of approximately nine years. At February 1, 1997 and February 3, 1996, accumulated amortization on intangibles was $30,213 and $27,813, respectively.

TRADEMARKS - In November 1993 the Company purchased certain trademarks, including the Talbots tradename, from JUSCO (Europe) B.V., a related party. The trademarks, which are registered in the U.S. Patent and Trademark Office and may be renewed indefinitely, are being amortized over 40 years using the straight-line method. At February 1, 1997 and February 3, 1996 accumulated amortization on the trademarks was $7,565 and $5,181, respectively.

During its fiscal year ended February 1, 1997, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement had no material impact on the Company's consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of current assets, current liabilities and long-term debt. Current assets (except inventories; see Merchandise Inventories) and current liabilities are stated at fair market value; long-term debt, which is at current market interest rates, approximates fair market value.

FINANCE CHARGE INCOME - Finance charge income on customer accounts receivable is treated as a reduction of selling, general and administrative expense. For the years ended February 1, 1997, February 3, 1996, and January 28, 1995, the amounts were $12,921, $9,202, and $7,723, respectively.

STORE OPENING COSTS - Pre-opening store expenses are charged to selling, general and administrative expense when the store opens.

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

FOREIGN CURRENCY TRANSLATION - The functional currency of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using the average rates of exchange prevailing during the year. Adjustments resulting from such translation are included as a separate component of stockholders' equity.

INCOME TAXES - In accordance with SFAS No. 109 deferred income taxes are provided to recognize the effect of temporary differences between tax and financial statement reporting. The primary temporary differences are depreciation, deferred rent, deferred catalog costs and merchandise inventory.

NET INCOME PER SHARE AND SHARE EQUIVALENTS - Net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the common stock equivalents related to stock options, once the latter causes dilution in net income per share in excess of 3%.



                                   ----------
                                       22

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================

SUPPLEMENTAL CASH FLOW INFORMATION - Interest paid on a cash basis for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, was $6,659, $5,406, and $3,606, respectively. Income tax payments during the years ended February 1, 1997, February 3, 1996, and January 28, 1995, were $42,609, $43,388, and $39,899, respectively.

NEW ACCOUNTING STANDARDS - In March 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for fiscal years ending after December 15, 1997. The Company has not yet determined the impact that this statement may have on its net income per share calculation.

RECLASSIFICATIONS - Certain reclassifications have been made to the February 3, 1996 financial statements to conform with the February 1, 1997 presentation.

3. EQUITY TRANSACTIONS

During the years ended February 1, 1997, February 3, 1996 and January 28, 1995, the Company declared and paid dividends totaling $0.34 per share, $0.26 per share, and $0.18 per share, respectively.

On February 21, 1995, the Company adopted a stock repurchase plan authorizing the purchase of up to one million shares of its common stock outstanding over a two year period. The plan was completed in October 1995. Additionally, in November 1995, the plan was extended, authorizing the Company to purchase up to an additional $40,000 of outstanding stock from time to time over a two year period. As of February 1, 1997, $27,205 of outstanding stock had been purchased under the extended plan. At February 1, 1997 and February 3, 1996, the Company held 2,011,835 and 1,273,000 shares, respectively, as treasury shares.

4. STOCK OPTIONS

Effective June 1, 1995, the Company implemented a stock option plan for members of its Board of Directors who do not qualify under other Company option plans. The Company has reserved 130,000 shares of common stock for issuance under the plan. The stock options vest over a three year period and expire within ten years from the grant date. The stock options are grant ed at a price equal to the fair market value of the Company's common stock at the date of grant.

On November 18, 1993, the Company reserved 2,650,000 shares of common stock for issuance pursuant to the Company's 1993 Executive Stock Based Incentive Plan. Under the provisions of this plan, the Company issued to certain key management personnel 163,450 shares of restricted stock. The purchase price of the restricted stock was $.01 per share. The difference between the Offering price of $19.50 per share and management's cost of $.01 per share for the restricted stock has been recorded as deferred compensation and is being amortized over a five-year service period.

In accordance with the plan, the Company has issued stock options which vest over a three year period and expire within ten years from the grant date. These stock options have been granted at fair market value at the date of grant.




                                   ----------
                                       23

                                 [TALBOTS LOGO]
                                 ==============


The following table contains information on the stock options.

                                                                 Weighted
                                                              Average Option
                                                  Shares      Price per Share
       ----------------------------------------------------------------------
       Granted:
           Fiscal year 1996                       531,500          $28.89
           Fiscal year 1995                       481,000           29.53
           Fiscal year 1994                       471,500           34.63
           Fiscal year 1993                       563,624           19.50
       Exercised:
           Fiscal year 1996                        17,266           19.50
           Fiscal year 1995                         2,332           19.50
           Fiscal year 1994                         1,000           19.50
       Forfeited:
           Fiscal year 1996                         6,001           31.95
           Fiscal year 1994                         1,500           19.50
       Outstanding at year end:
           Fiscal year 1996                     2,019,525           27.85
           Fiscal year 1995                     1,511,292           27.41
           Fiscal year 1994                     1,032,624           26.41
           Fiscal year 1993                       563,624           19.50
       Exercisable at year end:
           Fiscal year 1996                     1,026,821           25.83
           Fiscal year 1995                       528,555           24.00
           Fiscal year 1994                       186,375           19.50



The following table sets forth information regarding options outstanding at February 1, 1997.

                                                 Weighted
                                                  Average             Number
             Number        Exercise              Remaining          Currently
           of Options        Price                 Life             Exercisable
           --------------------------------------------------------------------
           541,526           $19.50             6.79 years            541,526
           471,166           $34.63             7.77 years            314,314
             5,000           $31.25             8.06 years              5,000
            22,000           $33.00             8.33 years              7,332
           475,333           $29.50             8.79 years            158,649
            22,000           $32.63             9.33 years                  0
           482,500           $28.50             9.75 years                  0


The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had compensation cost for the Company's stock option plans been determined based on the fair value method at the grant date for awards in 1996 and 1995, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's Net Income and Net Income Per Share would have been $60,435 or $1.82 per share in 1996 and $60,958 or $1.77 per share in 1995.

The fair value of options on their grant date is measured using the Black/Scholes option pricing model. The estimated weighted average fair value of options granted during 1996 and 1995 were $15.05 and $15.83 per option, respectively. Key assumptions used to apply this pricing model are as follows:


                                                                        February 1,  February 3,
                                                                           1997        1996
           ------------------------------------------------------------------------------------
           Weighted average risk free interest rate                       6.2%         6.0%
           Weighted average expected life of option grants                8 years      8 years
           Weighted average expected volatility of underlying stock       46.2%        46.0%
           Weighted average expected dividend payment rate,
             as a percentage of the stock price on the date of grant      1.2%         1.1%





                                   ----------
                                       24

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================

The option pricing model used was designed to value readily tradeable stock options with relatively short lives. The options granted to employees are not tradeable and have contractual lives of ten years. The Company believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

5. RELATED PARTY AND AFFILIATES

In November 1993 the Company purchased certain trademarks, including the Talbots tradename, from JUSCO (Europe) B.V., a related party. JUSCO (Europe) B.V. has retained rights to certain trademarks in specified Asian territories.

JUSCO Company, Ltd. owns and operates stores in Japan under the name of Talbots Japan Co., Ltd. ("Talbots Japan"). The Company provides certain services for Talbots Japan and is reimbursed for expenses incurred. At February 1, 1997 and February 3, 1996 the Company was owed $4,954 and $3,985, respectively, for these costs and for merchandise inventory purchases made on behalf of Talbots Japan.

6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                           February 1,         February 3,
                                                              1997                1996
         -------------------------------------------------------------------------------
         Land                                                $11,021             $11,522
         Buildings                                            40,986              41,260
         Fixtures and equipment                              153,256             123,381
         Software                                              4,054               3,845
         Leasehold improvements                               90,859              84,742
         Leasehold interests                                   8,313              10,270
         Construction in progress                              7,783               5,717
         -------------------------------------------------------------------------------
         Property and equipment - gross                      316,272             280,737
         Less accumulated depreciation and amortization     (145,467)           (126,577)
         -------------------------------------------------------------------------------
         Property and equipment - net                       $170,805            $154,160
                                                            ============================


7. DEBT

At February 1, 1997 and February 3, 1996 the Company had $50,000 outstanding under its revolving credit agreements. None of the outstanding balance is currently payable.

REVOLVING CREDIT - The revolving credit agreements with four banks have two year terms, are due January 28, 1999, and can be extended annually. Interest terms on the revolving credit agreements are negotiable, at the Company's option, for periods of one, three, and six months. The interest rates are currently set at an adjusted LIBOR plus .5%. Under the agreements, the interest rate terms were fixed at 6.25% at February 1, 1997 until July 28, 1997.

NOTES PAYABLE TO BANKS - The Company has available an unsecured line-of-credit facility of $125,000 with five banks. At February 1, 1997 and February 3, 1996, $24,000 was outstanding on this facility. The weighted average interest rate for the year ended February 1, 1997 and February 3, 1996 was 5.85% and 6.63%, respec tively.

LETTER OF CREDIT - The Company has two letter-of-credit banking agreements, totaling $85,000, which it uses primarily for the purchase of merchandise inventories. At February 1, 1997 and February 3, 1996, the Company held $36,994 and $25,494, respectively, in commitments.

INTEREST EXPENSE - Interest expense for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, was $6,636, $5,500, and $3,578,
respectively.




                                   ----------
                                       25

                                 [TALBOTS LOGO]
                                 ==============


8. INCOME TAXES

The provision for income taxes for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, consists of the following:

                                                        Year Ended
     --------------------------------------------------------------------------
                                         February 1,    February 3,  January 28,
                                            1997             1996       1995
     --------------------------------------------------------------------------
     Currently Payable:
         Federal                          $37,089         $33,448       $29,726
         State                              5,579           7,768         7,194
     --------------------------------------------------------------------------
     Total currently payable               42,668          41,216        36,920
     Deferred:
         Federal                           (1,508)            354            88
         State                               (174)            163          (232)
         Foreign                           (1,159)
     --------------------------------------------------------------------------
     Total deferred                        (2,841)            517          (144)
     --------------------------------------------------------------------------
     Total income tax expense             $39,827         $41,733       $36,776
                                          =====================================


The effect of temporary differences which give rise to deferred income tax balances at February 1, 1997 and February 3, 1996, respectively, are as follows:

                                                    February 1, 1997                     February 3, 1996
    ---------------------------------------------------------------------------------------------------------------
                                            Assets    Liabilities      Total       Assets     Liabilities    Total
    ---------------------------------------------------------------------------------------------------------------
    UNITED STATES:
     Current:
       Merchandise inventories            $    813                   $   813      $ 1,405                   $ 1,405
       Deferred catalog costs                          ($ 2,021)      (2,021)                 ($ 2,385)      (2,385)
       Accrued vacation pay                  1,645                     1,645        1,430                     1,430
       Deferred compensation                 2,621                     2,621        2,293                     2,293
       Other                                 1,968       (1,707)         261        1,997       (1,619)         378
    ---------------------------------------------------------------------------------------------------------------
    Total current                            7,047       (3,728)       3,319        7,125       (4,004)       3,121
    ---------------------------------------------------------------------------------------------------------------

    Noncurrent:
       Depreciation & amortization           1,322                     1,322           77                        77
       Lease commitments                     3,986                     3,986        3,219                     3,219
       Other                                 1,977       (1,090)         887        2,204         (789)       1,415
    ---------------------------------------------------------------------------------------------------------------
    Total noncurrent                         7,285       (1,090)       6,195        5,500         (789)       4,711
    ---------------------------------------------------------------------------------------------------------------

    FOREIGN:
    Noncurrent:
       Subsidiary tax loss carryforwards     3,424                     3,424        2,723                     2,723
       Less: valuation allowance            (2,265)                   (2,265)                   (2,723)      (2,723)
    ---------------------------------------------------------------------------------------------------------------
    Total noncurrent                         1,159            0        1,159            0            0            0
    ---------------------------------------------------------------------------------------------------------------
    TOTAL DEFERRED INCOME TAXES           $ 15,491     ($ 4,818)     $10,673      $12,625     ($ 4,793)     $ 7,832
                                          =========================================================================




                                   ----------
                                       26

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


At February 1, 1997, a consolidated foreign subsidiary of the Company had a net operating loss carryforward which begins to expire in fiscal year 1998. Management records a valuation allowance each year reflecting the likelihood of the realization of the related deferred tax asset. For the year ended February 1, 1997, the valuation allowance was reduced by $458. The valuation allowance was increased $671 and $950 for the years ended February 3, 1996 and January 28, 1995, respectively.

For the years ended February 1, 1997, February 3, 1996, and January 28, 1995, total income tax expense differs from that computed by multiplying income before taxes by the United States federal income tax rates as follows:

                                                                   Year Ended
      --------------------------------------------------------------------------------------------
                                             February 1,           February 3,         January 28,
                                               1997                  1996                1995
      --------------------------------------------------------------------------------------------
                                           Tax      Rate         Tax      Rate        Tax     Rate
      --------------------------------------------------------------------------------------------
      Expected tax expense              $36,207      35.0%     $36,517   35.0%     $31,932    35.0%
      Adjustments resulting from:
         State income taxes, net of
           federal tax benefit            3,513       3.4        5,155    4.9        4,525     5.0
         Goodwill amortization              470       0.5          470    0.5          470     0.5
         Other                             (363)     (0.4)        (409)  (0.4)        (151)   (0.2)
      --------------------------------------------------------------------------------------------
      Actual tax expense                $39,827      38.5%     $41,733   40.0%     $36,776    40.3%
                                        ==========================================================


9. BENEFIT PLANS

The Company sponsors a non-contributory defined benefit pension plan covering substantially all salaried and hour ly employees. The plan provides retirement benefits for employees who have attained age 21 and completed one year of service. Effective December 31, 1996, the salaried and hourly pension plans were merged and the benefit formulas modified. The benefit formula for salaried and hourly corporate employees is a final average pay benefit formula and the benefit formula for store employees is a career pay formula. The prior plan for hourly employees was a flat dollar plan. The Company's general funding policy is to contribute the greater of amounts that are deductible for federal income tax purposes or required by law.

Net pension cost for the fiscal years ended February 1, 1997, February 3, 1996 and January 25, 1995 included the following components:

                                                                            Year Ended
       -------------------------------------------------------------------------------------------
                                                              February 1,  February 3,  January 28,
                                                                1997          1996         1995
       -------------------------------------------------------------------------------------------
       Service cost - benefits earned during the period        $1,763         $1,341        $1,315
       Interest cost on projected benefit obligation            1,246            975           800
       Return on assets                                        (2,229)          (720)          267
       Net amortization and deferral                            1,343            278          (520)
       -------------------------------------------------------------------------------------------
       Net pension expense                                     $2,123         $1,874        $1,862
                                                               ===================================




                                   ----------
                                       27

                                 [TALBOTS LOGO]
                                 ==============


The Company also has a non-qualified supplemental executive retirement plan ("SERP") for key executives impacted by Internal Revenue Code limits on benefits and compensation. The plan is currently unfunded. Net SERP cost for the years ended February 1, 1997, February 3, 1996, and January 28, 1995 included the following components:


                                                                      Year Ended
    ------------------------------------------------------------------------------------------
                                                        February 1,   February 3,   January 28,
                                                           1997          1996          1995
    ------------------------------------------------------------------------------------------
    Service cost - benefits earned during the period       $195          $155          $141
    Interest cost on projected benefit obligation           156           125            96
    Net amortization and deferral                            78            58            59
    ------------------------------------------------------------------------------------------
    Net SERP expense                                       $429          $338          $296
                                                           ===================================

For the years ended February 1, 1997, February 3, 1996, and January 28, 1995, the discount rate used in determining the net pension expense was 7.25%, 8.0%, and 7.5%, respectively. For the years ended February 1, 1997, February 3, 1996, and January 28, 1995, the discount rate used in determining the actuarial present value of the projected benefit obligation was 7.75%, 7.25%, and 8.0%, respectively. The rate of increase in future compensation levels was 4.75% for the year ended February 1, 1997 and 5.5% for the years ended February 3, 1996 and January 28, 1995. The expected rate of return on assets was 9.0% in all three years. Plan assets for the funded plans consist principally of fixed income and equity securities.

The following table sets forth the defined benefit plan's and the SERP's funded status and amounts included in accrued liabilities in the Company's consolidated balance sheets:

                                                Pension Plan                     SERP
    -------------------------------------------------------------------------------------------
                                           February 1,   February 3,   February 1,   February 3,
                                              1997         1996          1997           1996
    -------------------------------------------------------------------------------------------
    Actuarial present value of
      accumulated benefit obligation       ($13,349)    ($10,461)      ($1,635)       ($1,317)
                                           ====================================================
    Vested benefit obligation              ($12,163)     ($9,359)      ($1,567)       ($1,276)
                                           ====================================================
    Projected benefit obligation for
      service rendered to date             ($17,955)    ($14,492)      ($2,121)       ($1,776)
    Plan assets at fair value                15,865       11,264

    Unrecognized net loss                       544        3,154           306            344
    Prior service cost not yet recognized
      in net periodic pension cost            1,505          (30)          319            364
    Additional minimum liability                            (470)
    -------------------------------------------------------------------------------------------
    Unfunded accrued pension cost              ($41)       ($574)      ($1,496)       ($1,068)
                                           ====================================================


The Company has a qualified defined contribution 401(k) plan, which covers substantially all employees. Employees make contributions to the plan, and the Company makes a contribution which matches 50% of an employee's contribution up to a maximum of 6% of the employee's actual compensation. Company contributions for the years ended February 1, 1997, February 3, 1996, and January 28, 1995, were $2,252, $1,954, and $1,625, respectively.


                                  ----------

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================

The Company provides certain medical benefits for most retired employees. The plan is currently unfunded. Below is a reconciliation of the liability as of February 1, 1997, February 3, 1996 and January 28, 1995 and the expense for the years then ending:


                                                          February 1,    February 3,    January 28,
                                                             1997            1996          1995
    ----------------------------------------------------------------------------------------------
    Accumulated postretirement benefit obligation:
      Retirees                                               ($34)          ($44)          ($22)
      Actives eligible to retire                             (222)          (164)          (148)
      Other actives                                        (1,095)          (991)          (871)
    ----------------------------------------------------------------------------------------------
    Total accumulated postretirement benefit obligation    (1,351)        (1,199)        (1,041)
    Unrecognized gain                                        (265)          (184)          (150)
    ----------------------------------------------------------------------------------------------
    Accrued expense                                       ($1,616)       ($1,383)       ($1,191)
                                                          ========================================
    Net periodic postretirement benefit expense:
      Service cost                                           $157           $129           $124
      Interest cost                                            95             84             76
      Unrecognized net gain                                    (9)           (13)            (1)
    ----------------------------------------------------------------------------------------------
    Net periodic postretirement benefit expense              $243           $200           $199
                                                          ========================================


A one percentage point increase in the assumed cost escalation rate would increase the accumulated postretirement benefit obligation at February 1, 1997 by $111 and the total of the service cost and interest cost components of net periodic postretirement cost for 1996 by $33. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.75% at February 1, 1997, 7.25% at February 3, 1996 and 8.0% at January 28, 1995. Additionally, assumed cost escalation rates that start at 9.4% and grade down gradually to 5.5% were used for the year ended February 1, 1997. Assumed cost escalation rates that start at 11.2% and grade down gradually to 5.5% were used for the year ended February 3, 1996. Assumed cost escalation rates that start at 12% and grade down gradually to 5.5% were used for the year ended January 28, 1995.

The Company provides postemployment benefits to certain employees on short-term disability. The Company's obligation at February 1, 1997 and February 3, 1996 was $164 and $149, respectively.

10. COMMITMENTS

The Company conducts the major part of its operations in leased premises with lease terms expiring at various dates through 2020. Most store leases provide for base rentals plus contingent rentals which are a function of sales volume and provide that the Company pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Additionally, most store leases provide renewal options and contain rent escalation clauses. These escalation clauses are factored into a calculation of the future rental stream. This stream is recorded on a straight-line basis over the life of the original lease. The "deferred rent under lease commitments" caption represents rent expensed in excess of cash paid. Management expects that in the normal course of business expiring leases will be renewed or replaced by other leases.

The aggregate minimum future rental commitments under noncancelable operating leases at February 1, 1997 are as follows:

              1997 ..................................  $56,005
              1998 ..................................   56,950
              1999 ..................................   56,225
              2000 ..................................   55,089
              2001 ..................................   53,651
              Thereafter ............................  227,709



Rent expense for the years ended February 1, 1997, F ebruary 3, 1996, and January 28, 1995, was $52,678, $44,238, and $38,141, resp ectively, which includes $1,766, $2,195, and $2,278, respectively, of continge nt rental expense.



                                   ----------
                                       29

                                 [TALBOTS LOGO]
                                 ==============


INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders of The Talbots, Inc.:

We have audited the accompanying consolidated balance sheets of The Talbots, Inc. and its subsidiaries as of February 1, 1997, and February 3, 1996, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of February 1, 1997, and February 3, 1996, and the results of their operations and their cash flows for each of the three years in the period ended February 1, 1997, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
--------------------------------
Deloitte & Touche LLP
March 25, 1997
Boston, Massachusetts




                                   ----------
                                       30

                           TALBOTS 1996 ANNUAL REPORT
                           ==========================


SELECTED QUARTERLY FINANCIAL DATA
Dollar amounts in thousands except per share data

The following table shows certain unaudited quarterly information for the Company during fiscal 1996 and fiscal 1995. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period.
Quarterly per share amounts may not total the full year amount due to changes in the number of shares outstanding.


                                                     Fiscal 1996 quarter ended
-------------------------------------------------------------------------------------------
                                          May 4,     August 3,    November 2,    February 1,
                                          1996         1996           1996          1997
-------------------------------------------------------------------------------------------
Net sales                               $236,187     $232,109       $247,467      $303,038
Gross profit                             102,832       70,093        101,592        95,574
Net income                                20,779        6,605         19,764        16,473
Net Income per share                    $   0.62        $0.20       $   0.60      $   0.50
Weighted average common shares
  outstanding (in thousands)              33,487       33,191         33,074        32,987
Cash dividends per share                $   0.07     $   0.09       $   0.09      $   0.09
Market price data
  High                                  $ 40.125     $ 35.125       $ 35.750      $ 29.875
  Low                                   $ 26.375     $ 27.875       $ 27.500      $ 26.250


                                                      Fiscal 1995 quarter ended
-------------------------------------------------------------------------------------------
                                        April 29,     July 29,     October 28,   February 3,
                                          1995         1995           1995          1996
-------------------------------------------------------------------------------------------
Net sales                               $230,578     $226,907       $224,792      $298,765
Gross profit                             104,124       72,187         93,995        95,468
Net income                                21,617        8,261         19,423        13,299
Net income per share                    $   0.62     $   0.24       $   0.57      $   0.39
Weighted average common shares
  outstanding (in thousands)              34,890       34,558         34,310        33,862
Cash dividends per share                $   0.05     $   0.07       $   0.07      $   0.07
Market price data
  High                                  $ 34.750     $ 41.250       $ 43.000      $ 31.375
  Low                                   $ 28.875     $ 29.750       $ 23.875      $ 23.875





                                   ----------

MARKET FOR REGISTRANT'S COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

The Company's common stock is traded on the New York Stock Exchange under the trading symbol "TLB." The number of holders of record of common stock at March 21, 1997 was 666. The common stock commenced public trading on November 19, 1993, at the time of the Company's initial public offering.

The payment of dividends and the amount thereof is determined by the Board of Directors and depends, among other factors, upon the Company's earnings, operations, financial condition, capital requirements and general business outlook at the time payment is considered. The Company anticipates that dividends on the common stock will continue to be declared on a quarterly basis.


                                  ----------
                                      33