Form 10-K405/A, Exhibit 13
period 1997-02-01
TALBOTS INC
filed 1997-05-15
CIK 912263

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



                                   ----------
                                       18

                                 [TALBOTS LOGO]
                                 ==============


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollar amounts in thousands except share data

                                                                          Cumulative
                                                                            Foreign
                                    Common Stock     Additional            Currency    Deferred                          Total
                                  ------------------   Paid-in  Retained  Translation  Pension  Restricted  Treasury  Stockholders'
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