Form 10-K, Exhibit 13
period 1998-01-31
TALBOTS INC
filed 1998-05-01
CIK 912263

                                                      TALBOTS 1997 ANNUAL REPORT


FIVE YEAR FINANCIAL SUMMARY
Dollar amounts in thousands except per share data

The following selected financial data have been derived from the Company's consolidated financial statements. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.



                                                                                             Year Ended
                                                             --------------------------------------------------------------------
                                                             January 31,     February 1,   February 3,   January 28,  January 29,
                                                                    1998            1997          1996          1995         1994
Statement of Earnings Information:                            (52 weeks)      (52 weeks)    (53 weeks)    (52 weeks)   (52 weeks)
---------------------------------------------------------------------------------------------------------------------------------
Net sales                                                     $1,053,806      $1,018,801      $981,042      $879,585     $736,738
 .................................................................................................................................
Net income                                                         5,838          63,621        62,600        54,457       35,153
 .................................................................................................................................
Net income per share - basic                                       $0.18           $1.92         $1.82         $1.56        $1.42
 .................................................................................................................................
Net income per share - assuming dilution                           $0.18           $1.91         $1.82         $1.56        $1.42
 .................................................................................................................................
Weighted average number of shares of common
  stock outstanding (in thousands) - basic                        32,386          33,185        34,395        34,908       24,782
 .................................................................................................................................
Weighted average number of shares of common
  stock outstanding (in thousands) - assuming dilution            32,436          33,283        34,471        34,949       24,798
 .................................................................................................................................
Cash dividends per share                                           $0.42           $0.34         $0.26         $0.18           --
---------------------------------------------------------------------------------------------------------------------------------


Balance Sheet Information:
---------------------------------------------------------------------------------------------------------------------------------
Working capital                                                 $145,101        $184,442      $161,361      $137,864      $89,462
 .................................................................................................................................
Total assets                                                     676,433         621,789       572,111       532,514      485,920
 .................................................................................................................................
Total long-term debt, including current portion                   50,000          50,000        50,000        35,000       35,000
 .................................................................................................................................
Stockholders' equity                                             396,466         431,459       398,039       385,594      336,719
---------------------------------------------------------------------------------------------------------------------------------

                                                      TALBOTS 1997 ANNUAL REPORT


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes accompanying the consolidated financial statements. The 1997 fiscal year had 52 weeks and ended January 31, 1998. The 1996 fiscal year had 52 weeks and ended February 1, 1997. The 1995 fiscal year had 53 weeks and ended February 3, 1996. When comparing fiscal 1996 to fiscal 1995, the comparable 52 week period for fiscal 1995 excludes the first week of the 53 week year.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items in the Company's consolidated statements of earnings for the fiscal periods shown below:

                                                                   Year Ended
 ------------------------------------------------------------------------------------------------------
                                                 January 31,        February 1,          February 3,
                                                    1998               1997                 1996
 ------------------------------------------------------------------------------------------------------
 Net sales                                         100.0%             100.0%               100.0%
 Cost of sales, buying and occupancy expenses       70.3%              63.7%                62.7%
 Selling, general and administrative expenses       28.1%              25.6%                26.2%
 Operating income                                    1.6%              10.7%                11.1%
 Interest expense, net                               0.7%               0.5%                 0.4%
 Income before taxes                                 0.9%              10.2%                10.6%
 Income taxes                                        0.3%               3.9%                 4.3%
 Net income                                          0.6%               6.2%                 6.4%


FISCAL 1997 COMPARED TO FISCAL 1996

     Net sales increased by $35.0 million, to $1,053.8 million, or 3.4% over 1996. Operating income was $17.1 million in 1997 compared to $108.8 million in 1996.

     Retail store sales in 1997 increased by $55.6 million, to $894.6 million, or 6.6% over 1996. The percentage of the Company's net sales derived from its retail stores increased to 84.9% in 1997 from 82.4% in 1996. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales and a decrease in catalog sales. The increase in retail store sales was attributable to the 68 net new stores opened in 1997 and the first full year of operation of the 75 non-comparable stores that opened in 1996, and was partially offset by a $12.1 million decline, or 1.8%, in comparable store sales from the previous year. Comparable stores are those which were open for at least one full fiscal year. When a new Talbots Petites store or a new Talbots Accessories & Shoes store is opened adjacent to or in close proximity to an existing comparable Misses store, such Misses store is excluded from the computation of comparable store sales for a period of 13 months so that the performance of the full Misses assortment may be properly compared. The Company believes that the decrease in comparable store sales was mainly the result of weak customer response to changes in its traditional merchandise styling and fit, which were not appropriate for the Company's core customer. The Company is addressing these merchandise issues by developing merchandise with more classic styling, fit and colors.*

     Catalog sales in 1997 decreased by $20.6 million, to $159.2 million, or 11.5% less than 1996. The percentage of the Company's total sales derived from its catalog decreased to 15.1% in 1997 from 17.6% in 1996. Catalog productivity, as measured by sales per catalog, decreased 15.5% in 1997 to $3.06 from $3.62 in 1996. The decline in catalog sales and productivity was due both to presentation changes in early spring and fall catalogs as well as weak customer response to merchandise styling and fit. To address these issues, the Company changed subsequent catalog formats back to what it believes are more successful presentations and is developing merchandise with more classic styling, fit and colors.* Catalog circulation increased to approximately 52.0 million catalogs in 1997, from 49.7 million catalogs in 1996.

     Cost of sales, buying and occupancy expenses increased as a percentage of net sales to 70.3% from 63.7% in 1996 mainly due to lower merchandise margins, which were negatively impacted by the liquidation of excess inventory accumulated because of lower than anticipated sales. Also contributing to the increase were higher store occupancy costs as a percentage of sales.

TALBOTS 1997 ANNUAL REPORT


     Selling, general and administrative expenses increased as a percentage of net sales to 28.1% in 1997 from 25.6% in 1996. The increase in selling, general and administrative expenses as a percentage of net sales was mainly due to incremental payroll and store operating costs to provide increased customer service and to support the fall introduction of the Company's "Brand Essence" advertising campaign. Also contributing to the increase were higher marketing expenses related to the advertising campaign and increased costs associated with the recruitment and hiring as well as other costs related to certain key executives.

     Interest expense, net, increased by $2.3 million, to $7.6 million in 1997, due to higher average debt levels and an increase in interest rates. The average total debt, including short-term and long-term bank borrowings, was $134.4 million in 1997 compared to $109.3 million in 1996. The increase in borrowings was mainly due to lower than anticipated net income, the build-up of inventories in anticipation of improved sales trends and the funding of the Company's stock repurchase program. The average interest rate, including interest on short-term and long-term bank borrowings, was 6.22% in 1997 compared to 6.07% in 1996.

     The effective tax rate for the Company remained 38.5% in 1997.


FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales increased by $37.8 million, to $1,018.8 million, or 3.9% over 1995. Operating income was $108.8 million in 1996 compared to $108.6 million in 1995.

     Retail store sales in 1996 increased by $39.3 million, to $839.0 million, or 4.9% over 1995. The retail store sales attributable to the extra week in 1995 were $9.6 million. The percentage of the Company's net sales derived from its retail stores increased to 82.4% in 1996 from 81.5% in 1995. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales and a decrease in catalog sales. The increase in retail store sales was attributable to the 75 new stores opened in 1996 and the first full year of operation of the 65 non-comparable stores that opened in 1995, and was partially offset by a $19.3 million or a 3.1% decline in comparable store sales on a 52-week comparison basis, over the previous year.

     Catalog sales in 1996 decreased by $1.5 million, to $179.8 million, or 0.8% less than 1995. The catalog sales attributable to the extra week in 1995 were $2.9 million. The percentage of the Company's total sales derived from its catalog decreased to 17.6% in 1996 from 18.5% in 1995. The decline in catalog sales was largely due to the planned reduction in catalog circulation intended to offset the increased cost of paper used to print the catalogs. The plan included a reduction in the number of catalogs mailed to less likely to buy customers and also an increase in the number of pages in individual catalogs mailed to the Company's best customers. Catalog circulation decreased to 49.7 million catalogs in 1996, from 53.3 million catalogs in 1995 on a comparable 52-week basis. Catalog productivity, as measured by sales per catalog on a comparable 52-week basis, increased 8.1% in 1996 to $3.62 from $3.35 in 1995.

     Cost of sales, buying and occupancy expenses increased as a percentage of net sales to 63.7% from 62.7% in 1995 due to higher store occupancy costs as a percentage of sales, which more than offset an improvement in merchandise margin.

     Selling, general and administrative expenses decreased as a percentage of net sales to 25.6% in 1996 from 26.2% in 1995. The decrease in selling, general and administrative expenses as a percentage of net sales was due to continued tight control over corporate overhead expenses and an increase in finance charge income, related to higher customer accounts receivable, which resulted from the reduction in minimum payment terms on the Company's charge card. The increase in customer accounts receivable did not adversely impact the Company's bad debt expense ratio.

     Interest expense, net, increased by $1.1 million, to $5.3 million in 1996, due to higher average debt levels which more than offset a decrease in interest rates. The average total debt, including short-term and long-term bank borrowings, was $109.3 million in 1996 compared to $80.0 million in 1995. The increase in borrowings supported the build-up of inventories to support new stores and the Company's stock repurchase program. The average interest rate, including interest on short-term and long-term bank borrowings, was 6.07% in 1996 compared to 6.88% in 1995.

     The effective tax rate for the Company declined to 38.5% in 1996 from 40.0% in 1995 following the identification and implementation of several tax strategies at the federal, state and international level.

                                                      TALBOTS 1997 ANNUAL REPORT


SEASONALITY AND QUARTERLY FLUCTUATIONS

     The nature of the Company's business is to have two distinct selling seasons, spring and fall. The first and second quarters make up the spring season and the third and fourth quarters make up the fall season. Within the spring season, catalog sales are stronger in the first quarter while retail store sales are stronger in the second quarter. Within the fall season, catalog sales and retail store sales are generally the strongest in the fourth quarter. Historically, catalog sales had been higher during the first and third quarters due to the timing of catalog circulation and the placement of customer orders early in the season. However, as shopping patterns have changed and customers are buying closer to time of need, the difference in catalog sales between the third and fourth quarters has diminished. Retail store sales typically peak in the fourth quarter due to the holiday season and the impact of new stores opened during the year. From a total Company perspective, the highest sales are in the fourth quarter.

     The following table sets forth certain items in the Company's unaudited quarterly consolidated statements of earnings as a percentage of net sales. The information as to any one quarter is not necessarily indicative of results for any future period.

                                                                          Fiscal Quarter Ended
----------------------------------------------------------------------------------------------------------------
                                                              May 3,    August 2,      November 1,   January 31,
                                                              1997        1997           1997           1998
----------------------------------------------------------------------------------------------------------------
Net sales                                                    100.0%      100.0%         100.0%         100.0%
Cost of sales, buying and occupancy expenses                  59.9%       80.2%          61.5%          77.9%
Selling, general and administrative expenses                  28.5%       26.8%          30.5%          26.7%
Operating income (loss)                                       11.6%       (6.9)%          8.0%          (4.6)%

----------------------------------------------------------------------------------------------------------------
                                                              May 4,    August 3,      November 2,   February 1,
                                                              1996        1996           1996          1997
----------------------------------------------------------------------------------------------------------------
Net sales                                                    100.0%      100.0%         100.0%         100.0%
Cost of sales, buying and occupancy expenses                  56.5%       69.8%          58.9%          68.5%
Selling, general and administrative expenses                  28.4%       25.0%          27.3%          22.7%
Operating income                                              15.1%        5.2%          13.7%           8.9%

     The Company's merchandising strategy focuses on liquidating seasonal inventory at the end of each selling season. Generally, the Company achieves this goal by conducting major sale events at the end of the second and fourth quarters. These events produce an increase in sales volume; however, since marking down the value of inventory increases expense, the Company's cost of sales, buying and occupancy expenses as a percentage of net sales is increased. Merchandise inventories typically reach their highest level in the third quarter.

     The Company's selling, general and administrative expenses are strongly affected by the seasonality of sales. The two key elements of this seasonality are (1) the catalog circulation strategy, which affects catalog sales volume and produces commensurately high catalog production costs and (2) the major semiannual sale events in the second quarter and the fourth quarter, which require additional store payroll and supplies. An additional factor is the aggressive store expansion program, which results in having substantially more stores open in the fall than at the beginning of the year and therefore results in higher store payroll and operations-related expenses.

     The combined effect of the patterns of net sales, cost of sales, buying and occupancy expenses and selling, general and administrative expenses, described above, has produced higher operating income margins in the first and third quarters.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary sources of working capital are cash flows from operating activities and a line of credit facility from five banks, with maximum available short-term borrowings of $125.0 million. At January 31, 1998 and February 1, 1997, the Company had $100.0 million and $24.0 million outstanding under the line of credit facility, respectively. Additionally, the Company has a revolving credit facility with four banks (the "Facility") with maximum available borrowings of $50.0 million. At January 31, 1998 and February 1, 1997 the Company's outstanding borrowings under the Facility were $50.0 million, respectively. The Facility currently extends to January 28, 2000, subject to annual extensions. The Company's working capital needs are typically at their lowest during the spring season and peak during the fall selling season.

     In March 1998, the Company received commitments from its banks to increase the Facility to $100.0 million (the "New Facility"). The Company expects the New Facility to be in place by the end of the first quarter of fiscal 1998.*

TALBOTS 1997 ANNUAL REPORT


     Cash provided by operating activities totaled $12.8 million in 1997. The decrease in cash provided by operating activities from the prior year is mainly due to lower net income, higher levels of inventory, higher prepaid income taxes caused by an overestimation of taxable income and a smaller increase in accounts payable, partially offset by the lack of growth in accounts receivable compared to the prior year. The Company believes accounts receivable have remained level with fiscal 1996 mainly because the effect of a fiscal 1996 reduction in the minimum payment terms of the Company's charge card has been fully realized.

     Cash provided by operating activities totaled $75.2 million in 1996. Major changes included an increase in accounts payable due to the timing of merchandise receipts, a build up of inventories necessary to support a 15.6% increase in selling square footage from 1995 to 1996, and an increase in customer accounts receivable following a reduction in the minimum payment terms on the Company's charge card.

     Cash used in investing activities for 1997 was $49.5 million. Of this amount, approximately $42.8 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores. Cash used in investing activities for 1996 was $46.2 million. Of this amount, approximately $43.9 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores.

     Capital expenditures for 1998 are currently expected to be approximately $40.0 million. The Company currently plans to open approximately 35 new stores during 1998. Approximately $28.5 million is expected to be used for opening new stores and expanding, renovating and relocating existing stores. Approximately $5.2 million is expected to be used to enhance the Company's computer information systems, and the remaining amount is expected to be used to initiate expansions of the Company's Hingham and Lakeville facilities and for other capital needs in the normal course of business. The actual amount of such capital expenditures will depend on the number and type of stores being opened, expanded, renovated and relocated, and the schedule for such activity during 1998.*

     Cash provided by financing activities totaled $35.2 million in 1997. During fiscal 1997 the Company paid cash dividends of $0.42 per share and repurchased 1,137,929 shares of Company common stock at an average price per share of $24.18. The payment of cash dividends and the purchase of treasury stock in 1997 was funded through borrowings under the Company's existing credit facilities.

     Cash used in financing activities totaled $31.6 million in 1996. During fiscal 1996, the Company paid cash dividends of $0.34 per share and repurchased 738,835 shares of Company common stock at an average price per share of $27.88.

     In 1997 and 1996 cash from operating activities and funds available to it under the line of credit facility were sufficient to meet cash required for capital expenditures, dividends and the purchase of treasury stock. The Company's usage of the line of credit facility peaked at $120.0 million in 1997 and at $85.0 million in 1996. The Company's primary ongoing cash requirements will be to fund new stores and the expansions, renovations and relocations of existing stores, to finance working capital build-ups during peak selling seasons and to pay cash dividends that may be declared from time to time.* For the current fiscal year and next fiscal year, the Company believes its cash flows from operating activities and funds available to it under credit facilities, including its expected expanded credit facility, will be sufficient to meet its capital expenditure and working capital requirements, including its debt service payments.*


INFLATION AND CHANGING PRICES

     Because the Company sells a wide range of products, which by their nature are subject to constantly changing business strategies and competitive positioning, it is not possible to attribute increases in retail sales or catalog sales to specific changes in prices, changes in volume or changes in product mix.

     The Company has not experienced any significant impact from inflationary factors. During 1996 the Company did experience the effects from increases in the costs of postage and paper, which affected its catalog business. The Company developed and implemented a strategy to reduce the number of catalogs circulated in 1996 to help offset the effect of these cost increases. Paper prices stabilized in 1997 and the Company expects prices to remain stable in 1998.*


EXCHANGE RATES

     Most foreign purchase orders are denominated in U.S. dollars. Accordingly, the Company has not experienced any significant impact from changes in exchange rates.

                                                      TALBOTS 1997 ANNUAL REPORT


NEW ACCOUNTING PRONOUNCEMENTS

     For the fiscal period ended January 31, 1998, the Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." SFAS No. 128 is intended to simplify the standards for computing earnings per share and makes the United States standards for computing earnings per share more comparable to international standards. SFAS No. 128 requires the presentation of "basic" earnings per share (which excludes dilution) and "diluted" earnings per share. SFAS No. 128 was applied retroactively and had no material impact on the Company's net income per share calculations.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the Company for the period ending January 30, 1999. SFAS No. 130 has no impact on net income and requires that certain components of stockholders' equity from nonowner sources be reclassified and presented as "other comprehensive income." Currently the Company's consolidated balance sheets contain one item, cumulative foreign currency translation adjustment, that is a component of stockholders' equity that would be reclassified as "other comprehensive income."

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for the Company for the period ending January 30, 1999. The impact of SFAS No. 131 on the Company has not yet been determined.


YEAR 2000

     Most computer programs have historically been written using two digits rather than four to define the applicable year. These programs were written without considering the impact of the upcoming change in the century and may experience problems handling dates beyond the year 1999. This could cause computer applications to fail or to create erroneous results unless corrective measures are taken. Incomplete or untimely resolution of the Year 2000 issue could have a material adverse impact on the Company's business, operations and financial condition in the future.*

     The Company has completed an assessment of the impact of the Year 2000 issue on its computer hardware and software systems and has developed a plan to timely address the Year 2000 issue. The Company is executing that plan and currently believes that it will complete all phases of the plan without any material adverse consequences to its business, operations, or financial condition.* The Company will utilize both internal and external resources to execute its Year 2000 plan. Based on current information, the Company estimates that expenditures related to the execution of its Year 2000 plan will range from approximately $11.0 million to $12.0 million.* Of this, approximately $3.0 million will be charged to expense when incurred; the remainder will be capitalized in accordance with normal policy.* Of the total expected costs related to the Year 2000 plan, certain costs for hardware and software were budgeted to be incurred regardless of the Year 2000 issue.*

     The Company has communicated with its significant suppliers and other vendors to determine the extent to which the Company is vulnerable to the failure of those third parties to remedy their own Year 2000 issues. The Company can give no assurance that failure to address the Year 2000 issue by a third party on whom the Company's systems rely would not have a material adverse effect on the Company.*

*The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by an "asterisk" ("*") or such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties including levels of sales, effectiveness of the Company's brand awareness and marketing programs, store traffic, acceptance of Talbots fashion and expansion plans, appropriate balance of merchandise offerings and responsiveness of the Company's core customers, and timing and levels of markdowns, and, in each case, actual results may differ materially from such forward-looking information. Certain factors that may cause actual results to differ from such forward-looking statements are included in the Company's Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and you are urged to consider such factors. The Company assumes no obligation for updating any such forward-looking statements.

TALBOTS 1997 ANNUAL REPORT



CONSOLIDATED STATEMENTS OF EARNINGS
Dollar amounts in thousands except per share data


                                                                                           Year Ended
                                                                      -----------------------------------------------
                                                                      JANUARY 31,      February 1,        February 3,
                                                                         1998             1997               1996
                                                                      (52 WEEKS)       (52 Weeks)         (53 weeks)
                                                                      -----------------------------------------------
NET SALES                                                             $1,053,806       $1,018,801          $981,042

COSTS AND EXPENSES:
  Cost of sales, buying and occupancy                                    741,133          648,710           615,268
  Selling, general and administrative                                    295,620          261,319           257,210
                                                                      -----------------------------------------------

OPERATING INCOME                                                          17,053          108,772           108,564

INTEREST EXPENSE - net                                                     7,560            5,324             4,231
                                                                      -----------------------------------------------

INCOME BEFORE TAXES                                                        9,493          103,448           104,333

INCOME TAXES                                                               3,655           39,827            41,733
                                                                      -----------------------------------------------

NET INCOME                                                                $5,838          $63,621           $62,600
                                                                      ===============================================



NET INCOME PER SHARE - BASIC                                               $0.18            $1.92             $1.82
                                                                      ===============================================

NET INCOME PER SHARE - ASSUMING DILUTION                                   $0.18            $1.91             $1.82
                                                                      ===============================================

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING - BASIC (in thousands)                         32,386           33,185            34,395
                                                                      ===============================================

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING - ASSUMING
  DILUTION (in thousands)                                                 32,436           33,283            34,471
                                                                      ===============================================




                 See notes to consolidated financial statements.

                                                      TALBOTS 1997 ANNUAL REPORT



CONSOLIDATED BALANCE SHEETS
Dollar amounts in thousands except per share data

                                                                                      JANUARY 31,            February 1,
                                                                                         1998                   1997
                                                                                      ----------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                            $ 10,680              $ 12,348
  Customer accounts receivable - net                                                     97,092                97,274
  Merchandise inventories                                                               195,078               161,230
  Deferred catalog costs                                                                 11,860                 9,566
  Due from affiliates                                                                     8,568                 4,978
  Deferred income taxes                                                                   6,862                 3,319
  Prepaid and other current assets                                                       30,262                23,088
                                                                                      ----------------------------------
    Total current assets                                                                360,402               311,803

PROPERTY AND EQUIPMENT - net                                                            182,610               170,805

GOODWILL - net                                                                           40,888                42,233

INTANGIBLES - net                                                                           589                 1,789

TRADEMARKS - net                                                                         85,421                87,805

DEFERRED INCOME TAXES                                                                     6,523                 7,354
                                                                                      ----------------------------------
TOTAL ASSETS                                                                           $676,433              $621,789
                                                                                      ==================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable to banks                                                               $100,000              $ 24,000
  Accounts payable                                                                       58,010                54,658
  Accrued liabilities                                                                    57,291                48,703
                                                                                      ----------------------------------
     Total current liabilities                                                          215,301               127,361

LONG-TERM DEBT                                                                           50,000                50,000

DEFERRED RENT UNDER LEASE COMMITMENTS                                                    14,666                12,969

COMMITMENTS

STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value; 40,000,000 authorized; 34,955,179 shares and
    34,928,092 shares issued, respectively, and 31,805,415 shares and
    32,916,257 shares outstanding, respectively                                             350                   349
  Additional paid-in capital                                                            287,407               286,874
  Retained earnings                                                                     199,657               207,433
  Cumulative foreign currency translation adjustment                                     (1,998)               (1,154)
  Restricted stock awards                                                                  (529)               (1,164)
  Treasury stock, at cost                                                               (88,421)              (60,879)
                                                                                      ----------------------------------
     Total stockholders' equity                                                         396,466               431,459
                                                                                      ----------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $676,433              $621,789
                                                                                      ==================================


                See notes to consolidated financial statements.

TALBOTS 1997 ANNUAL REPORT



CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollar amounts in thousands

                                                                                                Year Ended
                                                                         --------------------------------------------------------
                                                                           January 31,          February 1,          February 3,
                                                                              1998                 1997                 1996
                                                                           (52 Weeks)           (52 Weeks)           (53 Weeks)
                                                                         --------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                                                  $  5,838             $ 63,621             $ 62,600
Adjustments to reconcile net income to net cash
provided by operating activities:
   Depreciation and amortization                                              40,392               35,095               33,607
   Deferred rent                                                               1,735                2,808                1,126
   Amortization of restricted stock awards                                       780                  637                  637
   Loss on disposal of property and equipment                                  1,913                  857                1,296
   Deferred income taxes                                                      (2,713)              (2,835)                 532
   Changes in current assets and liabilities:
     Customer accounts receivable                                                137              (23,496)              (8,458)
     Merchandise inventories                                                 (34,165)             (17,556)             (19,878)
     Deferred catalog costs                                                   (2,294)               3,191               (3,988)
     Due from affiliates                                                      (3,590)                (970)              (1,437)
     Prepaid and other current assets                                         (7,346)                  63               (6,589)
     Accounts payable                                                          3,388               10,290              (13,468)
     Accrued liabilities                                                       8,676                3,522                  929
     Income taxes payable                                                       --                   --                   (448)
                                                                         --------------------------------------------------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                                  12,751               75,227               46,461
                                                                         --------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Additions to property and equipment                                          (49,684)             (47,539)             (40,478)
Proceeds from disposal of property and equipment                                 144                1,302                   14
                                                                         --------------------------------------------------------
   NET CASH USED IN INVESTING ACTIVITIES                                     (49,540)             (46,237)             (40,464)
                                                                         --------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings under notes payable to banks                                       76,000                 --                 24,000
Borrowings of long-term debt                                                    --                   --                 15,000
Cash dividends                                                               (13,614)             (11,280)              (8,946)
Proceeds from options exercised                                                  332                  337                   45
Purchase of treasury stock                                                   (27,542)             (20,613)             (40,266)
                                                                         --------------------------------------------------------
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        35,176              (31,556)             (10,167)
                                                                         --------------------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                          (55)                  49                   42

NET DECREASE IN CASH AND CASH EQUIVALENTS                                     (1,668)              (2,517)              (4,128)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                  12,348               14,865               18,993
                                                                         --------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $ 10,680             $ 12,348             $ 14,865
                                                                         ========================================================


                 See notes to consolidated financial statements.

                                                      TALBOTS 1997 ANNUAL REPORT



CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollar amounts in thousands except share data

                                                                             Cumulative
                                                                              Foreign
                                      Common Stock    Additional              Currency  Deferred                         Total
                                    -----------------   Paid-in   Retained  Translation  Pension  Restricted  Treasury Stockholders'
                                      Shares   Amount  Capital    Earnings   Adjustment   Cost   Stock Awards   Stock    Equity
                                    ------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 28, 1995         34,908,494  $349   $286,409   $101,438      $335    ($499)   ($2,438)      $ --     $385,594

Net income                                  --    --         --     62,600        --       --         --         --       62,600

Cash dividends paid                         --    --         --     (8,946)       --       --         --         --       (8,946)

Amortization of restricted
  stock award                               --    --         --         --        --       --        637         --          637

Stock options exercised, including
  tax benefit                            2,332    --         63         --        --       --         --         --           63

Purchase of 1,273,000 shares of
  common stock                              --    --         --         --        --       --         --    (40,266)     (40,266)

Other equity transactions                   --    --         --         --    (1,672)      29         --         --       (1,643)
                                    -----------------------------------------------------------------------------------------------
BALANCE AT FEBRUARY 3, 1996         34,910,826   349    286,472    155,092    (1,337)    (470)    (1,801)   (40,266)     398,039

Net income                                  --    --         --     63,621        --       --         --         --       63,621

Cash dividends paid                         --    --         --    (11,280)       --       --         --         --      (11,280)

Amortization of restricted
  stock award                               --    --         --         --        --       --        637         --          637

Stock options exercised, including
  tax benefit                           17,266    --        402         --        --       --         --         --          402

Purchase of 738,835 shares of
  common stock                              --    --         --         --        --       --         --    (20,613)     (20,613)

Other equity transactions                   --    --         --         --       183      470         --         --          653
                                    -----------------------------------------------------------------------------------------------
BALANCE AT FEBRUARY 1, 1997         34,928,092   349    286,874    207,433    (1,154)      --     (1,164)   (60,879)     431,459

Net income                                  --    --         --      5,838        --       --         --         --        5,838

Cash dividends paid                         --    --         --    (13,614)       --       --         --         --      (13,614)

Common stock issued as restricted
  stock award                           12,000    --        299         --        --       --       (299)        --           --

Amortization of restricted
  stock awards                              --    --         --         --        --       --        780         --          780

Stock options exercised, including
  tax benefit                           15,087     1        388         --        --       --         --         --          389

Purchase of 1,137,929 shares of
  common stock                              --    --         --         --        --       --         --    (27,542)     (27,542)

Other equity transactions                   --    --       (154)        --      (844)      --        154         --         (844)
                                    -----------------------------------------------------------------------------------------------
BALANCE AT JANUARY 31, 1998         34,955,179  $350   $287,407   $199,657   ($1,998)    $ --      ($529)  ($88,421)    $396,466
                                    ===============================================================================================



                See notes to consolidated financial statements.

TALBOTS 1997 ANNUAL REPORT


THE TALBOTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Dollar amounts in thousands except per share data

1.   DESCRIPTION OF BUSINESS

     The Talbots, Inc. (together with its subsidiaries, the "Company") is a specialty retailer with a direct marketing catalog operation. On November 18, 1993, the Company effected an initial public offering of its common stock (the "Offering"), issuing 12,621,594 shares of common stock. Prior to the Offering, the Company was a wholly owned subsidiary of JUSCO (U.S.A.), Inc. ("JUSCO (USA)"), which subsequent to the Offering, has continued to own approximately 63.4% of the outstanding common stock of the Company. The Company had been acquired by JUSCO (USA) in 1988 from General Mills, Inc. The acquisition was accounted for under the purchase method of accounting for business combinations.

     The year ended January 31, 1998 was a 52 week reporting period, the year ended February 1, 1997 was a 52 week reporting period and the year ended February 3, 1996 was a 53 week reporting period. To conform with other industry retailers, during fiscal 1995 the Company adopted the National Retail Federation's fiscal calendar.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES - The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included within the consolidated financial statements include sales return reserve, inventory reserve, allowance for doubtful accounts, and the lives of intangible assets.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents.

     CUSTOMER ACCOUNTS RECEIVABLE - Customer accounts receivable are amounts due from customers on the Company's credit card, net of an allowance for doubtful accounts of $1,400 and $1,200 as of January 31, 1998 and February 1, 1997, respectively.

     DEFERRED CATALOG COSTS - Catalog costs, including the cost of production and mailing, are deferred and amortized over the estimated productive selling life of the catalog, generally three to five months.

     MERCHANDISE INVENTORIES - Inventories are stated at the lower of average cost or market using the retail inventory method on a FIFO (first-in, first-out) basis.

     PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method:


      Description                              Years
      ---------------------------------------------------------------------------
      Buildings .............................. 15-50
      Fixtures and equipment ................. 2-10
      Software ............................... 5
      Leasehold improvements ................. 5-15 or term of lease, if shorter
      Leasehold interests .................... 4-20

                                                      TALBOTS 1997 ANNUAL REPORT


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

     GOODWILL - The excess of purchase price over net assets acquired is being amortized over 40 years using the straight-line method. At January 31, 1998 and February 1, 1997 accumulated amortization on goodwill was $12,871 and $11,527, respectively.

     INTANGIBLES - Intangibles consist of the fair market value of existing customer relationships established in June 1988 and are being amortized using a surviving curve lifing analysis, which approximates straight-line, over their lives of approximately nine years. At January 31, 1998 and February 1, 1997, accumulated amortization on intangibles was $31,413 and $30,213, respectively.

     TRADEMARKS - In November 1993 the Company purchased certain trademarks, including the Talbots trade name, from JUSCO (Europe) B.V., a related party (See Note 5). The trademarks, which are registered in the U.S. Patent and Trademark Office and may be renewed indefinitely, are being amortized over 40 years using the straight-line method. At January 31, 1998 and February 1, 1997 accumulated amortization on the trademarks was $9,950 and $7,565, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of current assets (except inventories), current liabilities and long-term debt. Current assets and current liabilities are stated at fair market value; long-term debt, which is at current market interest rates, approximates fair market value.

     FINANCE CHARGE INCOME - Finance charge income on customer accounts receivable is treated as a reduction of selling, general and administrative expense. For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the amounts were $14,701, $12,921 and $9,202, respectively.

     STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." (See Note 4)

     FOREIGN CURRENCY TRANSLATION - The functional currency of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using the average rates of exchange prevailing during the year. Adjustments resulting from such translation are included as a separate component of stockholders' equity.

     INCOME TAXES - In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, deferred income taxes are provided to recognize the effect of temporary differences between tax and financial statement reporting.

     BASIC AND DILUTED NET INCOME PER SHARE - Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the effect of all dilutive potential common shares (as determined by the treasury stock method which includes the tax benefit on assumed stock option exercises).

     For the fiscal period ended January 31, 1998, the Company adopted SFAS No. 128, "Earnings per Share." SFAS No. 128 is intended to simplify the standards for computing earnings per share and makes the United States standards for computing earnings per share more comparable to international standards. SFAS No. 128 requires the presentation of "basic " earnings per share (which excludes dilution) and "diluted" earnings per share. SFAS No. 128 was applied retroactively and had no material impact on the Company's net income per share calculations.

TALBOTS 1997 ANNUAL REPORT


     SUPPLEMENTAL CASH FLOW INFORMATION - Interest paid on a cash basis for the years ended January 31, 1998, February 1, 1997 and February 3, 1996 was $8,207, $6,659 and $5,406, respectively. Income tax payments during the years ended January 31, 1998, February 1, 1997 and February 3, 1996, were $14,517, $42,609 and $43,388, respectively.

     NEW ACCOUNTING PRONOUNCEMENTS - In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for the Company for the period ending January 30, 1999. SFAS No. 130 will have no impact on consolidated net income and requires that certain components of stockholders' equity from nonowner sources be reclassified and presented as "other comprehensive income." Currently the Company's consolidated balance sheets contain one item, cumulative foreign currency translation adjustment, that is a component of stockholders' equity that would be reclassified as "other comprehensive income."

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective for the Company for the period ending January 30, 1999. The impact of SFAS No. 131 on the Company has not yet been determined.

     RECLASSIFICATIONS - Certain reclassifications have been made to the February 1, 1997 consolidated financial statements to conform with the January 31, 1998 presentation.

3.   EQUITY TRANSACTIONS

     During the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the Company declared and paid dividends totaling $0.42 per share, $0.34 per share, and $0.26 per share, respectively.

     On February 21, 1995, the Company adopted a stock repurchase plan authorizing the purchase of up to one million shares of its common stock outstanding over a two year period. The plan was completed in October 1995. In November 1995, the plan was extended, authorizing the Company to purchase up to an additional $40,000 of outstanding stock from time to time over a two year period. In May 1997, this extended plan was completed and a second extension of the Plan was authorized, allowing the Company to purchase up to an additional $40,000 of outstanding stock from time to time over a two year period. As of January 31, 1998, $14,188 of outstanding stock had been purchased under the second extension. At January 31, 1998 and February 1, 1997, the Company held 3,149,764 and 2,011,835 shares, respectively, as treasury shares.

4.   STOCK OPTIONS

     Effective June 1, 1995, the Company implemented a stock option plan for members of its Board of Directors who do not qualify under other Company option plans. The Company has reserved 130,000 shares of common stock for issuance under the plan. The stock options vest over a three year period and expire within ten years from the grant date. The stock options are granted at a price equal to the fair market value of the Company's common stock at the date of grant.

     On November 18, 1993, the Company reserved 2,650,000 shares of common stock for issuance pursuant to the Company's 1993 Executive Stock Based Incentive Plan (the "Plan"). Under the provisions of the Plan, the Company issued to certain key management personnel 163,450 shares of restricted stock. The purchase price of the restricted stock was $.01 per share. The difference between the market price of $19.50 per share and management's cost of $.01 per share for the restricted stock has been recorded as deferred compensation and is being amortized over a five-year service period. Additionally, in October 1997, 12,000 shares of restricted stock were issued to a key executive for the purchase price of $0.01. The difference between the market price of the restricted stock of $24.93 per share and the cost of $0.01 per share was expensed immediately for 6,000 of such shares and the remaining 6,000 shares are being amortized over a fifteen month service period.

     In accordance with the Plan, the Company has issued stock options which vest over a three year period and expire not later than ten years from the grant date. These stock options have been granted at fair market value at the date of grant.

                                                      TALBOTS 1997 ANNUAL REPORT


The following table contains information on the stock options.


                                                                           Weighted
                                                                        Average Option
                                                           Shares       Price per Share
       --------------------------------------------------------------------------------
       Granted:
          Fiscal year 1997                                516,425           $24.99
          Fiscal year 1996                                531,500            28.89
          Fiscal year 1995                                481,000            29.53
          Fiscal year 1994                                471,500            34.63
          Fiscal year 1993                                563,624            19.50
       Exercised:
          Fiscal year 1997                                 15,087            19.72
          Fiscal year 1996                                 17,266            19.50
          Fiscal year 1995                                  2,332            19.50
          Fiscal year 1994                                  1,000            19.50
       Forfeited:
          Fiscal year 1997                                114,170            29.44
          Fiscal year 1996                                  6,001            31.95
          Fiscal year 1994                                  1,500            19.50
       Outstanding at year end:
          Fiscal year 1997                              2,406,693            27.24
          Fiscal year 1996                              2,019,525            27.85
          Fiscal year 1995                              1,511,292            27.41
          Fiscal year 1994                              1,032,624            26.41
          Fiscal year 1993                                563,624            19.50
       Exercisable at year end:
          Fiscal year 1997                              1,470,231            27.48
          Fiscal year 1996                              1,026,821            25.83
          Fiscal year 1995                                528,555            24.00
          Fiscal year 1994                                186,375            19.50


The following table sets forth information regarding options outstanding at January 31, 1998.

                                               Weighted
                                                Average              Number
          Number          Exercise             Remaining           Currently
       of Options           Price                Life             Exercisable
       ----------------------------------------------------------------------
        526,772            $19.50             5.79 years           526,772
        459,665            $34.63             6.77 years           459,665
          5,000            $31.25             7.06 years             5,000
         22,000            $33.00             7.33 years            14,665
        437,665            $29.50             7.77 years           306,313
         22,000            $32.63             8.33 years             7,332
        417,166            $28.50             8.75 years           150,484
        475,925            $24.94             9.74 years                --
         18,500            $28.75             9.37 years                --
         22,000            $26.25             9.33 years                --

TALBOTS 1997 ANNUAL REPORT



     The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had compensation cost for the Company's stock option plans been determined based on the fair value method at the grant date for awards in 1997, 1996 and 1995, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic and diluted net income per share would have been $1,427, $0.04 and $0.04 in 1997, $60,435, $1.82 and $1.82 in 1996 and $60,958, $1.77 and $1.77 in 1995, respectively.

     The fair value of options on their grant date is measured using the Black/Scholes option pricing model. The estimated weighted average fair value of options granted during 1997, 1996 and 1995 were $11.58, $15.05 and $15.83 per option, respectively. Key assumptions used to apply this pricing model are as follows:

                                                                          January 31,     February 1,     February 3,
                                                                            1998             1997            1996
     -----------------------------------------------------------------------------------------------------------------
     Weighted average risk free interest rate                                 6.0%           6.2%            6.0%
     Weighted average expected life of option grants                       8 years        8 years         8 years
     Weighted average expected volatility of underlying stock                42.7%          46.2%           46.0%
     Weighted average expected dividend payment rate,
       as a percentage of the stock price on the date of grant                2.0%           1.2%            1.1%

     The option pricing model used was designed to value readily tradeable stock options with relatively short lives. The options granted to employees are not tradeable and have contractual lives of ten years. The Company believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

5.   RELATED PARTY AND AFFILIATES

     In November 1993 the Company purchased certain trademarks, including the Talbots trade name, from JUSCO (Europe) B.V., a related party. JUSCO (Europe) B.V. has retained rights to certain trademarks in specified Asian territories.

     JUSCO Company, Ltd. owns and operates stores in Japan under the name of Talbots Japan Co., Ltd. ("Talbots Japan"). The Company provides certain services for Talbots Japan and is reimbursed for expenses incurred. At January 31, 1998 and February 1, 1997 the Company was owed $8,534 and $4,954, respectively, for these costs and for merchandise inventory purchases made on behalf of Talbots Japan.

6.   PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                                        January 31,  February 1,
                                                           1998        1997
     ---------------------------------------------------------------------------
     Land                                               $ 11,011     $ 11,011
     Buildings                                            38,956       37,488
     Fixtures and equipment                              181,794      156,802
     Software                                              4,717        4,054
     Leasehold improvements                              101,117       90,859
     Leasehold interests                                   7,477        8,275
     Construction in progress                              9,555        7,783
     ---------------------------------------------------------------------------
     Property and equipment - gross                      354,627      316,272
     Less accumulated depreciation and amortization     (172,017)    (145,467)
     ---------------------------------------------------------------------------
     Property and equipment - net                       $182,610     $170,805
                                                        ========================

                                                      TALBOTS 1997 ANNUAL REPORT


7.   DEBT

     REVOLVING CREDIT - The revolving credit agreements with four banks have maximum available borrowings of $50,000, have two year terms, are due January 28, 2000 and can be extended annually. Interest terms on the revolving credit agreements are negotiable, at the Company's option, for periods of one, three or six months. The interest rates are currently set at an adjusted LIBOR plus 0.5%. Under the agreements, the interest rate terms were fixed at 6.47% at January 28, 1998 until July 28, 1998. At January 31, 1998 and February 1, 1997 the Company had $50,000 outstanding under its revolving credit agreements. None of the outstanding balance is currently payable (See Note 12).

     NOTES PAYABLE TO BANKS - The Company has available an unsecured line-of-credit facility of $125,000 with five banks. At January 31, 1998 and February 1, 1997, $100,000 and $24,000, respectively, was outstanding on this facility. The weighted average interest rate for the year ended January 31, 1998 and February 1, 1997 was 6.13% and 5.85%, respectively.

     LETTERS OF CREDIT - The Company has two letter-of-credit banking agreements totaling $100,000, which it uses primarily for the purchase of merchandise inventories. At January 31, 1998 and February 1, 1997, the Company held $38,324 and $36,994, respectively, in commitments.

     INTEREST EXPENSE - Interest expense for the years ended January 31, 1998, February 1, 1997 and February 3, 1996, was $8,366, $6,636 and $5,500,
     respectively.

8.   INCOME TAXES

     The provision for income taxes for the years ended January 31, 1998, February 1, 1997 and February 3, 1996, consists of the following:

                                                      Year Ended
     ---------------------------------------------------------------------------
                                       January 31,    February 1,    February 3,
                                         1998            1997          1996
     ---------------------------------------------------------------------------
     Currently payable:
       Federal                          $7,290         $37,089        $33,448
       State                              (923)          5,579          7,768
     ---------------------------------------------------------------------------
     Total currently payable             6,367          42,668         41,216
     ---------------------------------------------------------------------------
     Deferred:
       Federal                          (1,288)         (1,508)           354
       State                            (1,424)           (174)           163
       Foreign                              --          (1,159)            --
     ---------------------------------------------------------------------------
     Total deferred                     (2,712)         (2,841)           517
     ---------------------------------------------------------------------------
     Total income tax expense           $3,655         $39,827        $41,733
                                        ========================================


TALBOTS 1997 ANNUAL REPORT


     The effect of temporary differences which gives rise to deferred income tax balances at January 31, 1998 and February 1, 1997, respectively, are as follows:

                                                       January 31, 1998                          February 1, 1997
     --------------------------------------------------------------------------------------------------------------------
                                               Assets     Liabilities        Total        Assets   Liabilities      Total
     --------------------------------------------------------------------------------------------------------------------
     UNITED STATES:
     Current:
        Merchandise inventories                $2,684           --          $2,684         $813           --         $813
        Deferred catalog costs                     --      ($1,259)         (1,259)          --      ($2,021)      (2,021)
        Accrued vacation pay                    1,840           --           1,840        1,645           --        1,645
        Deferred compensation                   3,094           --           3,094        2,621           --        2,621
        Other                                   2,177       (1,674)            503        1,968       (1,707)         261
     --------------------------------------------------------------------------------------------------------------------
     Total current                              9,795       (2,933)          6,862        7,047       (3,728)       3,319
     --------------------------------------------------------------------------------------------------------------------
     Noncurrent:
        Depreciation & amortization                --       (1,512)         (1,512)       1,322           --        1,322
        Lease commitments                       4,693           --           4,693        3,986           --        3,986
        Other                                   2,972         (789)          2,183        1,977       (1,090)         887
     --------------------------------------------------------------------------------------------------------------------
     Total noncurrent                           7,665       (2,301)          5,364        7,285       (1,090)       6,195
     --------------------------------------------------------------------------------------------------------------------

     FOREIGN:
     Noncurrent:
        Subsidiary tax loss carryforwards       4,378           --           4,378        3,424           --        3,424
        Less: valuation allowance              (3,219)          --          (3,219)      (2,265)          --       (2,265)
     --------------------------------------------------------------------------------------------------------------------
     Total noncurrent                           1,159           --           1,159        1,159           --        1,159
     --------------------------------------------------------------------------------------------------------------------
     Total deferred income taxes              $18,619      ($5,234)        $13,385      $15,491      ($4,818)     $10,673
                                              ===========================================================================


     At January 31, 1998, a consolidated foreign subsidiary of the Company had a net operating loss carryforward which begins to expire in fiscal year 1998. Management records a valuation allowance each year reflecting the likelihood of the realization of the related deferred tax asset. For the year ended January 31, 1998, the valuation allowance was increased by $954. For the year ended February 1, 1997, the valuation allowance was reduced by $458. The valuation allowance was increased $671 for the year ended February 3, 1996.

     At January 31, 1998, the Company had state net operating loss carryforwards of $1,327 that expire in years 2000 through 2012.

     For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, total income tax expense differs from that computed by multiplying income before taxes by the United States federal income tax rates as follows:

                                                                              Year Ended
     ------------------------------------------------------------------------------------------------------------------
                                                 January 31,                  February 1,              February 3,
                                                    1998                        1997                     1996
     ------------------------------------------------------------------------------------------------------------------
                                              Tax         Rate            Tax         Rate         Tax            Rate
     ------------------------------------------------------------------------------------------------------------------
     Expected tax expense                   $3,323        35.0%         $36,207       35.0%      $36,517         35.0%
     Adjustments resulting from:
       State income taxes, net of
          federal tax benefit               (1,525)      (16.1)           3,513        3.4         5,155         4.9
       Goodwill amortization                   470         5.0              470        0.5           470         0.5
       Other                                 1,387        14.6             (363)      (0.4)         (409)       (0.4)
     ------------------------------------------------------------------------------------------------------------------
     Actual tax expense                     $3,655        38.5%         $39,827       38.5%      $41,733        40.0%
                                            ===========================================================================

                                                      TALBOTS 1997 ANNUAL REPORT


9.   BENEFIT PLANS

     The Company sponsors a non-contributory defined benefit pension plan covering substantially all salaried and hourly employees. The plan provides retirement benefits for employees who have attained age 21 and completed one year of service. Effective December 31, 1996, the salaried and hourly pension plans were merged and the benefit formulas modified. The benefit formula for salaried and hourly corporate employees is a final average pay benefit formula and the benefit formula for store employees is a career pay formula. The prior plan for hourly employees was a flat dollar plan. The Company's general funding policy is to contribute the greater of amounts that are deductible for federal income tax purposes or required by law.

     Net pension cost for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 included the following components:


                                                                            Year Ended
     ------------------------------------------------------------------------------------------------------
                                                         January 31,         February 1,        February 3,
                                                            1998               1997               1996
     ------------------------------------------------------------------------------------------------------
     Service cost - benefits earned during the period     $2,150              $1,763             $1,341
     Interest cost on projected benefit obligation         1,703               1,246                975
     Return on assets                                     (3,028)             (2,229)              (720)
     Net amortization and deferral                         1,628               1,343                278
     ------------------------------------------------------------------------------------------------------
     Net pension expense                                  $2,453              $2,123             $1,874
                                                          =================================================


     The Company also has a non-qualified supplemental executive retirement plan ("SERP") for key executives impacted by Internal Revenue Code limits on benefits and compensation. The plan is currently unfunded. Net SERP cost for the years ended January 31, 1998, February 1, 1997 and February 3, 1996 included the following components:


                                                                                Year Ended
     -----------------------------------------------------------------------------------------------------
                                                              January 31,       February 1,    February 3,
                                                                1998              1997            1996
     -----------------------------------------------------------------------------------------------------
     Service cost - benefits earned during the period           $195              $195            $155
     Interest cost on projected benefit obligation               171               156             125
     Net amortization and deferral                                46                78              58
     -----------------------------------------------------------------------------------------------------
     Net SERP expense                                           $412              $429            $338
                                                             =============================================

     For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the discount rate used in determining the net pension expense was 7.75%, 7.25% and 8.0%, respectively. For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the discount rate used in determining the actuarial present value of the projected benefit obligation was 7.25%, 7.75% and 7.25%, respectively. The rate of increase in future compensation levels was 4.0% for the year ended January 31, 1998 and 4.75% and 5.5% for the years ended February 1, 1997 and February 3, 1996, respectively. The expected rate of return on assets was 9.0% in all three years. Plan assets for the funded plans consist principally of fixed income and equity securities.

TALBOTS 1997 ANNUAL REPORT



     The following table sets forth the defined benefit plan's and the SERP's funded status and amounts included in accrued liabilities in the Company's consolidated balance sheets:


                                                               Pension Plan                         SERP
     ----------------------------------------------------------------------------------------------------------------
                                                        January 31,     February 1,     January 31,       February 1,
                                                          1998             1997            1998              1997
     ----------------------------------------------------------------------------------------------------------------
     Actuarial present value of
       accumulated benefit obligation                  ($18,481)        ($13,349)        ($1,902)         ($1,635)
                                                      ===============================================================
     Vested benefit obligation                         ($17,026)        ($12,163)        ($1,902)         ($1,567)
                                                      ===============================================================
     Projected benefit obligation for
       service rendered to date                        ($24,197)        ($17,955)        ($2,537)         ($2,121)

     Plan assets at fair value                           21,772           15,865              --               --
     Unrecognized net loss                                1,147              544             356              306
     Prior service cost not yet recognized
       in net periodic pension cost                       1,342            1,505             273              319
     ----------------------------------------------------------------------------------------------------------------
     Funded (unfunded) accrued pension cost                 $64             ($41)        ($1,908)         ($1,496)
                                                      ===============================================================


     The Company has a qualified defined contribution 401(k) plan, which covers substantially all employees. Employees make contributions to the plan, and the Company makes a contribution which matches 50% of an employee's contribution up to a maximum of 6% of the employee's actual compensation. Company contributions for the years ended January 31, 1998, February 1, 1997 and February 3, 1996 were $2,321, $2,252 and $1,954, respectively.

     The Company provides certain medical benefits for most retired employees. The plan is currently unfunded. Below is a reconciliation of the liability as of January 31, 1998, February 1, 1997 and February 3, 1996 and the expense for the years then ending:


                                                               January 31,        February 1,        February 3,
                                                                  1998               1997               1996
     -----------------------------------------------------------------------------------------------------------
     Accumulated postretirement benefit obligation:
        Retirees                                                  ($28)              ($34)              ($44)
        Actives eligible to retire                                (274)              (222)              (164)
        Other actives                                           (1,351)            (1,095)              (991)
     -----------------------------------------------------------------------------------------------------------
     Total accumulated postretirement benefit obligation        (1,653)            (1,351)            (1,199)
     Unrecognized gain                                            (221)              (265)              (184)
     -----------------------------------------------------------------------------------------------------------
     Accrued expense                                           ($1,874)           ($1,616)           ($1,383)
                                                              ==================================================

     Net periodic postretirement benefit expense:
        Service cost                                              $162               $157               $129
        Interest cost                                              117                 95                 84
        Unrecognized net gain                                      (11)                (9)               (13)
     -----------------------------------------------------------------------------------------------------------
     Net periodic postretirement benefit expense                  $268               $243               $200
                                                              ==================================================

     A one percentage point increase in the assumed cost escalation rate would increase the accumulated postretirement benefit obligation at January 31, 1998 by $163 and the total of the service cost and interest cost components of net periodic postretirement cost for 1997 by $37. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% at January 31, 1998, 7.75% at February 1, 1997 and 7.25% at February 3, 1996. Additionally, assumed cost escalation rates that start at 9.4% and grade down gradually to 5.5% were used for the years ended January 31, 1998 and February 1, 1997. Assumed cost escalation rates that start at 11.2% and grade down gradually to 5.5% were used for the year ended February 3, 1996.

                                                      TALBOTS 1997 ANNUAL REPORT



     The Company provides postemployment benefits to certain employees on short-term disability. The Company's obligation at January 31, 1998 and February 1, 1997 was $166 and $164, respectively.

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

     The aggregate minimum future rental commitments under noncancelable operating leases at January 31, 1998 are as follows:

          1998 .........................................  $62,631
          1999 .........................................   62,528
          2000 .........................................   61,543
          2001 .........................................   60,457
          2002 .........................................   57,837
          Thereafter ...................................  232,152

     Rent expense for the years ended January 31, 1998, February 1, 1997 and February 3, 1996, was $60,469, $52,678 and $44,238, respectively, and includes $1,426, $1,766 and $2,195, respectively, of contingent rental expense.

11.  RECONCILIATION OF BASIC TO DILUTED NET INCOME PER SHARE


                                       For the 52 Weeks Ended          For the 52 Weeks Ended          For the 53 Weeks Ended
                                          January 31, 1998                February 1, 1997                February 3, 1996
 -----------------------------------------------------------------------------------------------------------------------------------
                                   Income       Shares   Per-Share  Income      Shares   Per-Share  Income       Shares   Per-Share
                                (Numerator) (Denominator) Amount (Numerator) (Denominator) Amount (Numerator) (Denominator) Amount
 -----------------------------------------------------------------------------------------------------------------------------------
 BASIC NET INCOME PER SHARE:
 Income available to
 common stockholders               $5,838      32,386     $0.18    $63,621     33,185       $1.92    $62,600      34,395     $1.82
 EFFECT OF DILUTIVE SECURITIES
 Stock options                         --          50        --         --         98          --         --          76        --
------------------------------------------------------------------------------------------------------------------------------------
 DILUTED NET INCOME PER SHARE:
 Income available to
 common stockholders
 plus assumed conversions          $5,838      32,436     $0.18    $63,621     33,283       $1.91    $62,600      34,471     $1.82
                                   =================================================================================================


     Options to purchase 1,403,996, 520,166 and 497,500 shares of common stock at prices ranging from $26.25 to $34.63 per share were outstanding during the years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively, but were not included in the computation of diluted net income per share because the options' exercise prices were greater than the average market prices of the common shares. The options, which expire through the year 2007, were still outstanding at the end of their respective fiscal year.

TALBOTS 1997 ANNUAL REPORT



12.  SUBSEQUENT EVENTS

     On February 10, 1998, the Company's Board of Directors amended the 1993 Executive Stock Based Incentive Plan (the "Amendment") to increase the number of shares of common stock authorized thereunder by 3,310,000 shares, subject to stockholder approval at the 1998 Annual Meeting.

     On February 10, 1998, pursuant to the Amendment, the Company's Board of Directors granted, subject to stockholder approval of the Amendment, 465,000 stock options which vest over a three year period and expire not later than ten years from the grant date. These stock options were granted at fair market value at the date of grant.

     Additionally, under the provisions of the Amendment, the Company issued to certain key management personnel 235,800 shares of restricted stock, subject to stockholder approval at the 1998 Annual Meeting. The purchase price of the restricted stock was $.01 per share. The difference between the market price of $14.81 per share and management's cost of $.01 per share for the restricted stock will be recorded as deferred compensation and amortized over a five-year service period.

     In March 1998, the Company received commitments from its banks to increase its existing revolving credit agreements from $50 million to $100 million. The Company expects the agreements to be finalized by approximately the end of the first quarter of fiscal 1998.

                                                      TALBOTS 1997 ANNUAL REPORT



INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders of The Talbots, Inc.:

We have audited the accompanying consolidated balance sheets of The Talbots, Inc. and its subsidiaries as of January 31, 1998, and February 1, 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1998, and February 1, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
March 11, 1998
Boston, Massachusetts

TALBOTS 1997 ANNUAL REPORT


SELECTED QUARTERLY FINANCIAL DATA
Dollar amounts in thousands except per share data


The following table shows certain unaudited quarterly information for the Company during fiscal 1997 and fiscal 1996. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period. Quarterly per share amounts may not total the full year amount due to changes in the number of shares outstanding.


                                                                                           Fiscal 1997 quarter ended
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                            May 3,         August 2,     November 1,    January 31,
                                                                            1997             1997           1997          1998
  ---------------------------------------------------------------------------------------------------------------------------------
  Net sales                                                               $240,742         $244,852       $255,968      $312,244
  Gross profit                                                              96,578           48,556         98,440        69,099
  Net income (loss)                                                         16,488          (11,461)        11,157       (10,346)


  Net income (loss) per share - basic                                        $0.50           ($0.35)         $0.35        ($0.32)
  Net income (loss) per share - assuming dilution                            $0.50           ($0.35)         $0.35        ($0.32)
  Weighted average common shares outstanding - basic (in thousands)         32,902           32,407         32,201        32,033
  Weighted average common shares outstanding - assuming
    dilution (in thousands)                                                 33,009           32,407         32,271        32,033

  Cash dividends per share                                                   $0.09            $0.11          $0.11         $0.11

  Market price data
    High                                                                   $33.875          $34.000        $31.125       $25.000
    Low                                                                    $26.000          $22.500        $23.625       $13.938


                                                                                           Fiscal 1996 quarter ended
  ---------------------------------------------------------------------------------------------------------------------------------
                                                                            May 4,         August 3,     November 2,    February 1,
                                                                            1996             1996           1996           1997
  ---------------------------------------------------------------------------------------------------------------------------------
  Net sales                                                               $236,187         $232,109       $247,467      $303,038
  Gross profit                                                             102,832           70,093        101,592        95,574
  Net income                                                                20,779            6,605         19,764        16,473


  Net income per share - basic                                               $0.62            $0.20          $0.60         $0.50
  Net income per share - assuming dilution                                   $0.62            $0.20          $0.60         $0.50
  Weighted average common shares outstanding - basic (in thousands)         33,487           33,191         33,074        32,987
  Weighted average common shares outstanding - assuming
    dilution (in thousands)                                                 33,597           33,288         33,177        33,045

  Cash dividends per share                                                   $0.07            $0.09          $0.09         $0.09


  Market price data
    High                                                                   $40.125          $35.125        $35.750       $29.875
    Low                                                                    $26.375          $27.875        $27.500       $26.250

TALBOTS 1997 ANNUAL REPORT



MARKET FOR REGISTRANT'S COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

The Company's common stock is traded on the New York Stock Exchange under the trading symbol "TLB." The number of holders of record of common stock at March 24, 1998 was 659. The common stock commenced public trading on November 19, 1993, at the time of the Company's initial public offering.

The payment of dividends and the amount thereof is determined by the Board of Directors and depends, among other factors, upon the Company's earnings, operations, financial condition, capital requirements and general business outlook at the time payment is considered. The Company anticipates that dividends on the common stock will continue to be declared on a quarterly basis.