Form 10-K405, Exhibit 13
period 1999-01-30
TALBOTS INC
filed 1999-04-30
CIK 912263

EXHIBIT 13.1

FIVE YEAR FINANCIAL SUMMARY
Dollar amount in thousands except per share data

The following selected financial data have been derived from the Company's consolidated financial statements. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.

                                                                                  YEAR ENDED
                                              ----------------------------------------------------------------------------------
                                              January 30,       January 31,      February 1,       February 3,       January 28,
                                                     1999              1998             1997              1996              1995
                                               (52 weeks)        (52 weeks)       (52 weeks)        (53 weeks)        (52 weeks)
                                              ----------------------------------------------------------------------------------
STATEMENT OF EARNINGS INFORMATION:
Net sales                                      $1,142,246        $1,053,806       $1,018,801          $981,042          $879,585
Net income                                         36,668             5,838           63,621            62,600            54,457
Net income per share - basic                   $     1.15        $     0.18       $     1.92          $   1.82          $   1.56
Net income per share - assuming dilution       $     1.15        $     0.18       $     1.91          $   1.82          $   1.56
Weighted average number of shares of common
  stock outstanding (in thousands) - basic         31,878            32,386           33,185            34,395            34,908
Weighted average number of shares of common
  stock outstanding (in thousands) -
  assuming dilution                                31,933            32,436           33,283            34,471            34,949
Cash dividends per share                       $     0.44        $     0.42       $     0.34          $   0.26          $   0.18

BALANCE SHEET INFORMATION:
Working capital                                $  201,521        $  145,101       $  184,442          $161,361          $137,864
Total assets                                      657,064           676,433          621,789           572,111           532,514
Total long-term debt                              100,000            50,000           50,000            50,000            35,000
Stockholders' equity                              402,073           396,466          431,459           398,039           385,594

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes accompanying the consolidated financial statements. The 1998 fiscal year ended on January 30, 1999. The 1997 fiscal year ended on January 31, 1998. The 1996 fiscal year ended on February 1, 1997. Each fiscal year had 52 weeks.


RESULTS OF OPERATIONS
The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items in the Company's consolidated statements of earnings for the fiscal periods shown below:

                                                             YEAR ENDED
                                              -------------------------------------
                                              January 30,  January 31, February 1,
                                                     1999         1998        1997
                                              -------------------------------------
Net sales                                           100.0%       100.0%      100.0%
Cost of sales, buying and occupancy expenses         65.6%        70.3%       63.7%
Selling, general and administrative expenses         28.6%        28.1%       25.6%
Operating income                                      5.9%         1.6%       10.7%
Interest expense, net                                 0.6%         0.7%        0.5%
Income before taxes                                   5.2%         0.9%       10.2%
Income taxes                                          2.0%         0.3%        3.9%
Net income                                            3.2%         0.6%        6.2%


FISCAL 1998 COMPARED TO FISCAL 1997
Net sales increased by $88.4 million, to $1,142.2 million, or 8.4% over 1997. Operating income was $66.9 million in 1998 compared to $17.1 million in 1997.

Retail store sales in 1998 increased by $78.4 million, to $973.0 million, or 8.8% over 1997. The percentage of the Company's net sales derived from its retail stores increased to 85.2% in 1998 from 84.9% in 1997. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales. The increase in retail store sales was attributable to the 35 net new stores opened in 1998, the first full year of operation of the 68 non-comparable stores that opened in 1997, and a $26.5 million, or 3.6% increase in comparable store sales from the previous year. Comparable stores are those which were open for at least one full fiscal year. When a new Talbots Petites store or a new Talbots Accessories & Shoes store is opened adjacent to or in close proximity to an existing comparable Misses store, such Misses store is excluded from the computation of comparable store sales for a period of 13 months so that the performance of the full Misses assortment may be properly compared. The Company believes the increase in comparable store sales can be attributed to improvements in its merchandise offerings which more accurately reflect the styling, fit and colors which appeal to its core customer.

Catalog sales in 1998 increased by $10.0 million, to $169.2 million, or 6.3% over 1997. The percentage of the Company's total sales derived from its catalog decreased to 14.8% in 1998 from 15.1% in 1997 due to retail sales increasing at a higher rate than catalog sales. Catalog productivity, as measured by sales per catalog, also improved over 1997. Sales per catalog increased 5.2%, to $3.22 in 1998 from $3.06 in 1997 on circulation of approximately 52.6 million catalogs in 1998 versus 52.0 million catalogs in 1997.

The Company believes that the increase in catalog sales was primarily due to improvements in its merchandise offerings, which had a stronger appeal to its core customers and more closely met their expectations. These improvements are also believed to have contributed to a three percentage point decline in the Company's catalog return rate. The Company attributes the improvement in catalog productivity to its strategy of reducing catalog pages and eliminating certain unproductive mailings.

Cost of sales, buying and occupancy expenses decreased as a percentage of net sales to 65.6% from 70.3% in 1997 due to improved merchandise margins which resulted from stronger full price selling and significantly reduced markdowns resulting from dramatically reduced merchandise inventories over the previous year.

Selling, general and administrative expenses increased as a percentage of net sales to 28.6% in 1998 from 28.1% in 1997. The increase in selling, general and administrative expenses as a percentage of net sales was mainly due to incremental payroll and store operating costs to enhance customer service and to provide additional product training for store associates. Also contributing to the increase was higher spending on information systems, chiefly toward Year 2000 initiatives.

Interest expense, net, decreased by $0.3 million, to $7.3 million in 1998, due to lower average debt levels partially offset by an increase in average borrowing rates. The average total debt, including short-term and long-term bank borrowings, was $125.9 million in 1998 compared to $134.4 million in 1997. The decrease in borrowings was mainly due to improved operating cash flows resulting from an increase in net income and the significant tightening of inventories. The average interest rate, including interest on short-term and long-term bank borrowings, was 6.58% in 1998 compared to 6.22% in 1997.

The effective tax rate for the Company was 38.5% in 1998, the same as in 1997.

FISCAL 1997 COMPARED TO FISCAL 1996
Net sales increased by $35.0 million, to $1,053.8 million, or 3.4% over 1996. Operating income was $17.1 million in 1997 compared to $108.8 million in 1996.

Retail store sales in 1997 increased by $55.6 million, to $894.6 million, or 6.6% over 1996. The percentage of the Company's net sales derived from its retail stores increased to 84.9% in 1997 from 82.4% in 1996. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales and a decrease in catalog sales. The increase in retail store sales was attributable to the 68 net new stores opened in 1997 and the first full year of operation of the 75 non-comparable stores that opened in 1996, and was partially offset by a $12.1 million decline, or 1.8%, in comparable store sales from the previous year. Comparable stores are those which were open for at least one full fiscal year. The Company believes that the decrease in comparable store sales was mainly the result of weak customer response to changes in its traditional merchandise styling and fit, which were not appropriate for the Company's core customer. The Company is addressing these merchandise issues by developing merchandise with more classic styling, fit and colors.

Catalog sales in 1997 decreased by $20.6 million, to $159.2 million, or 11.5% less than 1996. The percentage of the Company's total sales derived from its catalog decreased to 15.1% in 1997 from 17.6% in 1996. Catalog productivity, as measured by sales per catalog, decreased 15.5% in 1997 to $3.06 from $3.62 in 1996. The decline in catalog sales and productivity was due both to presentation changes in early spring and fall catalogs as well as weak customer response to merchandise styling and fit. To address these issues, the Company changed subsequent catalog formats back to what it believes are more successful presentations and is developing merchandise with more classic styling, fit and colors. Catalog circulation increased to approximately 52.0 million catalogs in 1997, from 49.7 million catalogs in 1996.

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

The effective tax rate for the Company remained at 38.5% in 1997.

SEASONALITY AND QUARTERLY FLUCTUATIONS
The nature of the Company's business is to have two distinct selling seasons, spring and fall. The first and second quarters make up the spring season and the third and fourth quarters make up the fall season. Within the spring season, catalog sales are stronger in the first quarter while retail store sales are slightly stronger in the second quarter. Within the fall season, catalog sales and retail store sales are the strongest in the fourth quarter. Historically, catalog sales had been higher during the first and third quarters due to the timing of catalog circulation and the placement of customer orders early in the season. However, as shopping patterns have changed and customers are buying closer to time of need, catalog sales have been their strongest in the fourth quarter. Retail store sales typically peak in the fourth quarter due to the holiday season and the impact of new stores opened during the year.

The following table sets forth certain items in the Company's unaudited quarterly consolidated statements of earnings as a percentage of net sales. The information as to any one quarter is not necessarily indicative of results for any future period.

                                                                      FISCAL QUARTER ENDED
                                                   -----------------------------------------------------------
                                                   May 2,         August 1,      October 31,       January 30,
                                                     1998              1998             1998              1999
                                                   -----------------------------------------------------------
Net sales                                           100.0%            100.0%           100.0%            100.0%
Cost of sales, buying and occupancy expenses         60.1%             71.9%            60.1%             69.3%
Selling, general and administrative expenses         30.2%             26.8%            31.6%             26.2%
Operating income                                      9.6%              1.4%             8.3%              4.4%

                                                   -----------------------------------------------------------
                                                   May 3,         August 2,      November 1,       January 31,
                                                     1997              1997             1997              1998
                                                   -----------------------------------------------------------
Net sales                                           100.0%            100.0%           100.0%            100.0%
Cost of sales, buying and occupancy expenses         59.9%             80.2%            61.5%             77.9%
Selling, general and administrative expenses         28.5%             26.8%            30.5%             26.7%
Operating income (loss)                              11.6%             (6.9)%            8.0%             (4.6)%

The Company's merchandising strategy focuses on liquidating seasonal inventory at the end of each selling season. Generally, the Company achieves this goal by conducting major sale events at the end of the second and fourth quarters. These events sharply accelerate the rate of units sold and are effective in liquidating season-end inventories. However, selling this clearance inventory at marked down retail values has the effect of increasing the Company's cost of sales, buying and occupancy expenses as a percentage of net sales in these periods.

The Company's selling, general and administrative expenses are strongly affected by the seasonality of sales. The two key elements of this seasonality are (1) the catalog circulation strategy, which affects catalog sales volume and produces commensurately high catalog production costs and (2) the major semiannual sale events in the second quarter and the fourth quarter, which require additional store payroll and supplies. An additional factor is the store expansion program, which results in having more stores open in the fall than at the beginning of the year and therefore results in higher store payroll and operations-related expenses.

The combined effect of the patterns of net sales, cost of sales, buying and occupancy expenses and selling, general and administrative expenses, described above, has produced higher operating income margins in the first and third quarters.

LIQUIDITY AND CAPITAL RESOURCES
The Company's primary sources of working capital are cash flows from operating activities and a line of credit facility from five banks, with maximum available short-term borrowings of $125.0 million. At January 30, 1999, the Company had no amounts outstanding under the line of credit facility. At January 31, 1998, the Company had $100.0 million outstanding under this facility. Additionally, the Company has a revolving credit facility with four banks (the "Facility"). In April 1998, the Company entered into new agreements with these banks to increase the Facility from $50.0 million to $100.0 million. At January 30, 1999 and January 31, 1998 the Company's outstanding borrowings under the Facility were $100.0 million and $50.0 million, respectively. Notes under the Facility currently extend variously between February 2000 and January 2001, subject to annual extensions. The Company's working capital needs are typically at their lowest during the spring season and peak during the fall selling season.

Cash provided by operating activities totaled $136.4 million in 1998. The increase in cash provided by operating activities from the prior year is mainly due to higher net income, and the tight control of inventories in the current year.

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

Cash used in investing activities for 1998 was $45.1 million. Of this amount, approximately $31.7 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores. Cash used in investing activities for 1997 was $49.5 million. Of this amount, approximately $42.8 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores.

Capital expenditures for 1999 are currently expected to be approximately $55.0 million. The Company currently plans to open between 35 and 40 new stores during 1999. Approximately $30.4 million is expected to be used for opening new stores and expanding, renovating and relocating existing stores. Approximately $9.0 million is expected to be used to enhance the Company's computer information systems, and $11.1 million is expected to be used for the expansion of the Company's Hingham and Lakeville, Massachusetts corporate facilities. The remaining amount will be used for other capital needs in the normal course of business. The actual amount of such capital expenditures will depend on a number of factors, including the schedule of such activity during 1999, and the number, type and timing of stores being opened, expanded, renovated and relocated.

Cash used in financing activities totaled $81.8 million in 1998. During fiscal 1998 the Company paid cash dividends of $0.44 per share and repurchased 912,878 shares of Company common stock at an average price per share of $21.96. The payment of cash dividends and the purchase of treasury stock in 1998 were funded through operating cash flows.

Cash provided by financing activities totaled $35.2 million in 1997. During fiscal 1997, the Company paid cash dividends of $0.42 per share and repurchased 1,137,929 shares of Company common stock at an average price per share of $24.18. The payment of cash dividends and the purchase of treasury stock in 1997 were funded through borrowings under the Company's existing credit facilities.

In 1998 and 1997 cash from operating activities and funds available to the Company under its line of credit facility and its revolving credit facility were sufficient to meet cash required for capital expenditures, dividends and the purchase of treasury stock. The Company's usage of the line of credit facility peaked at $120.0 million in both 1998 in 1997. The Company's primary ongoing cash requirements will be to fund new stores and the expansions, renovations and relocations of existing stores, to finance working capital build-ups during peak selling seasons, enhancements to the Company's information systems, expansion of its Hingham and Lakeville facilities and payment of cash dividends that may be declared from time to time.

For the current fiscal year and next fiscal year, the Company currently believes its cash flows from operating activities and funds available to it under its credit facilities will be sufficient to meet its planned capital expenditure and working capital requirements, including its debt service payments.

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

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The market risk inherent in the Company's financial instruments and in its financial position is the potential for loss arising from adverse changes in interest rates. The Company does not enter into financial instruments for trading purposes.

At January 30, 1999, the Company has $100.0 million of variable rate borrowings outstanding under its revolving credit facility, which approximate fair market value. A hypothetical 10% adverse change in current interest rates for this variable rate debt would have an approximate $0.4 million negative impact on the Company's earnings and cash flows.

NEW ACCOUNTING PRONOUNCEMENTS
In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for the Company's quarter ended May 1, 1999. SOP 98-1 establishes accounting standards for costs incurred in the development or implementation of computer software. These new standards require the capitalization of certain software implementation costs and provide guidance on those costs which should be expensed as incurred. The impact of SOP 98-1, if any, on the Company has not yet been determined.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for the Company's quarter ended May 1, 1999. SOP 98-5 requires that start-up activities be expensed as incurred. The application of SOP 98-5 is not expected to have a material impact on the Company's financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the Company's quarter ended April 29, 2000. SFAS No. 133 significantly modifies accounting and reporting standards for derivatives and hedging activities. The impact of SFAS No. 133, if any, on the Company has not yet been determined.

YEAR 2000
Most computer programs have historically been written using two digits rather than four to define the applicable year. These programs were written without considering the impact of the upcoming change in the century and may experience problems handling dates beyond the year 1999. This could cause computer applications to fail or to create erroneous results unless corrective measures are taken. Incomplete or untimely resolution of the Year 2000 ("Y2K") issue could have a material adverse impact on the Company's business, operations and financial condition in the future.

The Company has conducted a comprehensive review of (1) its information systems software and hardware, (2) its facilities and distribution equipment and (3) its third party relationships to identify material systems that could be affected by the Y2K issue and has developed an implementation plan intended to address this issue.

The Company has adopted a five-phase Y2K program consisting of:

Phase I: Identification and ranking of material components of the Company's systems and equipment, and material suppliers and vendors that may be vulnerable to Y2K problems

Phase II:      Assessment of items identified in Phase I

Phase III:     Remediation or replacement of non-compliant internal systems and components and determination of solutions for non-compliant suppliers and vendors

Phase IV:      Testing of such internal systems and components following
               remediation

Phase V: Developing contingency plans to address the most reasonably likely worst case Y2K scenarios

The identification, assessment and remediation phases of the Y2K program have been substantially completed and these phases included both the Company's material information technology systems and hardware ("IT Systems") and the Company's significant non-information technology equipment known to have microchips or other embedded technology ("non-IT Equipment"). The Company currently expects to complete the testing phase, including installation and testing of Year 2000 versions, by approximately fall 1999. Subsequent to preliminary testing, the Company expects to continue periodic testing for new installations, versions or changes. Virtually all the compliance has been performed and is currently expected to be performed using internal and external resources.

In addition to Y2K implementation for the Company's internal systems and equipment, the Company is communicating with material suppliers and vendors to determine their state of readiness with respect to Y2K. Assessment of material third party Y2K readiness is currently expected to be substantially completed by mid 1999. Failure of significant suppliers, vendors or other third parties to timely address and remedy Y2K problems or to develop and effect appropriate contingency plans could have a material adverse effect on the Company's business and operations. The Company believes that the geographically dispersed nature of its business and its diverse supplier and vendor base should minimize such potential adverse effects.

The Company presently believes that with modifications to existing software and conversions to new software for certain applications, the Y2K problem will not cause a significant disruption of its operations. However, the Y2K problem is unique and the Company's Y2K compliance program is based on various assumptions and expectations which cannot be assured. Potential risks include loss of electric power or certain communication links, other disruptions to its business such as delayed deliveries from suppliers, as well as disruptions to distribution channels, including ports, transportation services and the Company's own Distribution Center. The Company is in the process of developing contingency plans for critical systems and processes, which will be based on the Company's continuing assessment of potential risks. The Company anticipates that these contingency plans will be completed by approximately fall 1999.

Based on current information, the total estimated cost to address Y2K is $14.0 million; of this, approximately $6.0 million will be charged to expense as incurred. Approximately $5.6 million has been incurred to date, of which $2.8 million was charged to expense as incurred, or approximately 12.1% of the Company's fiscal 1998 IT budget. All costs incurred to date were budgeted expenditures and were funded through operating cash flows. The costs associated with completion of the Y2K program will be expensed as incurred or capitalized in accordance with normal policy and are not currently expected to have a material adverse impact on the Company's financial position or results of operations. The Company has not deferred any material information technology projects as a result of its Year 2000 program. The Company's cost estimates do not include internal personnel costs (primarily salaries and benefits) which the Company doesn't separately track, costs associated with any contingency plans or costs for addressing and resolving issues as a result of the failure of third parties to become Y2K compliant.

FORWARD-LOOKING INFORMATION
This Annual Report contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by such forward-looking terminology as "expect", "look", "believe", "anticipate", "may", "will", "plan", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties including levels of sales, effectiveness of the Company's brand awareness and marketing programs, store traffic, acceptance of Talbots fashions, expansion plans and schedule, appropriate balance of merchandise offerings and responsiveness of the Company's core customers, timing and levels of markdowns, and any potential disruptions to the Company's operations caused by failure of any of the Company's IT systems, non-IT equipment or third party suppliers or vendors to be Y2K ready, and, in each case, actual results may differ materially from such forward-looking information. Certain factors that may cause actual results to differ from such forward-looking statements are included in this Annual Report and in the Company's Current Report on Form 8-K (dated October 30,
1996) filed with the Securities and Exchange Commission (a copy of which may be obtained from the Company at 781-741-4500), as well as other periodic reports filed by the Company with the Securities and Exchange Commission. You are urged to consider such factors. The Company assumes no obligation for updating any such forward-looking statements.

CONSOLIDATED STATEMENTS OF EARNINGS
Dollar amounts in thousands except per share data

                                                                 YEAR ENDED
                                              ----------------------------------------------
                                              January 30,       January 31,      February 1,
                                                     1999              1998             1997
                                              ----------------------------------------------
NET SALES                                      $1,142,246        $1,053,806       $1,018,801

COSTS AND EXPENSES:
   Cost of sales, buying and occupancy            749,112           741,133          648,710
   Selling, general and administrative            326,203           295,620          261,319
                                               ---------------------------------------------

OPERATING INCOME                                   66,931            17,053          108,772

INTEREST EXPENSE - NET                              7,308             7,560            5,324
                                               ---------------------------------------------

INCOME BEFORE TAXES                                59,623             9,493          103,448

INCOME TAXES                                       22,955             3,655           39,827
                                               ---------------------------------------------

NET INCOME                                     $   36,668        $    5,838       $   63,621
                                               =============================================

NET INCOME PER SHARE - BASIC                   $     1.15        $     0.18       $     1.92
                                               =============================================

NET INCOME PER SHARE - ASSUMING DILUTION       $     1.15        $     0.18       $     1.91
                                               =============================================

WEIGHTED AVERAGE NUMBER OF SHARES OF
   COMMON STOCK OUTSTANDING -
   BASIC (in thousands)                            31,878            32,386           33,185
                                               =============================================

WEIGHTED AVERAGE NUMBER OF SHARES OF
   COMMON STOCK OUTSTANDING -
   ASSUMING DILUTION (in thousands)                31,933            32,436           33,283
                                               =============================================


                See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Dollar amounts in thousands except per share data

                                                      January 30,      January 31,
                                                             1999             1998
                                                      ----------------------------
ASSETS
Current Assets:
     Cash and cash equivalents                           $ 20,195         $ 10,680
     Customer accounts receivable - net                   100,825           97,092
     Merchandise inventories                              175,678          195,078
     Deferred catalog costs                                 8,400           11,860
     Due from affiliates                                    6,653            8,568
     Deferred income taxes                                  7,139            6,862
     Prepaid and other current assets                      21,025           30,262
                                                         -------------------------
          Total current assets                            339,915          360,402

Property and Equipment - net                              189,510          182,610
Goodwill - net                                             39,544           40,888
Intangibles -  net                                             --              589
Trademarks - net                                           83,036           85,421
Deferred Income Taxes                                       5,059            6,523
                                                         -------------------------
Total Assets                                             $657,064         $676,433
                                                         =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Notes payable to banks                              $     --         $100,000
     Accounts payable                                      66,356           58,010
     Accrued liabilities                                   72,038           57,291
                                                         -------------------------
          Total current liabilities                       138,394          215,301

Long-Term Debt                                            100,000           50,000
Deferred Rent Under Lease Commitments                      16,597           14,666
Commitments
Stockholders' Equity:
     Common stock, $0.01 par value; 40,000,000
          authorized; 35,321,545 shares and
          34,955,179 shares issued, respectively,
          and 31,258,903 shares and 31,805,415
          shares outstanding, respectively                    353              350
     Additional paid-in capital                           294,089          287,407
     Retained earnings                                    222,318          199,657
     Accumulated other comprehensive income (loss)         (2,431)          (1,998)
     Restricted stock awards                               (3,157)            (529)
     Treasury stock, at cost                             (109,099)         (88,421)
                                                         -------------------------
          Total stockholders' equity                      402,073          396,466
                                                         -------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $657,064         $676,433
                                                         =========================


                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollar amounts in thousands

                                                                                 YEAR ENDED
                                                               -----------------------------------------------
                                                               January 30,       January 31,       February 1,
                                                                      1999              1998              1997
                                                               -----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                        $ 36,668           $ 5,838           $63,621
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                                  40,035            40,392            35,095
     Deferred rent                                                   1,950             1,735             2,808
     Amortization of restricted stock awards                         1,137               780               637
     Forfeiture of restricted stock awards                            (223)               --                --
     Loss on disposal of property and equipment                      2,314             1,913               857
     Deferred income taxes                                           1,187            (2,713)           (2,835)
     Changes in current assets and liabilities:
         Customer accounts receivable                               (3,754)              137           (23,496)
         Merchandise inventories                                    19,238           (34,165)          (17,556)
         Deferred catalog costs                                      3,460            (2,294)            3,191
         Due from affiliates                                         1,915            (3,590)             (970)
         Prepaid and other current assets                            9,338            (7,346)               63
         Accounts payable                                            8,362             3,388            10,290
         Accrued liabilities                                        14,793             8,676             3,522
                                                                  --------------------------------------------
     Net cash provided by operating activities                     136,420            12,751            75,227
                                                                  --------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment                                (45,224)          (49,684)          (47,539)
Proceeds from disposal of property and equipment                       159               144             1,302
                                                                  --------------------------------------------
     Net cash used in investing activities                         (45,065)          (49,540)          (46,237)
                                                                  --------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) borrowings under notes payable to banks                (100,000)           76,000                --
Borrowings of long-term debt                                        50,000                --                --
Cash dividends                                                     (14,007)          (13,614)          (11,280)
Proceeds from options exercised and restricted stock issued          2,271               332               337
Purchase of treasury stock                                         (20,050)          (27,542)          (20,613)
                                                                  --------------------------------------------
     Net cash (used in) provided by financing activities           (81,786)           35,176           (31,556)
                                                                  --------------------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                (54)              (55)               49
                                                                  --------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 9,515            (1,668)           (2,517)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        10,680            12,348            14,865
                                                                  --------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $ 20,195           $10,680           $12,348
                                                                  ============================================


                See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Dollar amounts in thousands except share data

                                                                                                  Accumulated
                                                       Common Stock      Additional                  Other
                                                    ------------------    Paid-in     Retained   Comprehensive
                                                      Shares    Amount    Capital     Earnings   Income (Loss)
                                                    ----------------------------------------------------------

BALANCE AT FEBRUARY 3, 1996                         34,910,826   $349     $286,472    $155,092      $(1,807)

   Cash dividends paid                                      --     --           --     (11,280)          --

   Amortization of restricted stock award                   --     --           --          --           --

   Stock options exercised, including tax benefit       17,266     --          402          --           --

   Purchase of 738,835 shares of common stock               --     --           --          --           --

   Comprehensive income:
      Net income                                            --     --           --      63,621           --
      Translation adjustment                                --     --           --          --          183
      Deferred pension cost                                 --     --           --          --          470

   Comprehensive income                                     --     --           --          --           --
                                                    ----------------------------------------------------------

BALANCE AT FEBRUARY 1, 1997                         34,928,092    349      286,874     207,433       (1,154)

   Cash dividends paid                                      --     --           --     (13,614)          --

   Common stock issued as restricted
      stock award                                       12,000     --          299          --           --

   Amortization of restricted stock award                   --     --           --          --           --

   Stock options exercised, including tax benefit       15,087      1          388          --           --

   Purchase of 1,137,929 shares of common stock             --     --           --          --           --

   Other equity transactions                                --     --         (154)         --           --

   Comprehensive income:
      Net income                                            --     --           --       5,838           --
      Translation adjustment                                --     --           --          --         (844)

   Comprehensive income                                     --     --           --          --           --
                                                    ----------------------------------------------------------

BALANCE AT JANUARY 31, 1998                         34,955,179    350      287,407     199,657       (1,998)

   Cash dividends paid                                      --     --           --     (14,007)          --

   Common stock issued as restricted
      stock award                                      256,500      2        4,015          --           --

   Amortization of restricted stock awards                  --     --           --          --           --

   Stock options exercised, including tax benefit      109,866      1        2,560          --           --

   Purchase of 912,878 shares of common stock               --     --           --          --           --

   Other equity transactions                                --     --          107          --           --

   Comprehensive income:
      Net income                                            --     --           --      36,668           --
      Translation adjustment                                --     --           --          --         (433)

   Comprehensive income                                     --     --           --          --           --
                                                    ----------------------------------------------------------

BALANCE AT JANUARY 30, 1999                         35,321,545   $353     $294,089    $222,318      $(2,431)
                                                    ==========================================================


                                                     Restricted                                     Total
                                                       Stock        Treasury   Comprehensive    Stockholders'
                                                       Awards         Stock        Income          Equity
                                                     --------------------------------------------------------

BALANCE AT FEBRUARY 3, 1996                           $(1,801)     $ (40,266)                     $398,039

   Cash dividends paid                                     --             --                       (11,280)

   Amortization of restricted stock award                 637             --                           637

   Stock options exercised, including tax benefit          --             --                           402

   Purchase of 738,835 shares of common stock              --        (20,613)                      (20,613)

   Comprehensive income:
      Net income                                           --             --      $ 63,621          63,621
      Translation adjustment                               --             --           183             183
      Deferred pension cost                                --             --           470             470
                                                                                  --------
   Comprehensive income                                    --             --        64,274              --
                                                     --------------------------------------------------------

BALANCE AT FEBRUARY 1, 1997                            (1,164)       (60,879)                      431,459

   Cash dividends paid                                     --             --                       (13,614)

   Common stock issued as restricted
      stock award                                        (299)            --                            --

   Amortization of restricted stock award                 780             --                           780

   Stock options exercised, including tax benefit          --             --                           389

   Purchase of 1,137,929 shares of common stock            --        (27,542)                      (27,542)

   Other equity transactions                              154             --

   Comprehensive income:
      Net income                                           --             --         5,838           5,838
      Translation adjustment                               --             --          (844)           (844)
                                                                                  --------
   Comprehensive income                                    --             --         4,994              --
                                                     --------------------------------------------------------

BALANCE AT JANUARY 31, 1998                              (529)       (88,421)                      396,466

   Cash dividends paid                                     --             --                       (14,007)

   Common stock issued as restricted
      stock award                                      (4,015)            --                             2

   Amortization of restricted stock awards              1,137             --                         1,137

   Stock options exercised, including tax benefit          --             --                         2,561

   Purchase of 912,878 shares of common stock              --        (20,050)                      (20,050)

   Other equity transactions                              250           (628)                         (271)

   Comprehensive income:
      Net income                                           --             --        36,668          36,668
      Translation adjustment                               --             --          (433)           (433)
                                                                                  --------
   Comprehensive income                                    --             --        36,235              --
                                                     --------------------------------------------------------

BALANCE AT JANUARY 30, 1999                           $(3,157)     $(109,099)           --      $  402,073
                                                     ========================================================

                See notes to consolidated financial statements.

THE TALBOTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dollar amounts in thousands except per share data

[1] DESCRIPTION OF BUSINESS

The Talbots, Inc. (together with its subsidiaries, the "Company") is a specialty retailer with a direct marketing catalog operation. On November 18, 1993, the Company effected an initial public offering of its common stock (the "Offering"), issuing 12,621,594 shares of common stock. Prior to the Offering, the Company was a wholly owned subsidiary of JUSCO (U.S.A.), Inc. ("JUSCO
(USA)"), which subsequent to the Offering, remains the Company's majority shareholder, owning approximately 62.7% of the Company's outstanding common stock. The Company had been acquired by JUSCO (USA) in 1988 from General Mills, Inc. The acquisition was accounted for under the purchase method of accounting for business combinations.

The years ended January 30, 1999, January 31, 1998 and February 1, 1997 were 52 week reporting periods. The Company conforms to the National Retail Federation's fiscal calendar.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

CUSTOMER ACCOUNTS RECEIVABLE - Customer accounts receivable are amounts due from customers on the Company's credit card, net of an allowance for doubtful accounts of $1,600 and $1,400 as of January 30, 1999 and January 31, 1998, respectively.

ADVERTISING - Advertising costs, which include media, production and catalogs totaled $62,517, $65,283 and $58,037 in the years ended January 30, 1999, January 31, 1998 and February 1, 1997. Media and production costs are expensed in the period in which the advertising first takes place, while catalog costs are amortized over the estimated productive selling life of the catalog, generally three to five months.

MERCHANDISE INVENTORIES - Inventories are stated at the lower of average cost or market using the retail inventory method on a FIFO (first-in, first-out) basis.

PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method:

         DESCRIPTION                YEARS
    ---------------------------------------------------------------------
         Buildings                 15-50
         Fixtures and equipment     2-10
         Software                      5
         Leasehold improvements     5-15 or term of lease, if shorter
         Leasehold interests        4-20

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

GOODWILL - The excess of purchase price over net assets acquired is being amortized over 40 years using the straight-line method. At January 30, 1999 and January 31, 1998 accumulated amortization on goodwill was $14,215 and $12,871, respectively.

INTANGIBLES - Intangibles consist of the fair market value of existing customer relationships established in June 1988 and are being amortized using a surviving curve lifing analysis, which approximates straight-line, over their lives of approximately nine years. At January 30, 1999 and January 31, 1998 accumulated amortization on intangibles was $32,002 and $31,413, respectively.

TRADEMARKS - In November 1993 the Company purchased certain trademarks, including the Talbots trade name, from JUSCO (Europe) B.V., a related party (see
Note 5). The trademarks, which are registered in the U.S. Patent and Trademark Office and may be renewed indefinitely, are being amortized over 40 years using the straight-line method. At January 30, 1999 and January 31, 1998 accumulated amortization on the trademarks was $12,334 and $9,950, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The Company's financial instruments consist primarily of current assets (except inventories), current liabilities and long-term debt. The carrying value of current assets and current liabilities approximates their fair market values; long-term debt, which has variable interest rate terms, is therefore at current market interest rates, and its carrying value approximates its fair market value.

FINANCE CHARGE INCOME - Finance charge income on customer accounts receivable is treated as a reduction of selling, general and administrative expense. For the years ended January 30, 1999, January 31, 1998 and February 1, 1997, the amounts were $15,333, $14,701 and $12,921, respectively.

STOCK-BASED COMPENSATION - The Company accounts for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (see Note 4).

FOREIGN CURRENCY TRANSLATION - The functional currency of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using the average rates of exchange prevailing during the year. Adjustments resulting from such translation are included as a separate component of comprehensive income.

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

COMPREHENSIVE INCOME - In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that certain components of stockholders' equity from nonowner sources be identified as "other comprehensive income." For the years ended January 30, 1999 and January 31, 1998, the Company's comprehensive net income was comprised of the impact of changes in the cumulative foreign currency translation adjustment. For the year ended February 1, 1997, comprehensive net income was comprised of the impact of changes in the cumulative foreign currency translation adjustment and the reversal of a deferred pension debit. Comprehensive income is included in the consolidated statements of stockholders' equity.

SUPPLEMENTAL CASH FLOW INFORMATION - Interest paid on a cash basis for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 was $7,538, $8,207
and $6,659, respectively. Income tax payments during the years ended January 30, 1999, January 31, 1998 and February 1, 1997 were $19,457, $14,517 and $42,609, respectively.

NEW ACCOUNTING PRONOUNCEMENTS - In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for the Company's quarter ended May 1, 1999. SOP 98-1 establishes accounting standards for costs incurred in the development or implementation of computer software. These new standards require the capitalization of certain software implementation costs and provide guidance on those costs which should be expensed as incurred. The impact of SOP 98-1, if any, on the Company has not yet been determined.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities," which is effective for the Company's quarter ended May 1, 1999. SOP 98-5 requires that start-up activities be expensed as incurred. The application of SOP 98-5 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for the Company's quarter ended April 29, 2000. SFAS No. 133 significantly modifies accounting and reporting standards for derivatives and hedging activities. The impact of SFAS No. 133, if any, on the Company has not yet been determined.

RECLASSIFICATIONS - Certain reclassifications have been made to the February 1, 1997 and January 31, 1998 consolidated financial statements to conform with the January 30, 1999 presentation.

[3] EQUITY TRANSACTIONS

During the years ended January 30, 1999, January 31, 1998 and February 1, 1997, the Company declared and paid dividends totaling $0.44 per share, $0.42 per share, and $0.34 per share, respectively.

On February 21, 1995, the Company adopted a stock repurchase plan authorizing the purchase of up to one million shares of its common stock outstanding over a two-year period. The plan was completed in October 1995. In November 1995, the plan was extended, authorizing the Company to purchase up to an additional $40,000 of outstanding stock from time to time over a two-year period. In May 1997, this extended plan was completed and a second extension of the Plan was authorized, allowing the Company to purchase up to an additional $40,000 of outstanding stock from time to time over a two-year period. As of January 30, 1999, $33,766 of outstanding stock had been purchased under the second extension. At January 30, 1999 and January 31, 1998, the Company held 4,062,642 and 3,149,764 shares, respectively, as treasury shares. Treasury shares also include shares forfeited under the Company's restricted stock plan.


[4] STOCK OPTIONS

Effective June 1, 1995, the Company implemented a stock option plan for members of its Board of Directors who do not qualify under other Company option plans. The Company has reserved 130,000 shares of common stock for issuance under the plan. The stock options vest over a three-year period and expire within ten years from the grant date. The stock options are granted at a price equal to the fair market value of the Company's common stock at the date of grant.

On November 18, 1993, the Company reserved 2,650,000 shares of common stock for issuance pursuant to the Company's 1993 Executive Stock Based Incentive Plan (the "Plan"). In February 1998, the Company's Board of Directors amended the Plan to increase the number of shares of common stock authorized thereunder by an additional 3,310,000 shares. This increase in authorized shares was approved by the Company's shareholders at the Company's Annual Meeting in May 1998.

Under the provisions of the Plan, the Company has issued to certain key management personnel shares of restricted stock. The purchase price of the restricted stock is $.01 per share. The difference between the market price of the shares on the date of grant and the individual's cost of $.01 per share is recorded as deferred compensation and is amortized over a five-year service period. At January 30, 1999, 250,800 shares of restricted stock were outstanding.

A summary of the changes in restricted shares outstanding for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 is presented below.


                                                                      YEAR ENDED
                                       ------------------------------------------------------------------------
                                          January 30, 1999          January 31, 1998         February 1, 1997
                                       ------------------------------------------------------------------------
                                                      Weighted                  Weighted               Weighted
                                                       average                   average                average
                                                        market                    market                 market
                                                      price of                  price of               price of
                                                     shares on                 shares on              shares on
                                          Number       date of      Number       date of      Number    date of
                                       of shares         grant   of shares         grant   of shares      grant
                                       ------------------------------------------------------------------------

Outstanding at beginning of year          56,533        $20.08     108,973        $19.50     163,450     $19.50
Granted                                  256,500        $15.66      12,000        $24.94          --         --
Vested                                   (45,342)       $19.50     (56,532)       $19.50     (54,477)    $19.50
Forfeited                                (16,891)       $16.25      (7,908)       $19.50          --         --
                                       ------------------------------------------------------------------------
Outstanding at end of year               250,800        $15.92      56,533        $20.08     108,973     $19.50
                                       ========================================================================


In accordance with the Plan, the Company has issued stock options which vest over a three-year period and expire not later than ten years from the grant date. These stock options have been granted at fair market value at the date of grant.

A summary of activity in the Company's option plans during the years ended January 30, 1999, January 31, 1998 and February 1, 1997 is presented below.

                                                                      YEAR ENDED
                                       ------------------------------------------------------------------------
                                          January 30, 1999          January 31, 1998         February 1, 1997
                                       ------------------------------------------------------------------------
                                                      Weighted                  Weighted               Weighted
                                                       average                   average                average
                                                        option                    option                 option
                                          Number     price per      Number     price per      Number  price per
                                       of shares         share   of shares         share   of shares      share
                                       ------------------------------------------------------------------------

Outstanding at beginning of year       2,406,693        $27.24   2,019,525        $27.85   1,511,292      $27.41
Granted                                  549,000        $16.29     516,425        $24.99     531,500      $28.89
Exercised                               (109,866)       $20.67     (15,087)       $19.72     (17,266)     $19.50
Forfeited                               (244,315)       $27.64    (114,170)       $29.44      (6,001)     $31.95
                                       ------------------------------------------------------------------------
Outstanding at end of year             2,601,512        $25.17   2,406,693        $27.24   2,019,525      $27.85
                                       ========================================================================
Exercisable at end of year             1,636,639        $27.69   1,470,231        $27.48   1,026,821      $25.83
                                       ========================================================================

The following table summarizes information regarding stock options outstanding at January 30, 1999.

                              Options Outstanding                      Options Exercisable
-------------------------------------------------------------------------------------------------
                     Number of      Weighted         Weighted        Number of       Weighted
     Range of         options        average          average         options         average
  exercise prices   outstanding   remaining life   exercise price   exercisable   exercise price
-------------------------------------------------------------------------------------------------
      $14.81          425,500       9.0 years         $14.81                0         $14.81
  $18.38 - $20.31     459,823       4.9 years         $19.48          425,823         $19.50
      $22.75            8,500       9.6 years         $22.75                0         $22.75
  $24.94 - $26.81     473,025       8.8 years         $25.05          135,668         $25.01
  $28.19 - $29.50     793,998       7.0 years         $28.98          641,817         $29.10
  $32.13 - $34.63     440,666       5.4 years         $34.44          433,331         $34.47

The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had compensation cost for the Company's stock option plans been determined based on the fair value method at the grant date for awards in 1998, 1997 and 1996, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic and diluted net income per share would have been reported as follows:

                                                       YEAR ENDED
                                          -------------------------------------
                                          January 30,  January 31,  February 1,
                                                 1999         1998         1997
                                          -------------------------------------
Net income                                    $33,058       $1,427      $60,435
Net income per share - basic                  $  1.04       $ 0.04      $  1.82
Net income per share - assuming dilution      $  1.04       $ 0.04      $  1.82


The fair value of options on their grant date is measured using the Black/Scholes option pricing model. The estimated weighted average fair value of options granted during 1998, 1997 and 1996 was $7.33, $11.58, and $15.05 per option, respectively. Key assumptions used to apply this pricing model are as follows:

                                                             January 30,   January 31,   February 1,
                                                                    1999          1998          1997
                                                             ---------------------------------------
Weighted average risk free interest rate                            5.5%          6.0%          6.2%
Weighted average expected life of option grants                  8 years       8 years       8 years
Weighted average expected volatility of underlying stock           47.4%         42.7%         46.2%
Weighted average expected dividend payment rate,
    as a percentage of the stock price on the date of grant         2.8%          2.0%          1.2%


The option pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of ten years. The Company believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

[5] RELATED PARTY AND AFFILIATES

In November 1993, the Company purchased certain trademarks, including the Talbots trade name, from JUSCO (Europe) B.V., a related party. JUSCO (Europe) B.V. has retained rights to certain trademarks in specified Asian territories.

JUSCO Company, Ltd. owns and operates stores in Japan under the name of Talbots Japan Co., Ltd. ("Talbots Japan"). The Company provides certain services for Talbots Japan and is reimbursed for expenses incurred. At January 30, 1999 and January 31, 1998 the Company was owed $6,641 and $8,534, respectively, for these costs and for merchandise inventory purchases made on behalf of Talbots Japan.

[6] PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                     January 30,    January 31,
                                                            1999           1998
                                                     ---------------------------
Land                                                   $  12,081      $  11,011
Buildings                                                 39,667         38,956
Fixtures and equipment                                   196,443        181,794
Software                                                   5,040          4,717
Leasehold improvements                                   107,886        101,117
Leasehold interests                                        6,445          7,477
Construction in progress                                  15,092          9,555
                                                     ---------------------------
Property and equipment - gross                           382,654        354,627
Less accumulated depreciation and amortization          (193,144)      (172,017)
                                                     ---------------------------
Property and equipment - net                           $ 189,510      $ 182,610
                                                     ==========================

[7] DEBT

Revolving Credit - The revolving credit agreements with four banks have maximum available borrowings of $100,000, have two-year terms, are due between February 2000 and January 2001, and can be extended annually. Interest terms on the revolving credit agreements are negotiable, at the Company's option, for periods of one, three or six months. At January 30, 1999 the Company had $100,000 outstanding under its revolving credit agreements. None of the outstanding balance is currently payable.

A summary of the amounts outstanding, the current interest terms and the loan maturities under the revolving credit agreements at January 30, 1999 follows.

       Outstanding     Interest rate         Maturity
       ------------------------------------------------
        $ 14,000           5.75%             April 2000
           8,000           6.13%           January 2001
          18,000           6.16%           January 2001
          14,000           6.25%             April 2000
          10,000           6.31%          February 2000
          12,000           6.37%             April 2000
          18,000           6.69%             April 2000
           6,000           7.13%          February 2000
        --------
        $100,000
        ========


At January 31, 1998, the Company had $50,000 outstanding under its revolving credit agreements. Interest terms were fixed at 6.47% until July 28, 1998. In April 1998, the Company obtained an increase in the maximum available borrowings under the revolving credit agreements from $50,000 to $100,000.

NOTES PAYABLE TO BANKS - The Company also has available an unsecured line-of-credit facility of $125,000 with five banks. At January 30, 1999 no amounts were outstanding on this facility. At January 31, 1998, $100,000 was outstanding on this facility. The weighted average interest rate for the years ended January 30, 1999 and January 31, 1998 was 6.41% and 6.13%, respectively.

LETTERS OF CREDIT - The Company has two letter-of-credit banking agreements totaling $100,000, which it uses primarily for the purchase of merchandise inventories. At January 30, 1999 and January 31, 1998, the Company held $50,482 and $38,324, respectively, in purchase commitments.

INTEREST EXPENSE - Interest expense for the years ended January 30, 1999, January 31, 1998 and February 1, 1997, was $8,281, $8,366 and $6,636,
respectively.

[8] INCOME TAXES

The provision for income taxes for the years ended January 30, 1999, January 31, 1998 and February 1, 1997, consists of the following:

                                                   YEAR ENDED
                                     ---------------------------------------
                                     January 30,   January 31,   February 1,
                                            1999          1998          1997
                                     ---------------------------------------
Currently payable:
   Federal                               $20,088       $ 7,290       $37,089
   State                                   1,680          (923)        5,579
                                     ---------------------------------------
Total currently payable                   21,768         6,367        42,668
                                     ---------------------------------------
Deferred:
   Federal                                 1,374        (1,288)       (1,508)
   State                                    (187)       (1,424)         (174)
   Foreign                                    --            --        (1,159)
                                     ---------------------------------------
Total deferred                             1,187        (2,712)       (2,841)
                                     ---------------------------------------
Total income tax expense                 $22,955       $ 3,655       $39,827
                                     =======================================


The effect of temporary differences which gives rise to deferred income tax balances at January 30, 1999 and January 31, 1998, respectively, are as follows:


                                                     January 30, 1999                         January 31, 1998
                                            ----------------------------------------------------------------------------
                                             Assets    Liabilities        Total       Assets    Liabilities        Total
                                            ----------------------------------------------------------------------------
UNITED STATES:
Current:
   Merchandise inventories                  $ 2,587        $    --      $ 2,587      $ 2,684        $    --      $ 2,684
   Deferred catalog costs                        --         (1,059)      (1,059)          --         (1,259)      (1,259)
   Accrued vacation pay                       2,191             --        2,191        1,840             --        1,840
   Deferred compensation                      2,826             --        2,826        3,094             --        3,094
   Other                                      1,964         (1,370)         594        2,177         (1,674)         503
                                            ----------------------------------------------------------------------------
Total current                                 9,568         (2,429)       7,139        9,795         (2,933)       6,862
                                            ----------------------------------------------------------------------------
Noncurrent:
   Depreciation & amortization                   --         (4,386)      (4,386)          --         (1,512)      (1,512)
   Lease commitments                          5,490             --        5,490        4,693             --        4,693
   Other                                      3,585           (789)       2,796        2,972           (789)       2,183
                                            ----------------------------------------------------------------------------
Total noncurrent                              9,075         (5,175)       3,900        7,665         (2,301)       5,364
                                            ----------------------------------------------------------------------------

FOREIGN:
Noncurrent:
   Subsidiary tax loss carryforwards          4,042             --        4,042        4,378             --        4,378
   Less: valuation allowance                 (2,883)            --       (2,883)      (3,219)            --       (3,219)
                                            ----------------------------------------------------------------------------
Total noncurrent                              1,159             --        1,159        1,159             --        1,159
                                            ----------------------------------------------------------------------------
Total deferred income taxes                 $19,802        $(7,604)     $12,198      $18,619        $(5,234)     $13,385
                                            ============================================================================

At January 30, 1999, a consolidated foreign subsidiary of the Company had a net operating loss carryforward which began to expire in fiscal year 1998. Management records a valuation allowance each year reflecting the likelihood of the realization of the related deferred tax asset. For the year ended January 30, 1999, the valuation allowance was reduced by $336. For the year ended January 31, 1998, the valuation allowance was increased by $954. The valuation allowance was reduced by $458 for the year ended February 1, 1997.

At January 30, 1999, the Company had a federal charitable contribution carryforward of $2,406 that expires in year 2003. Also at January 30, 1999, the Company had state net operating loss and charitable contribution carryforwards of $1,317 that expire in years 2001 through 2012.

For the years ended January 30, 1999, January 31, 1998 and February 1, 1997, total income tax expense differs from that computed by multiplying income before taxes by the United States federal income tax rates as follows:


                                                                        YEAR ENDED
                                               ------------------------------------------------------------
                                                   January 30,          January 31,           February 1,
                                                      1999                 1998                  1997
                                               ------------------------------------------------------------
                                                   Tax    Rate         Tax      Rate          Tax     Rate
                                               ------------------------------------------------------------
Expected tax expense                           $20,868    35.0%    $ 3,323      35.0%     $36,207     35.0%
Adjustments resulting from:
   State income taxes, net of federal
      tax benefit                                  970     1.6      (1,525)    (16.1)       3,513      3.4
   Goodwill amortization                           470     0.8         470       5.0          470      0.5
   Other                                           647     1.1       1,387      14.6         (363)    (0.4)
                                               ------------------------------------------------------------
Actual tax expense                             $22,955    38.5%    $ 3,655      38.5%     $39,827     38.5%
                                               ============================================================


[9] SEGMENT INFORMATION

The Company adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" in 1998. Accordingly, it has segmented its operations in a manner that reflects how its chief operating decision-maker reviews the results of the operating segments that make up the consolidated entity.

The Company evaluates the operating performance of its identified segments based on a direct profit measure. Direct profit is calculated as net sales less cost of goods sold and direct expenses, such as payroll, occupancy and other direct costs. Indirect expenses are not allocated on a segment basis. Such indirect expenses include corporate overhead expenses, finance charge income, and amortization. Assets are not allocated between segments, therefore no measure of segment assets is available.

The Company has two reportable segments, its retail stores (the "Stores Segment"), which include the Company's United States, Canada and United Kingdom retail store operations, and its catalog operations (the "Catalog Segment").

The Company's reportable segments offer similar products, however, each segment requires different marketing and management strategies. The Stores Segment derives its revenues from the sale of women's and children's classic apparel, accessories and shoes, through its retail stores, while the Catalog Segment derives its revenues through its approximately 25 distinct catalog mailings per year.

The following is segment information as of and for the years ended January 30, 1999, January 31, 1998 and February 1, 1997:

                                                 January 30, 1999
                                        ------------------------------------
                                          Stores      Catalog          Total
                                        ------------------------------------
Sales to external customers             $972,974     $169,272     $1,142,246
Direct profit                            134,258       18,644        152,902

                                                 January 31, 1998
                                        ------------------------------------
                                          Stores      Catalog          Total
                                        ------------------------------------
Sales to external customers             $894,620     $159,186     $1,053,806
Direct profit                             83,236        4,151         87,387

                                                 February 1, 1997
                                        ------------------------------------
                                          Stores      Catalog          Total
                                        ------------------------------------
Sales to external customers             $838,992     $179,809     $1,018,801
Direct profit                            152,642       22,396        175,038

The accounting policies of the segments are generally the same as those described in the summary of significant accounting policies, except as follows: direct profit is calculated as net sales less cost of goods sold and direct expenses, such as payroll, occupancy and other direct costs. Indirect expenses are not allocated on a segment basis, therefore no measure of segment net income or loss is available. Assets are not allocated between segments, therefore no measure of segment assets is available.

The following reconciles direct profit to consolidated operating income as of and for the years ended January 30, 1999, January 31, 1998 and February 1, 1997:

                                                       January 30,     January 31,     February 1,
                                                              1999            1998            1997
                                                       -------------------------------------------
Total direct profit or loss for reportable segments       $152,902        $ 87,387        $175,038
Less: indirect expenses                                     85,971          70,334          66,266
                                                       -------------------------------------------
Consolidated operating income                             $ 66,931        $ 17,053        $108,772
                                                       ===========================================

As a retailer that sells to the general public, the Company has no single customer who accounts for greater than 10% of the Company's sales.

The following is geographical information as of and for the years ended January 30, 1999, January 31, 1998 and February 1, 1997:

                                                       January 30,     January 31,     February 1,
                                                              1999            1998            1997
                                                       -------------------------------------------
SALES
United States                                           $1,101,135      $1,016,439      $  979,548
Foreign                                                     41,111          37,367          39,253
                                                       -------------------------------------------
Total consolidated revenues                             $1,142,246      $1,053,806      $1,018,801
                                                       ===========================================

LONG-LIVED ASSETS
United States                                           $  302,607      $  300,068      $  292,758
Foreign                                                      9,483           9,440           9,874
                                                       -------------------------------------------
Total long-lived assets                                 $  312,090      $  309,508      $  302,632
                                                       ===========================================

The classification "Foreign" is comprised of the Company's Canada and United Kingdom retail store operations and the classification "United States" is comprised of the Company's United States retail store operations and the Company's catalog operations.

[10] BENEFIT PLANS

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

During 1998, the Company adopted the provisions of SFAS No. 132 "Employer's Disclosures About Pensions and Other Postretirement Benefits." The following sets forth the funded status and prepaid pension cost for the Company's pension plan:

                                                     January 30,    January 31,
                                                            1999           1998
                                                     ---------------------------
CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation at beginning of year    $(24,197)      ($17,955)
      Service cost                                        (2,489)        (2,150)
      Interest cost                                       (2,034)        (1,703)
      Actuarial loss                                      (4,940)        (2,688)
      Benefits paid                                          934            299
                                                     ---------------------------
   Projected benefit obligation at end of year          $(32,726)      ($24,197)
                                                     ==========================

CHANGE IN ASSETS:
   Fair value at the beginning of year                  $ 21,772       $ 16,461
      Actual return on plan assets                         3,954          3,051
      Employer contributions                               3,000          2,559
      Benefits paid                                         (934)          (299)
                                                     ---------------------------
   Fair value at end of year                            $ 27,792       $ 21,772
                                                     ==========================

FUNDED STATUS:
   Projected benefit obligation                         $(32,726)      $(24,197)
      Fair value of plan assets                           27,792         21,772
                                                     ---------------------------
   Funded status                                          (4,934)        (2,425)
      Unrecognized prior service cost                      1,179          1,342
      Unrecognized net loss                                4,160          1,147
                                                     ---------------------------
   Prepaid pension asset                                $    405       $     64
                                                     ==========================

Net pension cost for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 included the following components:

                                                                              YEAR ENDED
                                                            -----------------------------------------------
                                                            January 30,       January 31,       February 1,
                                                                   1999              1998              1997
                                                            -----------------------------------------------
Service cost - benefits earned during the period                $ 2,489           $ 2,150           $ 1,763
Interest cost on projected benefit obligation                     2,034             1,703             1,246
Expected return on plan assets                                   (2,041)           (1,562)           (1,122)
Net amortization and deferral                                       176               162               236
                                                            -----------------------------------------------
Net pension expense                                             $ 2,658           $ 2,453           $ 2,123
                                                            ===============================================

The Company also has a non-qualified supplemental executive retirement plan ("SERP") for key executives impacted by Internal Revenue Code limits on benefits and compensation. The plan is currently unfunded.

The following sets forth the funded status and accrued benefit cost for the Company's SERP plan.

                                                         January 30,      January 31,
                                                                1999             1998
                                                         -----------------------------
CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation at beginning of year         $(2,537)         $(2,121)
      Service cost                                              (176)            (195)
      Interest cost                                             (195)            (171)
      Actuarial loss                                            (215)             (50)
      Benefits paid                                               --               --
                                                         -----------------------------
   Projected benefit obligation at end of year               $(3,123)         $(2,537)
                                                         =============================

FUNDED STATUS:
   Projected benefit obligation                              $(3,123)         $(2,537)
      Fair value of plan assets                                   --               --
                                                         -----------------------------
   Funded status                                              (3,123)          (2,537)
      Unrecognized prior service cost                            228              273
      Unrecognized net loss                                      561              356
                                                         -----------------------------
   Accrued pension liability                                 $(2,334)         $(1,908)
                                                         =============================

Net SERP cost for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 included the following components:

                                                                     YEAR ENDED
                                                      ---------------------------------------
                                                      January 30,   January 31,   February 1,
                                                             1999          1998          1997
                                                      ---------------------------------------
Service cost - benefits earned during the period             $176          $195          $195
Interest cost on projected benefit obligation                 195           171           156
Net amortization and deferral                                  56            46            78
                                                      ---------------------------------------
Net SERP expense                                             $427          $412          $429
                                                      =======================================

As of January 30, 1999, January 31, 1998 and February 1, 1997, the discount rate used in determining both the net pension and SERP expense was 7.25%, 7.75%, and 7.25%, respectively. For the years ended January 30, 1999, January 31, 1998 and February 1, 1997, the discount rate used in determining the actuarial present value of the projected benefit obligation was 6.75%, 7.25% and 7.75%, respectively. The rate of increase in future compensation levels was 4.0% for the years ended January 30, 1999 and January 31, 1998 and 4.75% for the year ended February 1, 1997. The expected rate of return on pension plan assets was 9.0% in all three years. Plan assets for the pension plan consist principally of fixed income and equity securities.

The Company has a qualified defined contribution 401(k) plan, which covers substantially all employees. Employees make contributions to the plan, and the Company makes a contribution which matches 50% of an employee's contribution up to a maximum of 6% of the employee's actual compensation. Company contributions for the years ended January 30, 1999, January 31, 1998 and February 1, 1997 were $2,431, $2,321 and $2,252, respectively.

The Company provides certain medical benefits for most retired employees. The following sets forth the funded status and accrued benefit cost for the plan.

                                                         January 30,      January 31,
                                                                1999             1998
                                                         -----------------------------
CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation at beginning of year         $(1,653)         $(1,351)
      Service cost                                              (224)            (162)
      Interest cost                                             (156)            (117)
      Actuarial loss                                            (398)             (33)
      Benefits paid                                               39               10
                                                         -----------------------------
   Projected benefit obligation at end of year               $(2,392)         $(1,653)
                                                         =============================

FUNDED STATUS:
   Projected benefit obligation                              $(2,392)         $(1,653)
      Fair value of plan assets                                   --               --
                                                         -----------------------------
   Funded status                                              (2,392)          (1,653)
      Unrecognized net loss (gain)                               177             (221)
                                                         -----------------------------
   Accrued postretirement liability                          $(2,215)         $(1,874)
                                                         =============================

The net cost of the plan for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 included the following components:

                                                                   YEAR ENDED
                                                    ------------------------------------------
                                                    January 30,    January 31,    February 1,
                                                           1999           1998           1997
                                                    ------------------------------------------
Service cost - benefits earned during the period           $224           $162           $157
Interest cost on projected benefit obligation               156            117             95
Net amortization and deferral                                --            (11)            (9)
                                                    ------------------------------------------
Net expense                                                $380           $268           $243
                                                    ==========================================

A one percentage point increase in the assumed cost escalation rate would increase the accumulated postretirement benefit obligation at January 30, 1999 by $216 and the total of the service cost and interest cost components of net periodic postretirement cost for 1998 by $40. Similarly, decreasing the assumed health care cost trend rate by one percentage point for all future years would decrease the accumulated postretirement benefit obligation at January 30, 1999 by $234, and the total of the service cost and interest cost components of net periodic postretirement cost by $44. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.75% at January 30, 1999, 7.25% at January 31, 1998, and 7.75% at February 1, 1997.
Additionally, assumed cost escalation rates that start at 7% and grade down gradually to 4.75% were used for the year ended January 30, 1999. Assumed cost escalation rates that start at 9.4% and grade down gradually to 5.5% were used for the years ended January 31, 1998 and February 1, 1997.

The Company provides postemployment benefits to certain employees on short-term disability. The Company's obligation at January 30, 1999 and January 31, 1998 was $176 and $166, respectively.


[11] COMMITMENTS

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

The aggregate minimum future rental commitments under noncancelable operating leases at January 30, 1999 are as follows:

              1999                   $ 65,582
              2000                     67,002
              2001                     66,398
              2002                     64,121
              2003                     60,276
              Thereafter              226,920

Rent expense for the years ended January 30, 1999, January 31, 1998 and February 1, 1997, was $67,316, $60,469 and $52,678, respectively, and includes $1,734,
$1,426 and $1,766, respectively, of contingent rental expense.


[12] NET INCOME PER SHARE

Pursuant to SFAS No. 128, the weighted average shares used in computing basic and diluted net income per share are presented in the table below. Options to purchase 1,707,689, 1,403,996 and 520,166 shares of common stock at prices ranging from $24.94 to $34.63 per share were outstanding during the years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively, but were not included in the computation of diluted net income per share because the options' exercise prices were greater than the average market prices of the common shares.

                                                                          YEAR ENDED
                                                          -----------------------------------------
                                                          January 30,    January 31,    February 1,
                                                                 1999           1998           1997
                                                          -----------------------------------------
Shares for computation of basic net income per share           31,878         32,386         33,185
Effect of assumed option exercises                                 55             50             98
                                                          -----------------------------------------
Shares for computation of diluted net income per share         31,933         32,436         33,283
                                                          =========================================

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders of The Talbots, Inc.:

We have audited the accompanying consolidated balance sheets of The Talbots, Inc. and its subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of January 30, 1999 and January 31, 1998, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 1999, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
March 17, 1999
Boston, Massachusetts

SELECTED QUARTERLY FINANCIAL DATA
Dollar amounts in thousands except per share data

The following table shows certain unaudited quarterly information for the Company during fiscal 1998 and fiscal 1997. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period. Quarterly per share amounts may not total the full year amount due to changes in the number of shares outstanding.

                                                                 FISCAL 1998 QUARTER ENDED
                                                  --------------------------------------------------------
                                                   May 2,        August 1,      October 31,    January 30,
                                                    1998           1998            1998           1999
                                                  --------------------------------------------------------

Net sales                                         $271,475       $267,687        $267,715       $335,369
Gross profit                                       108,189         75,295         106,838        102,812
Net income                                          14,536          1,285          12,730          8,117

Net income per share - basic                      $   0.45       $   0.04        $   0.40       $   0.26
Net income per share - assuming dilution          $   0.45       $   0.04        $   0.40       $   0.26
Weighted average common shares outstanding
 - basic (in thousands)                             32,014         32,062          31,986         31,450
Weighted average common shares outstanding
 - assuming dilution (in thousands)                 32,014         32,120          31,986         31,566

Cash dividends per share                          $   0.11       $   0.11        $   0.11       $   0.11

Market price data
     High                                         $ 20.938       $ 30.250        $ 26.625       $ 31.375
     Low                                          $ 14.000       $ 19.375        $ 13.938       $ 22.438


                                                                 FISCAL 1997 QUARTER ENDED
                                                  --------------------------------------------------------
                                                   May 3,        August 2,      November 1,    January 31,
                                                    1997           1997            1997           1998
                                                  --------------------------------------------------------

Net sales                                         $240,742       $244,852        $255,968       $312,244
Gross profit                                        96,578         48,556          98,440         69,099
Net income (loss)                                   16,488        (11,461)         11,157        (10,346)

Net income (loss) per share - basic               $   0.50       $  (0.35)       $   0.35       $  (0.32)
Net income (loss) per share
 - assuming dilution                              $   0.50       $  (0.35)       $   0.35       $  (0.32)
Weighted average common shares outstanding
 - basic (in thousands)                             32,902         32,407          32,201         32,033
Weighted average common shares outstanding
 - assuming dilution (in thousands)                 33,009         32,407          32,271         32,033

Cash dividends per share                          $   0.09       $   0.11        $   0.11       $   0.11

Market price data
     High                                         $ 33.875       $ 34.000        $ 31.125       $ 25.000
     Low                                          $ 26.000       $ 22.500        $ 23.625       $ 13.938

MARKET FOR REGISTRANT'S COMMON STOCK
The Company's common stock is traded on the New York Stock Exchange under the trading symbol "TLB." The number of holders of record of common stock at March 17, 1999 was 588. The common stock commenced public trading on November 19, 1993, at the time of the Company's initial public offering.

The payment of dividends and the amount thereof is determined by the Board of Directors and depends, among other factors, upon the Company's earnings, operations, financial condition, capital requirements and general business outlook at the time payment is considered. The Company anticipates that dividends on the common stock will continue to be declared on a quarterly basis.