Form 10-K405, Exhibit 13
period 2000-01-29
TALBOTS INC
filed 2000-04-28
CIK 912263

                                                                    EXHIBIT 13.1


     FIVE YEAR FINANCIAL SUMMARY
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)

The following selected financial data have been derived from the Company's consolidated financial statements. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere herein.

                                                                   Year Ended
-------------------------------------------------------------------------------------------------------------------
                                      January 29,    January 30,  January 31,     February 1,    February 3,
                                             2000           1999         1998            1997           1996
                                       (52 weeks)     (52 weeks)   (52 weeks)      (52 weeks)     (53 weeks)
-------------------------------------------------------------------------------------------------------------------
STATEMENT OF EARNINGS INFORMATION:
Net sales                              $1,290,923     $1,142,246   $1,053,806      $1,018,801       $981,042
Net income                                 58,460         36,668        5,838          63,621         62,600
Net income per share
     Basic                                  $1.88          $1.15        $0.18           $1.92          $1.82
     Assuming dilution                      $1.85          $1.15        $0.18           $1.91          $1.82
Weighted average number of
  shares of common stock
  outstanding (in thousands)
     Basic                                 31,068         31,878       32,386          33,185         34,395
     Assuming dilution                     31,684         31,933       32,436          33,283         34,471
Cash dividends per share                    $0.46          $0.44        $0.42           $0.34          $0.26

BALANCE SHEET INFORMATION:
Working capital                          $225,855       $201,521     $145,101        $184,442       $161,361
Total assets                              693,904        661,219      680,154         625,043        575,647
Total long-term debt                      100,000        100,000       50,000          50,000         50,000
Stockholders' equity                      431,332        402,073      396,466         431,459        398,039


     REPORT OF MANAGEMENT RESPONSIBILITY
     ---------------------------------------------------------------------------


The management of The Talbots, Inc. is responsible for the fairness and accuracy of our financial reporting.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, using management's best estimates and informed judgments where necessary and appropriate. Management is responsible for the integrity of the information and the representations contained in our Annual Report.

We have established a system of internal accounting controls that provides reasonable assurance that, in all material respects, assets are adequately safeguarded and accounted for in accordance with management's authorization, and transactions are properly and accurately recorded. Our internal controls provide for appropriate separation of duties and responsibilities, and there are documented policies regarding the use of Company assets and proper financial reporting. These policies demand high ethical conduct from all employees. We also maintain an internal audit program that independently evaluates and reports on the adequacy and effectiveness of our internal controls.

The Audit Committee of the Board of Directors, consisting of outside independent Directors, meets periodically to assess that our management, internal auditors and independent auditors are properly fulfilling their duties regarding internal control and financial reporting. Our independent auditors, internal auditors and financial managers have full and free access to the Audit Committee at any time.

Deloitte & Touche LLP, independent certified public accountants, are retained to perform an audit of our consolidated financial statements.


/s/ Arnold B. Zetcher                            /s/ Edward L. Larsen
Arnold B. Zetcher                                Edward L. Larsen
President and Chief Executive Officer            Senior Vice President, Finance,
                                                 Chief Financial Officer and
                                                 Treasurer

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     ---------------------------------------------------------------------------


The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company and the notes accompanying the consolidated financial statements. The 1999 fiscal year ended on January 29, 2000. The 1998 fiscal year ended on January 30, 1999. The 1997 fiscal year ended on January 31, 1998. Each fiscal year had 52 weeks.

RESULTS OF OPERATIONS
The following table sets forth the percentage relationship to net sales of certain items in the Company's consolidated statements of earnings for the fiscal periods shown below:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Net sales                                                          100.0%           100.0%            100.0%
Cost of sales, buying and occupancy expenses                        63.4%            65.6%             70.3%
Selling, general and administrative expenses                        28.7%            28.6%             28.1%
Operating income                                                     7.9%             5.9%              1.6%
Interest expense, net                                                0.5%             0.6%              0.7%
Income before taxes                                                  7.4%             5.2%              0.9%
Income taxes                                                         2.8%             2.0%              0.3%
Net income                                                           4.5%             3.2%              0.6%


FISCAL 1999 COMPARED TO FISCAL 1998
Net sales increased by $148.7 million, to $1,290.9 million, or 13.0% over 1998. Operating income was $101.6 million in 1999 compared to $66.9 million in 1998.

Retail store sales in 1999 increased by $126.9 million, to $1,099.9 million, or 13.0% over 1998. The percentage of the Company's net sales derived from its retail stores in 1999 remained consistent with 1998 at 85.2%. The increase in retail store sales was attributable to the 35 net new stores opened in 1999, the first full year of operation of the 35 non-comparable stores that opened in 1998, and a $74.9 million, or 8.7% increase in comparable store sales from the previous year. Comparable stores are those which were open for at least one full fiscal year. When a new Talbots Petites, Woman or Accessories & Shoes store is opened adjacent to or in close proximity to an existing comparable Misses store, such Misses store is excluded from the computation of comparable store sales for a period of 13 months so that the performance of the full Misses assortment may be properly compared. The Company believes the increase in comparable store sales can be attributed to improvements in its merchandise offerings which more accurately reflect the styling, fit and colors that appeal to its customer.

Catalog sales in 1999 increased by $21.8 million, to $191.0 million, or 12.9% over 1998. The percentage of the Company's total sales derived from its catalog in 1999 remained consistent with 1998 at 14.8%. Catalog productivity, as measured by both sales per catalog and sales per page distributed, improved over 1998. Sales per catalog distributed increased 4.7%, from $3.22 in 1998 to $3.37 in 1999, on circulation of approximately 56.7 million catalogs in 1999 versus
52.6 million catalogs in 1998. Sales per page distributed improved 17.6%, from $3.58 per hundred in 1998 to $4.21 per hundred in 1999.

In November 1999, the Company launched its e-commerce website; sales from this channel of distribution are reported in catalog sales.

The Company believes that the increase in catalog sales was primarily due to continued improvements in its merchandise offerings, which had a stronger appeal to its customers and more closely met their expectations. The Company attributes the improvement in catalog productivity to its strategy of reducing catalog pages, eliminating certain unproductive mailings and more focused customer targeting.

Cost of sales, buying and occupancy expenses decreased as a percentage of net sales to 63.4% in 1999 from 65.6% in 1998 due to improved merchandise margins which resulted from stronger full price selling and reduced markdowns resulting from more effective inventory management. Additionally, strong full price selling created increased leverage on occupancy costs.

Selling, general and administrative expenses increased slightly as a percentage of net sales to 28.7% in 1999 from 28.6% in 1998. The increase in selling, general and administrative expenses as a percentage of net sales was mainly due to higher marketing expenses related to the Company's advertising campaign and higher information services expenses, including its Year 2000 remediation efforts. This was substantially offset by leverage improvements on catalog production expenses, including a planned reduction in page count, matched with increased overall circulation designed to maximize sales productivity per page, as a percentage of sales.

Interest expense, net, decreased by $0.8 million, to $6.5 million in 1999, due to lower average debt levels and average borrowing rates. The average total debt, including short-term and long-term bank borrowings, was $117.9 million in 1999 compared to $125.9 million in 1998. The decrease in borrowings was mainly due to improved operating cash flows resulting from an increase in net income and improvements in inventory management. The average interest rate, including interest on short-term and long-term bank borrowings, was 6.28% in 1999 compared to 6.58% in 1998.

The effective tax rate for the Company remained at 38.5% in 1999.

FISCAL 1998 COMPARED TO FISCAL 1997
Net sales increased by $88.4 million to $1,142.2 million, or 8.4% over 1997. Operating income was $66.9 million in 1998 compared to $17.1 million in 1997.

Retail store sales in 1998 increased by $78.4 million to $973.0 million, or 8.8% over 1997. The percentage of the Company's net sales derived from its retail stores increased to 85.2% in 1998 from 84.9% in 1997. The increase in retail store sales as a percentage of the Company's total net sales was due to the growth in retail store sales. The increase in retail store sales was attributable to the 35 net new stores opened in 1998, the first full year of operation of the 68 non-comparable stores that opened in 1997, and a $26.5 million, or 3.6% increase in comparable store sales from the previous year. Comparable stores are those which were open for at least one full fiscal year. The Company believes the increase in comparable store sales can be attributed to improvements in its merchandise offerings which more accurately reflect the styling, fit and colors which appeal to its core customer.

Catalog sales in 1998 increased by $10.0 million to $169.2 million, or 6.3% over 1997. The percentage of the Company's total sales derived from its catalog decreased to 14.8% in 1998 from 15.1% in 1997 due to retail sales increasing at a higher rate than catalog sales. Catalog productivity, as measured by both sales per catalog and sales per page distributed, also improved over 1997. Sales per catalog distributed increased 5.2%, to $3.22 in 1998 from $3.06 in 1997 on circulation of approximately 52.6 million catalogs in 1998 versus 52.0 million catalogs in 1997.

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

The effective tax rate for the Company remained at 38.5% in 1998, the same as 1997.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)
     ---------------------------------------------------------------------------


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

                                                                    Fiscal Quarter Ended
-------------------------------------------------------------------------------------------------------------------
                                                 May 1,          July 31,      October 30,       January 29,
                                                   1999              1999             1999              2000
-------------------------------------------------------------------------------------------------------------------
Net sales                                        100.0%            100.0%           100.0%            100.0%
Cost of sales, buying and occupancy expenses      57.6%             70.9%            58.5%             66.0%
Selling, general and administrative expenses      31.0%             26.6%            30.7%             26.9%
Operating income                                  11.4%              2.5%            10.8%              7.0%


                                                                    Fiscal Quarter Ended
-------------------------------------------------------------------------------------------------------------------
                                                 May 2,         August 1,      October 31,       January 30,
                                                   1998              1998             1998              1999
-------------------------------------------------------------------------------------------------------------------
Net sales                                        100.0%            100.0%           100.0%            100.0%
Cost of sales, buying and occupancy expenses      60.1%             71.9%            60.1%             69.3%
Selling, general and administrative expenses      30.2%             26.8%            31.6%             26.2%
Operating income                                   9.6%              1.4%             8.3%              4.4%


The Company's merchandising strategy focuses on liquidating seasonal inventory at the end of each selling season. Generally, the Company achieves this goal by conducting major sale events at the end of the second and fourth quarters. These events produce an increase in sales volume; however, since marking down the value of inventory increases expense, the Company's cost of sales, buying and occupancy expenses as a percentage of net sales is increased. Merchandise inventories typically peak in the third quarter.

The Company's selling, general and administrative expenses are strongly affected by the seasonality of sales. The two key elements of this seasonality are (1) the catalog circulation strategy, which affects catalog sales volume and produces commensurately high catalog production costs and (2) the major semiannual sale events in the second quarter and the fourth quarter, which require additional store payroll and supplies. Another factor is the store expansion program, which results in having more stores open in the fall than at the beginning of the year and, therefore, results in higher store payroll and operations-related expenses.

The combined effect of the patterns of net sales, cost of sales, buying and occupancy expenses and selling, general and administrative expenses, described above, has produced higher operating income margins in the first and third quarters.

LIQUIDITY AND CAPITAL RESOURCES
The Company's primary sources of working capital are cash flows from operating activities and a line of credit facility from five banks, with maximum available short-term borrowings of $125.0 million. At January 29, 2000 and January 30, 1999, the Company had no amounts outstanding under the line of credit facility. Additionally, the Company has a revolving credit facility with four banks (the "Facility"). In April 1998, the Company entered into new agreements with these banks to increase the Facility from $50.0 million to $100.0 million. At January 29, 2000 and January 30, 1999 the Company's outstanding borrowings under the Facility were $100.0 million. Notes under the Facility currently extend to various periods between April 2001 and January 2002, subject to annual extensions. The Company's working capital needs are typically at their lowest during the spring season and peak during the fall selling season.

Cash provided by operating activities totaled $91.8 million in 1999. The decrease in cash provided by operating activities from the prior year is mainly due to higher merchandise inventories at year-end, lower balances of accounts payable and increased balances of Talbots customer accounts receivable. These uses of cash were partially offset by the increase in net income.

Cash provided by operating activities totaled $136.4 million in 1998. The increase in cash provided by operating activities from the prior year is mainly due to higher net income and the tight control of inventories during the year.

Cash used in investing activities for 1999 was $55.2 million. Of this amount, approximately $30.2 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores. Additionally, approximately $13.6 million was used for the expansion of the Company's Hingham and Lakeville corporate facilities. Cash used in investing activities for 1998 was $45.1 million. Of this amount, approximately $31.7 million was used for leasehold improvements, furniture, fixtures and other related expenditures for opening new stores and expanding, renovating and relocating existing stores.

Capital expenditures for fiscal 2000 are currently expected to be approximately $72 million. The Company currently plans to open at least 52 new stores during fiscal 2000. Approximately $40.0 million is expected to be used for opening new stores and expanding, renovating and relocating existing stores. Approximately $11.0 million is expected to be used to enhance the Company's computer information systems, and $17.0 million is expected to be used for the continued expansion and renovations of the Company's Hingham and Lakeville corporate facilities. The remaining amount will be used for other capital needs in the normal course of business. The actual amount of such capital expenditures will depend on the number and type of stores being opened, expanded, renovated and relocated, and the schedule for such activity during 2000.*

Cash used in financing activities totaled $34.9 million in 1999. During fiscal 1999 the Company paid cash dividends of $0.46 per share and repurchased 969,080 shares of Company common stock under its repurchase program at an average price per share of $37.47. The payment of cash dividends and the purchase of treasury stock in 1999 were funded through operating cash flows.

Cash used in financing activities totaled $81.8 million in 1998. During fiscal 1998 the Company paid cash dividends of $0.44 per share and repurchased 912,878 shares of Company common stock at an average price per share of $21.96. The payment of cash dividends and the purchase of treasury stock in 1998 were funded through operating cash flows.

In 1999 and 1998 cash from operating activities and funds available to the Company under its line of credit facility were sufficient to meet cash required for capital expenditures, dividends and the purchase of treasury stock. The Company's usage of the line of credit facility peaked at $30.0 million in 1999 and $120.0 million in 1998. The Company's primary ongoing cash requirements will be to fund new stores and the expansions, renovations and relocations of existing stores, expansion of the Company's Hingham and Lakeville corporate facilities, to finance working capital build-ups during peak selling seasons and to pay cash dividends that may be declared from time to time.*

For the current and next fiscal years, the Company believes its cash flows from operating activities and funds available to it under credit facilities, will be sufficient to meet its capital expenditure and working capital requirements, including its debt service payments.*

INFLATION AND CHANGING PRICES
Because the Company sells a wide range of products, which by their nature, are subject to constantly changing business strategies and competitive positioning, it is not possible to attribute increases in retail sales or catalog sales to specific changes in prices, changes in volume or changes in product mix.

The Company has not experienced any significant impact from inflationary factors.

EXCHANGE RATES
Most foreign purchase orders are denominated in U.S. dollars. Accordingly, the Company has not experienced any significant impact from changes in exchange rates.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The market risk inherent in the Company's financial instruments and in its financial position represents the potential loss arising from adverse changes in interest rates. The Company does not enter into financial instruments for trading purposes.

At January 29, 2000, the Company has $100.0 million of variable rate borrowings outstanding under its revolving credit agreements, which approximate fair market value. A hypothetical 10% adverse change in interest rates for this variable rate debt would have an approximate $0.3 million negative impact on the Company's earnings and cash flows.

The Company has market risk exposure from foreign currency fluctuations to the extent that intercompany balances are settled. The Company does not believe its foreign currency market risk in this regard is material.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     ---------------------------------------------------------------------------


NEW ACCOUNTING PRONOUNCEMENTS
On January 31, 1999, the Company adopted the American Institute of Certified Public Accountants' ("AICPA's") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes accounting standards for costs incurred in the development or implementation of computer software. These new standards require the capitalization of certain software implementation costs and provide guidance on those costs, which should be expensed as incurred. The adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial statements.

On January 31, 1999, the Company adopted the AICPA's SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires start-up activities be expensed as incurred. The application of SOP 98-5 did not have a material impact on the Company's consolidated financial statements.

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 significantly modifies accounting and reporting standards for derivatives and hedging activities. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," deferred the implementation of SFAS No. 133 for the Company until the quarter ending April 27, 2001. The impact of SFAS No. 133 and SFAS No. 137 on the Company, if any, has not yet been determined.

In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, "Restructuring and Impairment Charges". SAB No. 100 provides guidance regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations. SAB No. 100 did not have a material impact on the Company's consolidated financial statements.

In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not have a material impact on the Company's consolidated financial statements.

YEAR 2000
To date, the Company has not experienced any significant problems with its hardware and software systems or facilities and distribution equipment related to the Year 2000 date change. The Company is not presently aware of any significant exposure arising from potential third party failures. However, there can be no assurance that the systems of other companies on which the Company's systems or operations rely have been successfully converted or that any failure of such parties to achieve Year 2000 compliance could not have an adverse effect on the Company's results of operations.

To date, the total cost to address the Year 2000 date change was approximately $10.1 million; of this, approximately $5.1 million was charged to expense. All costs incurred were budgeted expenditures and were funded as incurred or capitalized in accordance with normal policy. The Company has not deferred any material information technology projects as a result of the Year 2000 program.

FORWARD-LOOKING INFORMATION
*The Annual Report contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by an "asterisk" ("*") or such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," or similar statements or variations of such terms. Such forward-looking statements involve risks and uncertainties including levels of sales, effectiveness of the Company's brand awareness and marketing programs, effectiveness and profitability of new concepts, effectiveness of its new e-commerce site and the overall effect of e-commerce on Talbots business, store traffic, acceptance of Talbots fashions, appropriate balance of merchandise offerings, timing and levels of markdowns and, in each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission as well as other periodic reports filed by the Company with the Securities and Exchange Commission and you are urged to consider such factors. The Company assumes no obligation for updating any such forward-looking statements.

     CONSOLIDATED STATEMENTS OF EARNINGS
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)

                                                                        Year Ended
--------------------------------------------------------------------------------------------------------
                                                     January 29,         January 30,         January 31,
                                                        2000                1999                1998
--------------------------------------------------------------------------------------------------------

NET SALES                                            $1,290,923          $1,142,246          $1,053,806

COSTS AND EXPENSES:
     Cost of sales, buying and occupancy                818,951             749,112             741,133
     Selling, general and administrative                370,404             326,203             295,620
-------------------------------------------------------------------------------------------------------

OPERATING INCOME                                        101,568              66,931              17,053

INTEREST EXPENSE - NET                                    6,511               7,308               7,560
-------------------------------------------------------------------------------------------------------

INCOME BEFORE TAXES                                      95,057              59,623               9,493

INCOME TAXES                                             36,597              22,955               3,655
-------------------------------------------------------------------------------------------------------

NET INCOME                                           $   58,460          $   36,668          $    5,838
-------------------------------------------------------------------------------------------------------


NET INCOME PER SHARE -

     Basic                                           $     1.88          $     1.15          $     0.18
-------------------------------------------------------------------------------------------------------
     Assuming dilution                               $     1.85          $     1.15          $     0.18
-------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING - (in thousands)
     Basic                                               31,068              31,878              32,386
-------------------------------------------------------------------------------------------------------
         Assuming dilution                               31,684              31,933              32,436
-------------------------------------------------------------------------------------------------------


                 See notes to consolidated financial statements

     Consolidated Balance Sheets
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)

                                                                                     January 29,         January 30,
                                                                                        2000                1999
----------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                       $  22,001           $  20,195
     Customer accounts receivable - net                                                116,737             107,617
     Merchandise inventories                                                           183,614             173,041
     Deferred catalog costs                                                              8,360               8,400
     Due from affiliates                                                                 8,445               6,653
     Deferred income taxes                                                               9,516               7,139
     Prepaid and other current assets                                                   21,113              21,025
----------------------------------------------------------------------------------------------------------------------
       Total current assets                                                            369,786             344,070

PROPERTY AND EQUIPMENT- NET                                                            203,206             189,510

GOODWILL - NET                                                                          38,201              39,544

TRADEMARKS- NET                                                                         80,652              83,036

DEFERRED INCOME TAXES                                                                    2,059               5,059
----------------------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                         $ 693,904           $ 661,219
======================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Notes payable to banks                                                          $      --           $      --
     Accounts payable                                                                   56,604              68,067
     Accrued liabilities                                                                87,327              74,482
----------------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                       143,931             142,549

LONG-TERM DEBT                                                                         100,000             100,000

DEFERRED RENT UNDER LEASE COMMITMENTS                                                   18,641              16,597

COMMITMENTS

STOCKHOLDERS' EQUITY:
     Common stock, $0.01 par value; 40,000,000 authorized;
       36,007,973 shares and 35,321,545 shares issued, respectively, and
       30,942,251 shares and 31,258,903 shares outstanding, respectively                   360                 353
     Additional paid-in capital                                                        314,738             294,089
     Retained earnings                                                                 266,390             222,318
     Accumulated other comprehensive income (loss)                                      (2,037)             (2,431)
     Restricted stock awards                                                            (2,140)             (3,157)
     Treasury stock, at cost                                                          (145,979)           (109,099)
----------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                                                      431,332             402,073
----------------------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $ 693,904           $ 661,219


                 See notes to consolidated financial statements

     Consolidated Statements of Cash Flows
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands)

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                           $  58,460           $  36,668           $   5,838
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                                      43,377              40,035              40,392
     Deferred rent                                                       2,027               1,950               1,735
     Net non-cash compensation activity                                    931                 914                 780
     Loss on disposal of property and equipment                          1,883               2,314               1,913
     Deferred income taxes                                                 627               1,187              (2,713)
     Changes in current assets and liabilities:
       Customer accounts receivable                                     (9,097)             (3,558)             (1,509)
       Merchandise inventories                                         (10,421)             18,608             (32,986)
       Deferred catalog costs                                               40               3,460              (2,294)
       Due from affiliates                                              (1,792)              1,915              (3,590)
       Prepaid and other current assets                                  4,382               9,338              (7,346)
       Accounts payable                                                (11,481)              8,617               3,478
       Accrued liabilities                                              12,825              14,972               9,053
-------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                          91,761             136,420              12,751
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment                                    (55,409)            (45,224)            (49,684)
Proceeds from disposal of property and equipment                           238                 159                 144
-------------------------------------------------------------------------------------------------------------------------
     Net cash used in investing activities                             (55,171)            (45,065)            (49,540)
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
(Payments) borrowings under notes payable to banks                          --            (100,000)             76,000
Borrowings of long-term debt                                                --              50,000                  --
Cash dividends paid                                                    (14,388)            (14,007)            (13,614)
Proceeds from options exercised and restricted stock issued             15,806               2,271                 332
Purchase of treasury stock                                             (36,316)            (20,050)            (27,542)
-------------------------------------------------------------------------------------------------------------------------
     Net cash (used in) provided by financing activities               (34,898)            (81,786)             35,176
-------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    114                 (54)                (55)
-------------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                   1,806               9,515              (1,668)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF THE YEAR                                                 20,195              10,680              12,348
-------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF THE YEAR                           $  22,001           $  20,195           $  10,680
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

     Consolidated Statements of Stockholders' Equity
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except share data)

                                                                                 Accumulated
                                           Common Stock            Additional       Other                          Restricted
                                      ---------------------         Paid-in        Retained      Comprehensive       Stock
                                      Shares         Amount         Capital        Earnings      Income (Loss)       Awards
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT FEBRUARY 1, 1997         34,928,092     $      349     $  286,874      $  207,433      $   (1,154)     $   (1,164)

   Cash dividends paid                      --             --             --         (13,614)             --              --

   Common stock issued
     as restricted stock award          12,000             --            299              --              --            (299)

   Amortization of restricted
      stock award                           --             --             --              --              --             780

   Stock options exercised,
     including tax benefit              15,087              1            388              --              --              --

   Purchase of 1,137,929 shares
     of common stock                        --             --             --              --              --              --

   Other equity transactions                --             --           (154)             --              --             154

   Comprehensive income:
     Net income                             --             --             --           5,838              --              --
     Translation adjustment                 --             --             --              --            (844)             --
   Comprehensive income                     --             --             --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 31, 1998         34,955,179            350        287,407         199,657          (1,998)           (529)

   Cash dividends paid                      --             --             --         (14,007)             --              --

   Common stock issued
     as restricted stock award         256,500              2          4,015              --              --          (4,015)

   Amortization of restricted
     stock awards                           --             --             --              --              --           1,137

   Stock options exercised,
     including tax benefit             109,866              1          2,560              --              --              --

   Purchase of 912,878 shares
     of common stock                        --             --             --              --              --              --

   Other equity transactions                --             --            107              --              --             250

   Comprehensive income:
     Net income                             --             --             --          36,668              --              --
     Translation adjustment                 --             --             --              --            (433)             --
   Comprehensive income                     --             --             --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 30, 1999         35,321,545            353        294,089         222,318          (2,431)         (3,157)
   Cash dividends paid                      --             --             --         (14,388)             --              --

   Amortization of restricted
     stock awards                           --             --             --              --              --             700

   Stock options exercised,
     including tax benefit             686,428              7         20,171              --              --              --

   Purchase of  969,080 shares
     of common stock                        --             --             --              --              --              --

   Other equity transactions                --             --            478              --              --             317

   Comprehensive income:
     Net income                             --             --             --          58,460              --              --
     Translation adjustment                 --             --             --              --             394              --
   Comprehensive income                     --             --             --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 29, 2000         36,007,973     $      360     $  314,738      $  266,390      $   (2,037)     $   (2,140)
====================================================================================================================================



                                                                            Total
                                      Treasury       Comprehensive      Stockholders'
                                        Stock           Income             Equity
-------------------------------------------------------------------------------------
BALANCE AT FEBRUARY 1, 1997         $  (60,879)                         $  431,459

   Cash dividends paid                      --                             (13,614)

   Common stock issued
     as restricted stock award              --                                  --

   Amortization of restricted
      stock award                           --                                 780

   Stock options exercised,
     including tax benefit                  --                                 389

   Purchase of 1,137,929 shares
     of common stock                   (27,542)                            (27,542)

   Other equity transactions                --                                  --

   Comprehensive income:
     Net income                             --      $    5,838               5,838
     Translation adjustment                 --            (844)               (844)
                                                    ----------
   Comprehensive income                     --           4,994                  --
-------------------------------------------------------------------------------------

BALANCE AT JANUARY 31, 1998            (88,421)                            396,466

   Cash dividends paid                      --                             (14,007)

   Common stock issued
     as restricted stock award              --                                   2

   Amortization of restricted
     stock awards                           --                               1,137

   Stock options exercised,
     including tax benefit                  --                               2,561

   Purchase of 912,878 shares
     of common stock                   (20,050)                            (20,050)

   Other equity transactions              (628)                               (271)
   Comprehensive income:

     Net income                             --          36,668              36,668
Translation adjustment                      --            (433)               (433)
                                                    ----------
   Comprehensive income                     --          36,235                  --

-------------------------------------------------------------------------------------

BALANCE AT JANUARY 30, 1999           (109,099)                            402,073

   Cash dividends paid                      --                             (14,388)

   Amortization of restricted
     stock awards                           --                                 700

   Stock options exercised,
     including tax benefit                  --                              20,178

   Purchase of  969,080 shares
     of common stock                   (36,316)                            (36,316)

   Other equity transactions              (564)                                231

   Comprehensive income:
     Net income                             --          58,460              58,460
     Translation adjustment                 --             394                 394
                                                    ----------
   Comprehensive income                     --          58,854                  --
-------------------------------------------------------------------------------------

BALANCE AT JANUARY 29, 2000         $ (145,979)                         $  431,332
=====================================================================================


                 See notes to consolidated financial statements

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)

1. DESCRIPTION OF BUSINESS
The Talbots, Inc. (together with its subsidiaries, the "Company") is a specialty retailer with a direct marketing catalog operation and internet website. On November 18, 1993, the Company effected an initial public offering of its common stock (the "Offering"), issuing 12,621,594 shares of common stock. Prior to the Offering, the Company was a wholly owned subsidiary of JUSCO (U.S.A.), Inc. ("JUSCO (USA)"), which subsequent to the Offering, remains the Company's majority shareholder, owning approximately 61.4% of the Company's outstanding common stock at January 29, 2000. The Company had been acquired by JUSCO (USA) in 1988 from General Mills, Inc. The acquisition was accounted for under the purchase method of accounting for business combinations.

The years ended January 29, 2000, January 30, 1999 and January 31, 1998 were 52 week reporting periods. The Company conforms to the National Retail Federation's fiscal calendar.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Use of Estimates - The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates within the consolidated financial statements include sales return reserve, inventory reserve, allowance for doubtful accounts, and the lives of intangible assets.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents.

Customer Accounts Receivable - Customer accounts receivable are amounts due from customers on the Company's credit card, net of an allowance for doubtful accounts of $1,700 and $1,600 as of January 29, 2000 and January 30, 1999, respectively.

Advertising - Advertising costs, which include media, production and catalogs totaled $73,858, $62,517 and $65,283 in the years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively. Media and production costs are expensed in the period in which the advertising first takes place, while catalog costs are amortized over the estimated productive selling life of the catalog, generally three months.

Merchandise Inventories - Inventories are stated at the lower of average cost or market using the retail inventory method on a FIFO (first-in, first-out) basis.

Property and Equipment - Property and equipment is recorded at cost. Depreciation and amortization are provided over the following estimated useful lives using the straight-line method:

                    Description                                  Years
                    -------------------------------------------------------------------------------
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

Goodwill - The excess of purchase price over net assets acquired is being amortized over 40 years using the straight-line method. The recoverability of this intangible asset is assessed by determining whether the goodwill balance can be recovered over its remaining useful life through undiscounted future operating cash flow from operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a dis-

     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)


count rate reflecting the Company's average cost of funds. At January 29, 2000 and January 30, 1999 accumulated amortization of goodwill was $15,559 and $14,215, respectively.

Trademarks - In November 1993 the Company purchased certain trademarks, including the Talbots trade name, from JUSCO (Europe) B.V., a related party (see
Note 5). The trademarks, which are registered with the U.S. Patent and Trademark Office and may be renewed indefinitely, are being amortized over 40 years using the straight-line method. At January 29, 2000 and January 30, 1999 accumulated amortization on the trademarks was $14,718 and $12,334, respectively.

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

Finance Charge Income - Finance charge income on customer accounts receivable is treated as a reduction of selling, general and administrative expense. For the years ended January 29, 2000, January 30, 1999 and January 31, 1998, the amounts included in the Statement of Earnings were $16,232, $15,333, and $14,701, respectively.

Stock-Based Compensation - The Company accounts for stock-based compensation awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." (See Note 4).

Foreign Currency Translation - The functional currency of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currency into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date, and for revenue and expense accounts using the average rates of exchange prevailing during the year. Adjustments resulting from such translation are included as a separate component of comprehensive income. Foreign currency transaction gains or losses, whether realized or unrealized, are recorded directly to the Statement of Earnings.

Income Taxes - In accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, deferred income taxes are provided to recognize the effect of temporary differences between tax and financial statement reporting.

Basic and Diluted Net Income Per Share - Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding plus the effect of all dilutive potential common shares, including contingently returnable shares, (as determined by the treasury stock method which includes the tax benefit on assumed stock option exercises).

Comprehensive Income - The Company's comprehensive net income is comprised of the impact of changes in the cumulative foreign currency translation adjustment. Comprehensive income is included in the consolidated statements of stockholders' equity.

Supplemental Cash Flow Information - Interest paid on a cash basis for the years ended January 29, 2000, January 30, 1999 and January 31, 1998 was $7,363, $7,538, and $8,207, respectively. Income tax payments during the years ended January 29, 2000, January 30, 1999 and January 31, 1998 were $33,418, $19,457, and $14,517, respectively.

New Accounting Pronouncements - On January 31, 1999, the Company adopted the American Institute of Certified Public Accountants' ("AICPA's") Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes accounting standards for costs incurred in the development or implementation of computer software. These new standards require the capitalization of certain software implementation costs and provide guidance on those costs, which should be expensed as incurred. The adoption of SOP 98-1 did not have a material effect on the Company's consolidated financial statements.

On January 31, 1999, the Company adopted the AICPA's SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires start-up activities be expensed as incurred. The application of SOP 98-5 did not have a material impact on the Company's consolidated financial statements.

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 significantly modifies accounting and reporting standards for derivatives and hedging activities. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," deferred the implementation of SFAS No. 133 for the Company until the quarter ending April 27, 2001. The impact of SFAS No. 133 and SFAS No. 137 on the Company, if any, has not yet been determined.

In November 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 100, "Restructuring and Impairment Charges". SAB No. 100 provides guidance regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations. SAB No. 100 did not have a material impact on the Company's consolidated financial statements.

In December 1999, the SEC issued SAB No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not have a material impact on the Company's consolidated financial statements.

Reclassifications - Certain reclassifications have been made to the January 31, 1998, and January 30, 1999 consolidated financial statements to conform with the January 29, 2000 presentation.

3. EQUITY TRANSACTIONS
During the years ended January 29, 2000, January 30, 1999 and January 31, 1998, the Company declared and paid dividends totaling $0.46 per share, $0.44 per share, and $0.42 per share, respectively.

On February 21, 1995, the Company adopted a stock repurchase plan authorizing the purchase of shares of its common stock. Subsequently, the Board of Directors has voted four extensions to the original plan. In January 2000 the fourth extension was authorized, allowing the Company to purchase up to an additional $20,000 of outstanding stock over a two-year period. At January 29, 2000, 288,900 shares had been purchased under the fourth authorization. At January 29, 2000 and January 30, 1999, the Company held 5,065,722 and 4,062,642 shares, respectively, as treasury shares. Treasury shares also include shares forfeited under the Company's restricted stock plan.

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

On November 18, 1993, the Company reserved 2,650,000 shares of common stock for issuance pursuant to the Company's 1993 Executive Stock Based Incentive Plan (the "Plan"). In February 1998, the Company's Board of Directors amended the 1993 Executive Stock Based Incentive Plan (the "Amendment") to increase the number of shares of common stock authorized thereunder by 3,310,000 shares. The Amendment was approved by a majority of the Company's shareholders at the Company's Annual Meeting in May 1998.

Under the provisions of the Plan, the Company has issued to certain key management personnel shares of restricted stock. The purchase price of the restricted stock is $.01 per share. The difference between the market price of the shares on the date of grant and management's cost of $.01 per share is recorded as deferred compensation and is amortized over a five-year service period. At January 29, 2000, 216,800 shares of restricted stock were outstanding.

     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)


A summary of the changes in restricted shares outstanding for the years ended January 29, 2000, January 30, 1999 and January 31, 1998 is presented below.

                                                                         Year Ended
-------------------------------------------------------------------------------------------------------------------
                                        January 29, 2000           January 30, 1999          January 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                Weighted                   Weighted                  Weighted
                                                 average                    average                   average
                                                  market                     market                    market
                                                price of                   price of                  price of
                                               shares on                  shares on                 shares on
                                    Number of    date of       Number of    date of      Number of    date of
                                       shares      grant          shares      grant         shares      grant
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year      250,800     $15.92          56,533     $20.08        108,973     $19.50
Granted                                    -           -         256,500      15.66         12,000      24.94
Vested                                      -          -         (45,342)     19.50        (56,532)     19.50
Forfeited                             (34,000)     16.59         (16,891)     16.25         (7,908)     19.50
-------------------------------------------------------------------------------------------------------------------
Outstanding at end of year            216,800     $15.81         250,800     $15.92         56,533     $20.08
===================================================================================================================

In accordance with the Plan, the Company has issued stock options which vest over a three year period and expire not later than ten years from the grant date. These stock options have been granted at fair market value at the date of grant.

A summary of activity in the Company's option plans during the years ended January 29, 2000, January 30, 1999 and January 31, 1998 is presented below.

                                                                         Year Ended
-------------------------------------------------------------------------------------------------------------------
                                        January 29, 2000           January 30, 1999          January 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                Weighted                   Weighted                  Weighted
                                                 average                    average                   average
                                                  option                     option                    option
                                    Number of  price per       Number of  price per      Number of  price per
                                       shares      share          shares      share         shares      share
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year    2,601,512     $25.17       2,406,693     $27.24      2,019,525     $27.85
Granted                               559,500      25.65         549,000      16.29        516,425      24.99
Exercised                            (686,428)     23.03        (109,866)     20.67        (15,087)     19.72
Forfeited                             (95,593)     25.02        (244,315)     27.64       (114,170)     29.44
-------------------------------------------------------------------------------------------------------------------
Outstanding at end of year          2,378,991     $25.91       2,601,512     $25.17      2,406,693     $27.24
===================================================================================================================

Exercisable at end of year          1,397,568     $28.15       1,636,939     $27.69      1,470,231     $27.48
===================================================================================================================

The following table summarizes information regarding stock options outstanding at January 29, 2000.

                                          Options Outstanding                           Options Exercisable
-------------------------------------------------------------------------------------------------------------------
                               Number of       Weighted        Weighted              Number of          Weighted
Range of                         options        average         average                options           average
exercise prices              outstanding remaining life  exercise price            exercisable    exercise price
-------------------------------------------------------------------------------------------------------------------
$13.84 - $18.45                  348,173      8.0 years          $14.87                 93,492         $14.81
$18.46 - $23.06                  127,961      4.9 years          $19.73                105,626         $19.60
$23.07 - $27.68                  857,019      8.5 years          $24.92                218,447         $25.04
$27.69 - $32.29                  667,338      6.4 years          $29.09                612,503         $28.97
$32.30 - $36.90                  368,000      4.3 years          $34.47                367,500         $34.48
$46.13                            10,500      9.7 years          $46.13                     --         $46.13

The Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had compensation cost for the Company's stock option plans been determined based on the fair value method at the grant date for awards in 1999, 1998, and 1997, consistent with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and basic and diluted net income per share would have been reported as follows:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Net income                                                        $54,911          $33,058            $1,427
Net income per share - basic                                      $  1.77          $  1.04            $ 0.04
Net income per share - assuming dilution                          $  1.74          $  1.04            $ 0.04

The fair value of options on their grant date is measured using the Black/Scholes option pricing model. The estimated weighted average fair value of options granted during 1999, 1998 and 1997 were $13.11, $7.33, and $11.58 per option, respectively. Key assumptions used to apply this pricing model are as follows:

                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Weighted average risk free interest rate                             5.3%             5.5%              6.0%
Weighted average expected life of option grants                 6.5 years          8 years           8 years
Weighted average expected volatility of underlying stock            56.3%            47.4%             42.7%
Weighted average expected dividend payment rate,
  as a percentage of the stock price on the date of grant            1.9%             2.8%              2.0%

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

JUSCO Company, Ltd. owns and operates stores in Japan under the name of Talbots Japan Co., Ltd. ("Talbots Japan"). The Company provides certain services for Talbots Japan and is reimbursed for expenses incurred. At January 29, 2000 and January 30, 1999 the Company was owed $8,433 and $6,641, respectively, for these costs and for merchandise inventory purchases made on behalf of Talbots Japan.

6. PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

                                                                               January 29,        January 30,
                                                                                      2000              1999
-------------------------------------------------------------------------------------------------------------------
Land                                                                             $  11,584         $  12,081
Buildings                                                                           41,065            39,667
Fixtures and equipment                                                             219,117           196,443
Software                                                                            10,547             5,040
Leasehold improvements                                                             114,348           107,886
Leasehold interests                                                                  5,919             6,445
Construction in progress                                                            23,419            15,092
-------------------------------------------------------------------------------------------------------------------
Property and equipment - gross                                                     425,999           382,654
Less accumulated depreciation and amortization                                    (222,793)         (193,144)
-------------------------------------------------------------------------------------------------------------------
Property and equipment - net                                                     $ 203,206         $ 189,510
===================================================================================================================

     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)


7. DEBT
Revolving Credit - The revolving credit agreements with four banks have maximum available borrowings of $100,000, have two year terms and can be extended annually. Interest terms on the revolving credit agreements are negotiable, at the Company's option, for periods of one, three or six months. At January 29, 2000 the Company had $100,000 outstanding under its revolving credit agreements. None of the outstanding balance is currently payable.

A summary of the amounts outstanding, the current interest terms and the loan maturities under the revolving credit agreements at January 29, 2000 follows.

                               Outstanding       Interest rate     Maturity
                               ----------------------------------------------
                                 $  18,000            6.825%       April 2001
                                    14,000            6.790%       April 2001
                                    14,000            6.910%       April 2001
                                    12,000            7.005%       April 2001
                                    18,000            6.885%     January 2002
                                    10,000            7.134%     January 2002
                                     8,000            7.115%     January 2002
                                     6,000            6.940%     January 2002
                                 ---------
                                 $ 100,000
                                 =========

Notes Payable to Banks - The Company also has available an unsecured line-of-credit facility of $125,000 with five banks. At January 29, 2000 and January 30, 1999 no amounts were outstanding on this facility. The weighted average interest rate for the years ended January 29, 2000 and January 30, 1999 was 5.79% and 6.41%, respectively.

Letters of Credit - The Company has two letter-of-credit banking agreements totaling $100,000, which it uses primarily for the purchase of merchandise inventories. At January 29, 2000 and January 30, 1999, the Company held $74,303 and $50,482, respectively, in purchase commitments.

Interest Expense - Interest expense for the years ended January 29, 2000, January 30, 1999 and January 31, 1998, was $7,403, $8,281, and $8,366,
respectively.

8. INCOME TAXES
The provision for income taxes for the years ended January 29, 2000, January 30, 1999 and January 31, 1998, consists of the following:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Currently payable:
     Federal                                                      $32,871          $20,088           $ 7,290
     State                                                          3,103            1,680              (923)
-------------------------------------------------------------------------------------------------------------------
Total currently payable                                            35,974           21,768             6,367
-------------------------------------------------------------------------------------------------------------------
Deferred:
     Federal                                                          229            1,374            (1,288)
     State                                                            394             (187)           (1,424)
-------------------------------------------------------------------------------------------------------------------
Total deferred                                                        623            1,187            (2,712)
-------------------------------------------------------------------------------------------------------------------
Total income tax expense                                          $36,597          $22,955           $ 3,655
===================================================================================================================

The effect of temporary differences which gives rise to deferred income tax balances at January 29, 2000 and January 30, 1999, respectively, are as follows:

                                             January 29, 2000                        January 30, 1999
-------------------------------------------------------------------------------------------------------------------
                                     Assets    Liabilities     Total          Assets  Liabilities     Total
-------------------------------------------------------------------------------------------------------------------
UNITED STATES:
Current:
     Merchandise inventories        $  3,335             -   $  3,335        $  2,587           -   $  2,587
     Deferred catalog costs                -       ($1,259)    (1,259)              -     ($1,059)    (1,059)
     Accrued vacation pay              2,409             -      2,409           2,191           -      2,191
     Deferred compensation             3,596             -      3,596           2,826           -      2,826
     Other                             2,101          (666)     1,435           1,964      (1,370)       594
-------------------------------------------------------------------------------------------------------------------
Total current                         11,441        (1,925)     9,516           9,568      (2,429)     7,139
-------------------------------------------------------------------------------------------------------------------
Noncurrent:
     Depreciation & amortization           -        (6,691)    (6,691)              -      (4,386)    (4,386)
     Lease commitments                 6,012             -      6,012           5,490           -      5,490
     Other                             1,579             -      1,579           3,585        (789)     2,796
-------------------------------------------------------------------------------------------------------------------
Total noncurrent                       7,591        (6,691)       900           9,075      (5,175)     3,900
-------------------------------------------------------------------------------------------------------------------

FOREIGN:
Noncurrent:
     Subsidiary tax loss carryforwards 4,077             -      4,077           4,042           -      4,042
     Less: valuation allowance        (2,918)            -     (2,918)         (2,883)          -     (2,883)
-------------------------------------------------------------------------------------------------------------------
Total noncurrent                       1,159             -      1,159           1,159           -      1,159
-------------------------------------------------------------------------------------------------------------------
Total deferred income taxes          $20,191       ($8,616)   $11,575         $19,802     ($7,604)   $12,198
===================================================================================================================

At January 29, 2000, a consolidated foreign subsidiary of the Company had a net operating loss carryforward that began to expire in fiscal year 1998. Management records a valuation allowance each year reflecting the likelihood of the realization of the related deferred tax asset. For the year ended January 29, 2000, the valuation allowance was increased by $35. For the year ended January 30, 1999, the valuation allowance was reduced by $336.

At January 29, 2000, the Company had remaining state net operating loss and charitable contribution carryforwards of approximately $332, tax effected, that expire in years 2002 through 2012.

For the years ended January 29, 2000, January 30, 1999 and January 31, 1998, total income tax expense differs from that computed by multiplying income before taxes by the United States federal income tax rates as follows:

                                                                      Year Ended
-------------------------------------------------------------------------------------------------------------------
                                        January 29, 2000           January 30, 1999          January 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                          Tax       Rate             Tax       Rate            Tax       Rate
-------------------------------------------------------------------------------------------------------------------
Expected tax expense                  $33,270      35.0%         $20,868      35.0%         $3,323      35.0%
Adjustments resulting from:
State income taxes, net of
  federal tax benefit                   2,273       2.4              970       1.6          (1,525)    (16.1)
Goodwill amortization                     470       0.5              470       0.8             470       5.0
Other                                     584       0.6              647       1.1           1,387      14.6
-------------------------------------------------------------------------------------------------------------------
Actual tax expense                    $36,597      38.5%         $22,955      38.5%         $3,655      38.5%
===================================================================================================================

9. SEGMENT INFORMATION
The Company has segmented its operations in a manner that reflects how its chief operating decision-maker reviews the results of the operating segments that make up the consolidated entity.

The Company evaluates the operating performance of its identified segments based on a direct profit measure. Direct profit is calculated as net sales less cost of goods sold and direct expenses, such as payroll, occupancy and other direct costs. Indirect expenses are not allocated on a segment basis. Such indirect expenses include corporate overhead expenses, finance charge income, amortization and taxes. Assets are not allocated between segments; therefore, no measure of segment assets is available.

     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)

The Company has two reportable segments, its retail stores (the "Stores Segment"), which include the Company's United States, Canada and United Kingdom retail store operations, and its catalog operations (the "Catalog Segment").

The Company's reportable segments offer similar products; however, each segment requires different marketing and management strategies. The Stores Segment derives its revenues from the sale of women's and children's classic apparel, accessories and shoes, through its retail stores, while the Catalog Segment derives its revenues through its approximately 29 distinct catalog mailings per year and, beginning in November 1999, through its e-commerce site at www.talbots.com.

The following is segment information as of and for the years ended January 29, 2000, January 30, 1999 and January 31, 1998:

                                                                              January 29, 2000
-------------------------------------------------------------------------------------------------------------------
                                                                   Stores          Catalog             Total
-------------------------------------------------------------------------------------------------------------------
Sales from external customers                                 $ 1,099,929         $190,994       $ 1,290,923
Direct profit                                                     173,350           28,838           202,188

                                                                              January 30, 1999
-------------------------------------------------------------------------------------------------------------------
                                                                   Stores          Catalog             Total
-------------------------------------------------------------------------------------------------------------------
Sales from external customers                                   $ 972,974         $169,272        $1,142,246
Direct profit                                                     134,258           18,644           152,902

                                                                              January 31, 1998
-------------------------------------------------------------------------------------------------------------------
                                                                   Stores          Catalog             Total
-------------------------------------------------------------------------------------------------------------------
Sales from external customers                                   $ 894,620         $159,186        $1,053,806
Direct profit                                                      83,236            4,151            87,387

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

The following reconciles direct profit to consolidated operating income as of and for the years ended January 29, 2000, January 30, 1999 and January 31, 1998:

                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Total direct profit or loss for reportable segments              $202,188        $ 152,902           $87,387
Less: indirect expenses                                           100,620           85,971            70,334
-------------------------------------------------------------------------------------------------------------------
Consolidated operating income                                    $101,568        $  66,931           $17,053
===================================================================================================================

As a retailer that sells to the general public, the Company has no single customer who accounts for greater than 10% of the Company's consolidated net sales.

The following is geographical information as of and for the years ended January 29, 2000, January 30, 1999 and January 31, 1998:

                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
SALES
United States                                                  $1,247,776       $1,101,135        $1,016,439
Foreign                                                            43,147           41,111            37,367
-------------------------------------------------------------------------------------------------------------------
Total consolidated revenues                                    $1,290,923       $1,142,246        $1,053,806
===================================================================================================================

LONG-LIVED ASSETS
United States                                                   $ 314,149        $ 302,607         $ 300,068
Foreign                                                             7,910            9,483             9,440
-------------------------------------------------------------------------------------------------------------------
Total long-lived assets                                         $ 322,059        $ 312,090         $ 309,508
===================================================================================================================

The classification "Foreign" is comprised of the Company's Canada and United Kingdom retail store operations and the classification "United States" is comprised of the Company's United States retail store operations and the Company's catalog operations.

10. BENEFIT PLANS
The Company sponsors a non-contributory defined benefit pension plan covering substantially all salaried and hourly employees. The plan provides retirement benefits for employees who have attained age 21 and completed one year of service. Effective December 31, 1996, the salaried and hourly pension plans were merged and the benefit formulas modified. The benefit formula for salaried and hourly corporate employees is a final average pay benefit formula and the benefit formula for store employees is a career pay formula. The prior plan for hourly employees was a flat dollar plan. The Company's general funding policy is to contribute the greater of amounts that are deductible for federal income tax purposes or required by law.

The following sets forth the funded status and prepaid pension cost for the Company's pension plan:

                                                                               January 29,        January 30,
                                                                                      2000              1999
-------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
     Projected benefit obligation at beginning of year                            $(32,726)         $(24,197)
       Service cost                                                                 (3,236)           (2,489)
       Interest cost                                                                (2,514)           (2,034)
       Actuarial gain/(loss)                                                         2,926            (4,940)
       Benefits paid                                                                   579               934
-------------------------------------------------------------------------------------------------------------------
     Projected benefit obligation at end of year                                  $(34,971)         $(32,726)
===================================================================================================================

Change in assets:
     Fair value at the beginning of year                                           $27,792           $21,772
       Actual return on plan assets                                                  3,158             3,954
       Employer contributions                                                        3,000             3,000
       Benefits paid                                                                  (579)             (934)
-------------------------------------------------------------------------------------------------------------------
     Fair value at end of year                                                     $33,371           $27,792
===================================================================================================================

Funded status:
     Projected benefit obligation                                                 $(34,971)         $(32,726)
     Fair value of plan assets                                                      33,371            27,792
-------------------------------------------------------------------------------------------------------------------
     Funded status                                                                  (1,600)           (4,934)
     Unrecognized prior service cost                                                 1,016             1,179
     Unrecognized net loss                                                             407             4,160
-------------------------------------------------------------------------------------------------------------------
     (Accrued) prepaid pension asset                                              $   (177)         $    405
===================================================================================================================

Net pension cost for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998 included the following components:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period                   $3,236          $ 2,489           $ 2,150
Interest cost on projected benefit obligation                       2,514            2,034             1,703
Expected return on plan assets                                     (2,575)          (2,041)           (1,562)
Net amortization and deferral                                         407              176               162
-------------------------------------------------------------------------------------------------------------------
Net pension expense                                               $ 3,582          $ 2,658           $ 2,453
===================================================================================================================

The Company also has a non-qualified supplemental executive retirement plan ("SERP") for key executives impacted by Internal Revenue Code limits on benefits and compensation. The plan is currently unfunded.

     ---------------------------------------------------------------------------
     (Dollar amounts in thousands except per share data)


The following sets forth the funded status and accrued benefit cost for the Company's SERP plan.

                                                                               January 29,        January 30,
                                                                                      2000              1999
-------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
     Projected benefit obligation at beginning of year                             $(3,123)          $(2,537)
       Service cost                                                                   (233)             (176)
       Interest cost                                                                  (243)             (195)
       Actuarial gain/(loss)                                                            66              (215)
       Benefits paid                                                                     -                 -
-------------------------------------------------------------------------------------------------------------------
     Projected benefit obligation at end of year                                   $(3,533)          $(3,123)
===================================================================================================================

Funded status:
     Projected benefit obligation                                                  $(3,533)          $(3,123)
     Fair value of plan assets                                                           -                 -
-------------------------------------------------------------------------------------------------------------------
     Funded status                                                                  (3,533)           (3,123)
     Unrecognized prior service cost                                                   182               228
     Unrecognized net loss                                                             444               561
-------------------------------------------------------------------------------------------------------------------
     Accrued pension liability                                                     $(2,907)          $(2,334)
===================================================================================================================

Net SERP cost for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998 included the following components:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period                     $232             $176              $195
Interest cost on projected benefit obligation                         243              195               171
Net amortization and deferral                                          97               56                46
-------------------------------------------------------------------------------------------------------------------
Net SERP expense                                                     $572             $427              $412
===================================================================================================================

As of January 29, 2000, January 30, 1999 and January 31, 1998, the discount rate used in determining both the net pension and SERP expense was 6.75%, 7.25%, and 7.75%, respectively. For the years ended January 29, 2000, January 30, 1999 and January 31,1998, the discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50%, 6.75%, and 7.25%, respectively. The rate of increase in future compensation levels was 4.50% for the year ended January 29, 2000 and 4.00% for the years ended January 30, 1999 and January 31, 1998. The expected rate of return on pension plan assets was 9.0% in all three years. Plan assets for the pension plan consist principally of fixed income and equity securities.

The Company has a qualified defined contribution 401(k) plan, which covers substantially all employees. Employees make contributions to the plan, and the Company makes a contribution that matches 50% of an employee's contribution up to a maximum of 6% of the employee's actual compensation. Company contributions for the years ended January 29, 2000, January 30, 1999 and January 31, 1998 were $2,569, $2,431, and $2,321, respectively.

The Company provides certain medical benefits for most retired employees. The following sets forth the funded status and accrued benefit cost for the plan.

                                                                               January 29,       January 30,
                                                                                      2000              1999
-------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
     Projected benefit obligation at beginning of year                             $(2,392)          $(1,653)
       Service cost                                                                   (285)             (224)
       Interest cost                                                                  (184)             (156)
       Actuarial gain/(loss)                                                            98              (398)
       Benefits paid                                                                    29                39
-------------------------------------------------------------------------------------------------------------------
     Projected benefit obligation at end of year                                   $(2,734)          $(2,392)
===================================================================================================================

Funded status:
     Projected benefit obligation                                                  $(2,734)          $(2,392)
     Fair value of plan assets                                                           -                 -
-------------------------------------------------------------------------------------------------------------------
     Funded status                                                                  (2,734)           (2,392)
     Unrecognized net loss                                                              79               177
-------------------------------------------------------------------------------------------------------------------
     Accrued postretirement liability                                              $(2,655)          $(2,215)
===================================================================================================================

The net cost of the plan for the fiscal years ended January 29, 2000, January 30, 1999 and January 31, 1998 included the following components:

                                                                                Year Ended
-------------------------------------------------------------------------------------------------------------------
                                                              January 29,      January 30,       January 31,
                                                                     2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period                     $285             $224              $162
Interest cost on projected benefit obligation                         184              156               117
Net amortization and deferral                                           -                -               (11)
-------------------------------------------------------------------------------------------------------------------
Net expense                                                          $469             $380              $268
===================================================================================================================

A one percentage point increase in the assumed cost escalation rate would increase the accumulated postretirement benefit obligation at January 29, 2000 by $233 and the total of the service cost and interest cost components of net periodic postretirement cost for 1999 by $47. Similarly, decreasing the assumed health care cost trend rate by one percentage point for all future years would decrease the accumulated postretirement benefit obligation at January 29, 2000 by $207, and the total of the service cost and interest cost components of net periodic postretirement cost by $41. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.50% at January 29, 2000, 6.75% at January 30, 1999, and 7.25% at January 31, 1998.
Additionally, assumed cost escalation rates that start at 6.48% and grade down gradually to 4.75% were used for the year ended January 29, 2000. Assumed cost escalation rates that start at 7% and grade down gradually to 4.75% were used for the year ended January 30, 1999 and assumed cost escalation rates that start at 9.4% and grade down gradually to 5.5% were used for the year ended January 31, 1998.

The Company provides postemployment benefits to certain employees on short-term disability. The Company's obligation at January 29, 2000 and January 30, 1999 was $186 and $176, respectively.

11. COMMITMENTS
The Company conducts the major part of its operations in leased premises with lease terms expiring at various dates through 2020. Most store leases provide for base rentals plus contingent rentals which are a function of sales volume and provide that the Company pay real estate taxes, maintenance and other operating expenses applicable to the leased premises. Additionally, most store leases provide renewal options and contain rent escalation clauses. These escalation clauses are factored into a calculation of the future rental stream. This stream is recorded on a straight-line basis over the life of the original lease. The "deferred rent under lease commitments" caption represents rent expensed in excess of cash paid. Management expects that in the normal course of business expiring leases will be renewed or replaced by other leases.

The aggregate minimum future annual rental commitments under noncancelable operating leases at January 29, 2000 are as follows:

                                    2000...........................$ 71,595
                                    2001...........................  71,570
                                    2002...........................  69,561
                                    2003...........................  65,935
                                    2004...........................  61,425
                                    Thereafter..................... 199,003

Rent expense for the years ended January 29, 2000, January 30, 1999 and January 31, 1998, was $72,719, $67,316, and $60,469, respectively, and includes $2,227,
$1,734,and $1,426, respectively, of contingent rental expense.

12. NET INCOME PER SHARE
The weighted average shares used in computing basic and diluted net income per share are presented in the table below. Options to purchase 10,500, 1,707,689, and 1,403,996 shares of common stock at prices ranging from $24.94 to $46.125 per share were outstanding during the years ended January 29, 2000, January 30, 1999 and January 31, 1998, respectively, but were not included in the computation of diluted net income per share because the options' exercise prices were greater than the average market prices of the common shares.

                                                                          Year Ended (in thousands)
----------------------------------------------------------------------------------------------------------
                                                              January 29,     January 30,     January 31,
                                                                 2000            1999            1998
----------------------------------------------------------------------------------------------------------
Shares for computation of basic net income per share            31,068          31,878          32,386
Effect of stock compensation plans                                 616              55              50
----------------------------------------------------------------------------------------------------------
Shares for computation of diluted net income per share          31,684          31,933          32,436
==========================================================================================================

     Report of the Audit Committee
     ---------------------------------------------------------------------------


The Audit Committee of the Board of Directors is comprised entirely of independent outside directors. Its primary function is to oversee the Company's system of internal controls, financial reporting practices and audits to ensure their quality, integrity and objectivity are sufficient to protect shareholder assets.

The Audit Committee met twice in fiscal 1999, during which it reviewed the overall audit scope, plans and results of the internal audit department and the independent auditors, officer expenses and emerging accounting issues. The Committee also met separately without management present with both the internal auditor and the independent auditors to discuss the year's audits. In addition, the Committee reviewed the Company's annual financial statements before issuance. Audit Committee results were reported to the entire Board of Directors.

Based on its review, the Audit Committee has satisfied itself that the internal control system is adequate and that the shareholders of The Talbots, Inc. and its subsidiaries are adequately protected by the appropriate accounting and auditing procedures.


/s/ Elizabeth T. Kennan

Elizabeth T. Kennan
Chairperson, Audit Committee




     Independent Auditors' Report
     ---------------------------------------------------------------------------

Board of Directors and Stockholders of The Talbots, Inc.:

We have audited the accompanying consolidated balance sheets of The Talbots, Inc. and its subsidiaries as of January 29, 2000 and January 30, 1999, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Talbots, Inc. and its subsidiaries as of January 29, 2000 and January 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended January 29, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
March 15, 2000
Boston, Massachusetts

     Selected Quarterly Financial Data
     ---------------------------------------------------------------------------
     Dollar amounts in thousands except per share data


The following table shows certain unaudited quarterly information for the Company during fiscal 1999 and fiscal 1998. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown. The operating results for any quarter are not necessarily indicative of results for any future period. Quarterly per share amounts may not total the full year amount due to changes in the number of shares outstanding.

                                                             Fiscal 1999 quarter ended
-------------------------------------------------------------------------------------------------------------------
                                         May 1,            July 31,          October 30,           January 29,
                                           1999                1999                 1999                 2000
-------------------------------------------------------------------------------------------------------------------
Net sales                              $293,006            $304,993             $317,347             $375,577
Gross profit                            124,125              88,646              131,612              127,589
Net income                               19,378               3,760               20,024               15,298

Net income per share
     basic                             $   0.62            $   0.12             $   0.64             $   0.49
     assuming dilution                 $   0.62            $   0.12             $   0.63             $   0.48

Weighted average common shares
  outstanding (in thousands)
     basic                               31,238              31,179               31,358               31,167
     assuming dilution                   31,341              31,557               31,797               31,962

Cash dividends per share               $   0.11            $   0.11             $   0.12             $   0.12

Market price data
     High                              $ 32.125            $ 39.500             $ 48.125             $ 52.750
     Low                               $ 23.625            $ 31.438             $ 30.000             $ 32.875



                                                             Fiscal 1998 quarter ended
-------------------------------------------------------------------------------------------------------------------
                                         May 2,           August 1,          October 31,           January 30,
                                           1998                1998                 1998                 1999
-------------------------------------------------------------------------------------------------------------------
Net sales                              $271,475            $267,687             $267,715             $335,369
Gross profit                            108,189              75,295              106,838              102,812
Net income                               14,536               1,285               12,730                8,117

Net income per share
     basic                             $   0.45            $   0.04             $   0.40             $   0.26
     assuming dilution                 $   0.45            $   0.04             $   0.40             $   0.26

Weighted average common shares
  outstanding (in thousands)
     basic                               32,014              32,062               31,986               31,450
     assuming dilution                   32,014              32,120               31,986               31,566

Cash dividends per share               $   0.11            $   0.11             $   0.11             $   0.11

Market price data
     High                              $ 20.938            $ 30.250             $ 26.625             $ 31.375
     Low                               $ 14.000            $ 19.375             $ 13.938             $ 22.438

     Shareholder Information
     ---------------------------------------------------------------------------


CORPORATE OFFICES
The Talbots, Inc.
175 Beal Street
Hingham, MA 02043-1586

TALBOTS WEBSITE
www.talbots.com

TALBOTS CATALOG

To receive a free copy of our most recent Talbots catalog, call 1-800-TALBOTS (1-800-825-2687)

ANNUAL MEETING
The Annual Meeting of Shareholders is scheduled for 9:30 a.m. on Thursday, May 25, 2000, at:
FleetBoston Financial
100 Federal Street, Boston, MA.
Each shareholder is cordially invited to attend.

FORM 10-K
A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 is available to each shareholder free of charge upon written request to the Investor Relations Department at our corporate offices.

SHAREHOLDER REPORTS/INVESTOR INQUIRIES
Shareholder inquiries, including requests for quarterly and annual reports, may be made in writing to:
Investor Relations Department
The Talbots, Inc.
175 Beal Street
Hingham, MA 02043-1586
or by calling 781-741-4500

STOCK EXCHANGE LISTING
New York Stock Exchange
(Trading Symbol: TLB)

REGISTRAR AND TRANSFER AGENT
EquiServe
Shareholder Services
P.O. Box 8040
Boston, MA 02266-8040
Telephone: 781-575-3120
Internet Address:
http://www.EquiServe.com

MARKET FOR REGISTRANT'S COMMON STOCK
The Company's common stock is traded on the New York Stock Exchange under the trading symbol "TLB." The number of holders of record of common stock at April 4, 2000 was 442.

The payment of dividends and the amount thereof is determined by the Board of Directors and depends, among other factors, upon the Company's earnings, operations, financial condition, capital requirements and general business outlook at the time payment is considered. The Company anticipates that dividends on the common stock will continue to be declared on a quarterly basis.